Exhibit 10.1

CONTRACT BETWEEN

THE OFFICE OF MEDICAID POLICY AND PLANNING,

THE OFFICE OF THE CHILDREN’S HEALTH INSURANCE PROGRAM

AND

Harmony Health Plan of Illinois, Inc.

This Contract, entered into by and between The Office of Medicaid Policy and Planning and the Office of Children’s Health Insurance Program, (hereinafter referred to as “State” or “Office”) of the Indiana Family and Social Services Administration, 402 West Washington Street, Room W382, Indianapolis, IN 46204, and Harmony Health Plan of Illinois, Inc., doing business as Harmony Health Plan of Indiana (hereinafter referred to as “Contractor”), 125 South Wacker, Suite 2600, Chicago, Illinois 60606, is executed pursuant to the terms and conditions set forth herein.

WHEREAS, IC 12-15-30-1 authorizes the Office of Medicaid Policy and Planning to enter into contracts to assist in the administration of the Medicaid program;

WHEREAS, IC 12-17.6 authorizes the Office of the Children’s Health Insurance Program to enter into contracts as necessary to assist in the design and administration of the Indiana Children’s Health Insurance Program;

WHEREAS, the State of Indiana is desirous to contract for services to assist the Office’s efforts to effectively manage a risk-based health care delivery system that administers and provides covered health care services for certain Hoosier Healthwise members enrolled in Benefit Packages A, B and C, as procured through Request for Proposal (RFP) # 4-79;

WHEREAS this Contract contains the payment rates under which the Contractor shall be paid and that these rates have been determined to be actuarially sound for risk contracts, in accordance with applicable law;

WHEREAS, the Contractor is willing and able to perform the desired services for Hoosier Healthwise members assigned to the Contractor;

NOW THEREFORE, the parties enter into this contract for the consideration set out below, all of which is deemed to be good and sufficient consideration in order to make this contract a binding legal instrument.

1. Duties of Contractor

The Contractor shall provide the following services relative to this Contract:

A.	The Contractor agrees to assume financial risk for developing and managing a health care delivery system and for arranging or administering all Hoosier

Healthwise covered services, as set out in section 2.0 of Attachment 1 of this Contract, in exchange for a per-enrollee, per-month fixed fee, to enrollees in Hoosier Healthwise Packages A, B and C and enrolled with the Contractor. Wards of the State, foster children and children receiving adoption assistance may enroll on a voluntary basis and will not be subject to auto-assignment into the Hoosier Healthwise program. The Contractor must, at a minimum, furnish covered services up to the limits specified by the Medicaid and CHIP programs. The Contractor may exceed these limits. However, in no instance may any covered service’s limitations be more restrictive than those which exist in the Indiana Medicaid fee-for-service program for Packages A and B, and the Children’s Health Insurance Program for Package C, in accordance with 42 CFR 438.210.

B.	The Contractor agrees to perform all duties and arrange and administer the provision of all services as set out herein and in Contract Attachment 1, MCO Scope of Work, as attached, and contained in the RFP as attached and the Contractor’s responses to the RFP as attached, all of which are incorporated into this Contract by reference. In addition, the Contractor shall comply with all policies and procedures defined in any bulletin, manual, or handbook yet to be distributed by the State or its agents insofar as those policies and procedures provide further clarification and are no more restrictive than any policies and procedures contained in the RFP and any amendments to the RFP. The Contractor agrees to comply with all pertinent state and federal statutes and regulations in effect throughout the duration of this Contract and as they may be amended from time to time.

C.	The Contractor agrees that it will not discriminate against individuals eligible to be covered under this Contract on the basis of health status or need for health services; and the Contractor may not terminate an enrollee’s enrollment, or act to encourage an enrollee to terminate his/her enrollment, because of an adverse change in the enrollee’s health. The disenrollment function will be carried out by a State contractor who is independent of the Contractor; therefore, any request to terminate an enrollee’s enrollment must be approved by the Offices.

D.	The Contractor agrees that no services or duties owed by the Contractor under this Contract will be performed or provided by any person or entity other than the Contractor, except as contained in written subcontracts or other legally binding agreements. Prior to entering into any such subcontract or other legally binding agreement, the Contractor shall, in each case, submit the proposed subcontract or other legally binding agreement to the Offices for prior review and approval. Prior review and approval of a subcontract or legally binding agreement shall not be unreasonably delayed by the Offices. The Offices shall, in appropriate cases and as requested by the Contractor, expedite the review and approval process. Under no circumstances shall the Contractor be deemed to have breached its obligations under this Contract if such breach was a result of the Offices’ failure to review and approve timely any proposed subcontract or other legally binding agreement. If the Offices disapprove any proposed subcontract or other legally binding agreement, the Offices shall state with reasonable particularity the basis for such disapproval. No subcontract into which the Contractor enters with respect to performance under this Contract shall in any way relieve the Contractor of any responsibility for the performance of duties under this Contract. All subcontracts and amendments thereto executed by the Contractor under this Contract must meet the following requirements; any existing subcontracts or legally binding agreements which fail to meet the following requirements shall be revised to include the requirements within ninety (90) days from the effective date of this Contract:

1.	Be in writing and specify the functions of the subcontractor.

2.	Be legally binding agreements.

3.	Specify the amount, duration and scope of services to be provided by the subcontractor.

4.	Provide that the Offices may evaluate, through inspection or other means, the quality, appropriateness, and timeliness of services performed.

5.	Provide for inspections of any records pertinent to the contract by the Offices.

6.	Require an adequate record system to be maintained for recording services, charges, dates and all other commonly accepted information elements for services rendered to recipients under the contract.

7.	Provide for the participation of the Contractor and subcontractor in any internal and external quality assurance, utilization review, peer review, and grievance procedures established by the Contractor, in conjunction with the Offices.

8.	Provide that the subcontractor indemnify and hold harmless the State of Indiana, its officers, and employees from all claims and suits, including court costs, attorney’s fees, and other expenses, brought because of injuries or damage received or sustained by any person, persons, or property that is caused by any act or omission of the Contractor and/or the subcontractors. The State shall not provide such indemnification to the subcontractor.

9.	Identify and incorporate the applicable terms of this Contract and any incorporated documents. The subcontract shall provide that the subcontractor agrees to perform duties under the subcontract, as those duties pertain to enrollees, in accordance with the applicable terms and conditions set out in this Contract, any incorporated documents, and all applicable state and federal laws, as amended.

E.	The Contractor agrees that, during the term of this Contract, it shall maintain, with any contracted provider rendering health care services under the RFP, provider service agreements which, in addition to the subcontractor requirements in paragraph 1.D., meet the following requirements; any existing provider service agreements which fail to meet the requirements shall be revised to include the requirements within ninety (90) days from the effective date of this Contract. The provider service agreements shall:

1.	Identify and incorporate the applicable terms of this Contract and any incorporated documents. Under the terms of the provider services agreement, the provider shall agree that the applicable terms and conditions set out in this Contract, any incorporated documents, and all applicable state and federal laws, as amended, govern the duties and responsibilities of the provider with regard to the provision of services to enrollees.

2.	Reference a written provider claim resolution procedure as set out in RFP Attachment N.

3.	PMP agreements for Primary Medical Providers (PMPs) shall include a provision allowing the PMP to terminate the agreement for any reason upon written notice to the Contractor. The Contractor may require that the physician provide said notice to the Contractor up to ninety (90) days prior to termination.

4.	Any monies paid to the PMP, such as bonuses or incentives, over and above the contracted rate must be linked to improvements in member health outcomes (e.g., HEDIS measures) or process performance (e.g., encounter submissions). The payment or retention of the payment may not be contingent on the PMP continuing its contract with the MCO for any period longer than ninety (90) days. On an annual basis, MCO must report to OMPP each PMP who received such a payment, the amount of the payment, and the improvements realized that prompted the payment. This provision shall apply to any and all new PMP contracts, renewals or amendments that are effective after January 1, 2005.

F.	The Contractor agrees that all laboratory testing sites providing services under this Contract must have a valid Clinical Laboratory Improvement Amendments (CLIA) certificate and comply with the CLIA regulations at 42 CFR Part 493.

G.	The Contractor agrees that it shall:

1.	Retain, at all times during the term of this Contract, a valid Certificate of Authority under applicable State laws issued by the State of Indiana Department of Insurance.

2.	Ensure that, during the term of this Contract, each provider rendering health care services under the RFP is authorized to do so in accordance with the following:

a.	The provider must maintain a current Indiana Health Coverage Programs (IHCP) provider agreement and must be duly licensed in accordance with the appropriate state licensing board and shall remain in good standing with said board.

b.	If a provider is not authorized to provide such services under a current IHCP provider agreement or is no longer licensed by said board, the Contractor is obligated to terminate its contractual relationship authorizing or requiring such provider to provide services under the RFP. The Contractor must terminate its contractual relationship with the provider as soon as the Contractor has knowledge of the termination of the provider’s license or the IHCP provider agreement.

3.	Comply with the specific requirements for Health Maintenance Organizations (HMOs) eligible to receive Federal Financial Participation (FFP) under Medicaid, as listed in the State Organization and General Administration Chapter of the Centers for Medicare and Medicaid Services State Medicaid Manual. These requirements include, but are not limited to the following:

a.	The Contractor shall meet the definition of HMO as specified in the Indiana State Medicaid Plan.

b.	Throughout the duration of this Contract, the Contractor shall satisfy the Chicago Regional Office of the Centers for Medicare and Medicaid Services (hereinafter called CMS) that the Contractor is compliant with the Federal requirements for protection against insolvency pursuant to 42 CFR 438.116, the requirement that the Contractor shall continue to provide services to Contractor enrollees until the end of the month in which insolvency has occurred, and the requirement that the Contractor shall continue to provide inpatient services until the date of discharge for an enrollee who is institutionalized when insolvency occurs. The Contractor shall meet this requirement by posting a performance bond pursuant to paragraph 1.27 of the RFP, obtaining appropriate reinsurance pursuant to Section 1.5.3 of Attachment 1 to this Contract, and satisfying the statutory reserve requirements of the Indiana Department of Insurance.

c.	The Contractor shall comply with, and shall exclude from participation as either a provider or subcontractor of the Contractor, any entity or person that has been excluded under the authority of Sections 1124A, 1128 or 1128A of the Social Security Act or does not comply with the requirements of Section 1128(b) of the Social Security Act.

d.	In the event that the CMS determines that the Contractor has violated any of the provisions of 42 CFR 434.67(a), CMS may deny payment of FFP for new enrollees of the HMO under 42 USC 1396b(m)(5)(B)(ii). The Offices shall automatically deny State payment for new enrollees whenever, and for so long as, Federal payment for such enrollees has been denied.

H.	The Contractor shall submit proof, satisfactory to the Offices, of indemnification of the Contractor by the Contractor’s parent corporation, if applicable, and by all of its subcontractors.

I.	The Contractor shall submit proof, satisfactory to the Offices, that all subcontractors will hold the State harmless from liability under the subcontract. This assurance in no way relieves the Contractor of any responsibilities under the RFP or this Contract.

J.	The Contractor agrees that, prior to initially enrolling any Hoosier Healthwise Package A, B or C enrollees, it shall go through and satisfactorily complete the readiness review as described in the RFP. The required readiness review shall begin before the contract between the Contractor and the State is finalized and executed. Within ninety (90) days from the effective date of this Contract, the Contractor shall make a good faith effort to resolve, to the satisfaction of the Offices, any outstanding issues brought to the Contractor’s attention by the Offices as a result of the readiness review.

K.	The Contractor shall establish and maintain a quality improvement program that meets the requirements of 42 CFR 438, subpart D, as well as other specific requirements set forth in the RFP. The Offices and the CMS may evaluate, through inspection or other means, including but not limited to, the review of the quality assurance reports required under this Contract, and the quality, appropriateness, and timeliness of services performed under this Contract. The Contractor agrees to participate and cooperate, as directed by the Offices, in the annual external quality review of the services furnished by the Contractor.

L.	In accordance with 42 CFR 438.6(i), the Contractor agrees that it and any of its subcontractors shall comply with the requirements, if applicable, of 42 CFR 489, Subpart I, relating to maintaining and distributing written policies and procedures respecting advance directives. The Contractor shall distribute policies and procedures to adult individuals during the enrollee enrollment process and whenever there are revisions to these policies and procedures. The Contractor shall make available for inspection, upon reasonable notice and request by the Offices, documentation concerning its written policies, procedures and distribution of such written procedures to enrollees.

M.	Pursuant to 42 CFR 417.479(a), the Contractor agrees that no specific payment can be made directly or indirectly under a physician incentive plan to a physician or physician group as an inducement to reduce or limit medically necessary services furnished to an individual enrollee. The Contractor must disclose to the State the information on provider incentive plans listed in 42 CFR 417.479(h)(1) and 417.479(i) at the times indicated at 42 C.F.R. 438.6(h), in order to determine whether the incentive plan meets the requirements of 42 CFR 417(d)-(g). The Contractor must provide the capitation data required under paragraph (h)(1)(vi) for the previous calendar year to the State by application/contract renewal of each year. The Contractor will provide the information on its physician incentive plan(s) listed in 42 CFR 417.479(h)(3) to any enrollee upon request.

N.	The Contractor must not prohibit or restrict a health care professional from advising an enrollee about his/her health status, medical care, or treatment, regardless of whether benefits for such care are provided under this Contract, if the professional is acting within the lawful scope of practice. However, this provision does not require the Contractor to provide coverage of a counseling or referral service if the Contractor objects to the service on moral or religious grounds and makes available information on its policies to potential enrollees and enrollees within ninety (90) days after the date the Contractor adopts a change in policy regarding such counseling or referral service.

O.	In accordance with 42 U.S.C. § 1396u-2(b)(6), the Contractor agrees that an enrollee may not be held liable for the following:

1.	Debts of the Contractor, or its subcontractors, in the event of any organization’s insolvency;

2.	Services provided to the enrollee in the event the Contractor fails to receive payment from the Offices for such services or in the event a provider fails to receive payment from the Contractor or Offices; or

3.	Payments made to a provider in excess of the amount that would be owed by the enrollee if the Contractor had directly provided the services.

P.	The Offices may from time to time request and the Contractor, and all of its subcontractors, agree that the Contractor, or its subcontractors, shall prepare and submit additional compilations and reports as requested by the Offices. Such requests will be limited to situations in which the desired data is considered essential and cannot be obtained through existing Contractor reports. The Contractor, and all of its subcontractors, agree that a response to the request shall be submitted by the Offices’ requested completion date, or if the Offices do not specify a completion date, within thirty (30) days from the date of the request,. The response shall include the additional compilations and reports as requested, or the status of the requested information and an expected completion date. When such requests pertain to legislative inquiries or expedited inquiries from the Office of the Governor, the additional compilations and reports shall be submitted by the Offices’ requested completion date. Failure by the Contractor, or its subcontractors, to comply with response time frames shall be considered grounds for the Offices to pursue the provisions outlined in Section 8.0 of Attachment 1 of this Contract. In the event that delays in submissions are a consequence of a delay by the Offices or the Medicaid Fiscal Agent, the time frame for submission shall be extended by the length of time of the delay.

Q.	Contractor agrees that an abortion will be covered only in the following situations:

1.	If the pregnancy is the result of an act of rape or incest; or

2.	If the woman suffers from a physical disorder, physical injury, or physical illness, including a life-endangering physical condition caused by or arising from the pregnancy itself, which would, as certified by a physician, place the woman in danger of death unless an abortion is performed.

2. Consideration

In consideration of the services to be performed by the Contractor, the Offices agree to pay the Contractor the following amounts per month per enrolled member, and per maternity delivery, as contained in the Offices’ capitation payment listing and based upon the capitation rates by category as listed below:

CAPITATION RATES

Category	Packages A and B	Package C
North Region
Newborns	$320.53	$176.46
Preschool	$72.83	$74.95
Children	$70.15	$67.54
Adolescents	$100.83	$94.02
Adult Males	$234.99
Adult Females	$211.26
Deliveries	$3,331.43/delivery	$3,331.43/delivery

Central Region
Newborns	$286.09	$156.09
Preschool	$82.19	$80.54
Children	$79.16	$82.57
Adolescents	$113.78	$101.04
Adult Males	$303.08
Adult Females	$272.48
Deliveries	$3,301.57/delivery	$3,301.57/delivery

South Region
Newborns	$287.06	$158.04
Preschool	$79.12	$74.94
Children	$76.11	$67.57
Adolescents	$109.36	$93.93
Adult Males	$286.33
Adult Females	$258.38
Deliveries	$3,324.80/delivery	$3,324.80/delivery

The parties agree that the Offices have the option to adjust the capitation rates annually. In the event that the Offices adjust the fee-for-service (FFS) rates, the Offices may, in its sole discretion, further adjust the capitation rates in accordance with the FFS adjustment. If the Offices made such an adjustment, it shall apply only to the specific service component of the capitation rate that corresponds to the FFS adjustment. Any capitation rates adjusted due to a change in the FFS program may be further adjusted to ensure actuarial soundness. All adjustments are subject to federal regulations for risk contracts. Rates revised under this provision shall be implemented only after a contract amendment is executed and approved.

Payments provided for under this Contract will be denied for new enrollees when, and for so long as, payment for those enrollees is denied by CMS, in accordance with 42 CFR 438.730.

3. Term

This Contract shall be effective for a period of two (2) years. It shall commence on January 1, 2005, and shall remain in effect through December 31, 2006. At the discretion of the State, the term may be extended for up to two (2) additional year(s). In no event shall the term exceed December 31, 2008.

4. Access to Records

The Contractor and its subcontractors, if any, shall maintain all books, documents, papers, accounting records, and other evidence pertaining to all costs incurred under this Contract. They shall make such materials available at their respective offices at all reasonable times during this Contract term, and for three (3) years from the date of final payment under this Contract, for inspection by the State or by any other authorized representative of state or federal government. Copies thereof shall be furnished at no cost to the State if requested.

5. Assignment

The Contractor shall not assign or subcontract the whole or any part of this Contract without the State’s prior written consent. The Contractor may assign its right to receive payments to such third parties as the Contractor may desire without the prior written consent of the State, provided that Contractor gives written notice (including evidence of such assignment) to the State thirty (30) days in advance of any payment so assigned. The assignment shall cover all unpaid amounts under this Contract and shall not be made to more than one party.

6. Audits

Contractor acknowledges that it may be required to submit to an audit of funds paid through this Contract. Any such audit shall be conducted in accordance with IC 5-11-1, and audit guidelines specified by the State.

7. Authority to Bind Contractor

Notwithstanding anything in this Contract to the contrary, the signatory for the Contractor represents that he/she has been duly authorized to execute contracts on behalf of the Contractor and has obtained all necessary or applicable approvals from the home office of the Contractor, if applicable, to make this Contract fully binding upon the Contractor when his/her signature is affixed, and this Contract is not subject to further acceptance by Contractor when accepted by the State of Indiana.

8. Changes in Work

In the event the State requires a major change in the scope, character or complexity of the work after the work has begun, adjustments in compensation to the Contractor shall be determined by the State in the exercise of its good faith and prudent judgment. The Contractor shall not commence any additional work or change the scope of the work until authorized in writing by the State. No claim for additional compensation shall be made in the absence of a prior written approval executed by all signatories hereto. All changes shall be by formal amendment, signed by all parties as required by Indiana law.

9. Compliance with Laws

The Contractor shall comply with all applicable federal, state and local laws, rules, regulations and ordinances, the provisions of which are incorporated by reference. The enactment or amendment of any applicable state or federal statute or the promulgation of any rules or regulations thereunder after execution of this Contract shall be reviewed by the State and the Contractor to determine whether the provisions of this Contract require formal modification.

10. Condition of Payment

All deliverables provided by the Contractor under this contract must be performed to the State’s reasonable satisfaction, as determined at the discretion of the undersigned State representative and in accordance with all applicable federal, state, local laws, ordinances, rules, and regulations. The Contractor will not receive payment for work found by the State to be unsatisfactory or performed in violation of federal, state, or local law.

11. Confidentiality of Data, Property Rights in Products, and Copyright Prohibition

The Contractor agrees that all information, data, findings, recommendations, proposals, etc. by whatever name described and in whatever form secured, developed, written or produced by the Contractor in furtherance of this Contract shall be the property of the State. The Contractor shall take such action as is necessary under law to preserve such confidentiality and property rights in and of the State while such property is within the control and/or custody of the Contractor. The Contractor hereby specifically waives and/or releases to the State any cognizable property right of the Contractor to copyright, license, patent or otherwise use such information, data, findings, recommendations, proposals, etc.

12. Confidentiality of State Information

The Contractor understands and agrees that data, materials, and information disclosed to Contractor may contain confidential and protected data. Therefore, the Contractor promises and assures that data, material, and information gathered, based upon or disclosed to the Contractor for the purpose of this Contract, will not be disclosed to others or discussed with third parties without the prior written consent of the State.

13. Reserved

14. Conflict of Interest

A.	As used in this section:

“Immediate family” means the spouse and the unemancipated children of an individual.

“Interested party,” means:

1.	The individual executing this contract;

2.	An individual who has an interest of three percent (3%) or more of Contractor, if Contractor is not an individual; or

3.	Any member of the immediate family of an individual specified under subdivision 1 or 2.

“Department” means the Indiana Department of Administration.

“Commission” means the State Ethics Commission.

B.	The Department may cancel this Contract without recourse by Contractor if any interested party is an employee of the State of Indiana.

C.	The Department will not exercise its right of cancellation under section B above if the Contractor gives the Department an opinion by the Commission indicating that the existence of this Contract and the employment by the State of Indiana of the interested party does not violate any statute or rule relating to ethical conduct of state employees. The Department may take action, including cancellation of this Contract consistent with an opinion of the Commission obtained under this section.

D.	Contractor has an affirmative obligation under this Contract to disclose to the Department when an interested party is or becomes an employee of the State of Indiana. The obligation under this section extends only to those facts that Contractor knows or reasonably could know.

15. Reserved

16. Debarment and Suspension

Contractor certifies, by entering into this Contract, that neither it nor its principals are presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from entering into this Contract by any federal agency or by any department, agency or political subdivision of the State of Indiana. The term “principal” for purposes of this Contract means an officer, director, owner, partner, key employee, or other person with primary management or supervisory responsibilities, or a person who has a critical influence on or substantive control over the operations of Contractor. The Contractor also further certifies that it has verified the suspension and debarment status for all sub-contractors receiving funds under this contract and is solely responsible for any paybacks and or penalties that might arise from non-compliance.

17. Default by State

If the State, sixty (60) days after receipt of written notice, fails to correct or cure any breach of this Contract, then the Contractor may cancel and terminate this Contract and collect all monies due up to and including the date of termination.

18. Disputes

A.	Should any disputes arise with respect to this Contract, Contractor and the State agree to act immediately to resolve such disputes. Time is of the essence in the resolution of disputes.

B.	The Contractor agrees that, the existence of a dispute notwithstanding, it will continue without delay to carry out all its responsibilities under this Contract that are not affected by the dispute. Should the Contractor fail to continue to perform its responsibilities regarding all non-disputed work, without delay, any additional costs incurred by the State or the Contractor as a result of such failure to proceed shall be borne by the Contractor, and the Contractor shall make no claim against the State for such costs. If the State and the Contractor cannot resolve a dispute within ten (10) working days following notification in writing by either party of the existence of a dispute, then the following procedure shall apply:

The parties agree to resolve such matters through submission of their dispute to the Commissioner of the Indiana Department of Administration. The Commissioner shall reduce a decision to writing and mail or otherwise furnish a copy thereof to the Contractor and the State within ten (10) working days after presentation of such dispute for action. The Commissioner’s decision shall be final and conclusive unless either party mails or otherwise furnishes to the Commissioner, within ten (10) working days after receipt of the Commissioner’s decision, a written appeal. Within ten (10) working days of receipt by the Commissioner of a written request for appeal, the decision may be reconsidered. If no reconsideration is provided within ten (10) working days, the parties may mutually agree to submit the dispute to arbitration for a determination, or otherwise the dispute may be submitted to an Indiana court of competent jurisdiction.

The State may withhold payments on disputed items pending resolution of the dispute. The unintentional nonpayment by the State to the Contractor of one or more invoices not in dispute in accordance with the terms of this Contract will not be cause for Contractor to terminate this Contract, and the Contractor may bring suit to collect these amounts without following the disputes procedure contained herein.

19. Drug-Free Workplace Certification

The Contractor hereby covenants and agrees to make a good faith effort to provide and maintain a drug-free workplace. Contractor will give written notice to the State within ten (10) days after receiving actual notice that the Contractor or an employee of the Contractor has been convicted of a criminal drug violation occurring in the contractor’s workplace.

False certification or violation of the certification may result in sanctions including, but not limited to, suspension of contract payments, termination of this Contract and/or debarment of contracting opportunities with the State of Indiana for up to three (3) years.

In addition to the provisions of the above paragraphs, if the total contract amount set forth in this Contract is in excess of $25,000.00, Contractor hereby further agrees that this agreement is expressly subject to the terms, conditions, and representations of the following certification:

This certification is required by Executive Order No. 90-5, April 12, 1990, issued by the Governor of Indiana. Pursuant to its delegated authority, the Indiana Department of Administration is requiring the inclusion of this certification in all contracts and grants from the State of Indiana in excess of $25,000.00. No award of a contract shall be made, and no contract, purchase order or agreement, the total amount of which exceeds $25,000.00, shall be valid, unless and until this certification has been fully executed by the Contractor and made a part of the contract or agreement as part of the contract documents.

The Contractor certifies and agrees that it will provide a drug-free workplace by:

A.	Publishing and providing to all of its employees a statement notifying employees that the unlawful manufacture, distribution, dispensing, possession or use of a controlled substance is prohibited in the Contractor’s workplace, and specifying the actions that will be taken against employees for violations of such prohibition;

B.	Establishing a drug-free awareness program to inform it’s employees of (1) the dangers of drug abuse in the workplace; (2) the Contractor’s policy of maintaining a drug-free workplace; (3) any available drug counseling, rehabilitation, and employee assistance programs; and (4) the penalties that may be imposed upon an employee for drug abuse violations occurring in the workplace;

C.	Notifying all employees in the statement required by subparagraph (A) above that as a condition of continued employment, the employee will (1) abide by the terms of the statement; and (2) notify the Contractor of any criminal drug statute conviction for a violation occurring in the workplace no later than five (5) days after such conviction;

D.	Notifying in writing the State within ten (10) days after receiving notice from an employee under subdivision (C)(2) above, or otherwise receiving actual notice of such conviction;

E.	Within thirty (30) days after receiving notice under subdivision (C)(2) above of a conviction, imposing the following sanctions or remedial measures on any employee who is convicted of drug abuse violations occurring in the workplace: (1) taking appropriate personnel action against the employee, up to and including termination; or (2) requiring such employee to satisfactorily participate in a drug abuse assistance or rehabilitation program approved for such purposes by a federal, state or local health, law enforcement, or other appropriate agency; and

F.	Making a good faith effort to maintain a drug-free workplace through the implementation of subparagraphs (A) through (E) above.

20. Employment Option

If the State determines that it would be in the State’s best interest to hire an employee of the Contractor, the Contractor will release the selected employee from any non-compete agreements that may be in effect. This release will be at no cost to the State or the employee.

21. Force Majeure

In the event that either party is unable to perform any of its obligations under this Contract or to enjoy any of its benefits because of natural disaster or decrees of governmental bodies not the fault of the affected party (hereinafter referred to as a “Force Majeure Event”), the party who has been so affected shall immediately give notice to the other party and shall do everything possible to resume performance. Upon receipt of such notice, all obligations under this Contract shall be immediately suspended. If the period of nonperformance exceeds thirty (30) days from the receipt of notice of the Force Majeure Event, the party whose ability to perform has not been so affected may, by giving written notice, terminate this Contract.

22. Funding Cancellation

When the Director of the State Budget Agency makes a written determination that funds are not appropriated or otherwise available to support continuation of performance of this Contract, this Contract shall be canceled. A determination by the Budget Director that funds are not appropriated or otherwise available to support continuation of performance shall be final and conclusive.

23. Governing Laws

This Contract shall be construed in accordance with and governed by the laws of the State of Indiana and suit, if any, must be brought in the State of Indiana.

24. Indemnification

Contractor agrees to indemnify, defend, and hold harmless the State of Indiana and its agents, officials, and employees from all claims and suits including court costs, attorney’s fees, and other expenses caused by any act or omission of the Contractor and/or its subcontractors, if any. The State shall not provide such indemnification to the Contractor.

25. Independent Contractor

Both parties hereto, in the performance of this Contract, shall act in an individual capacity and not as agents, employees, partners, joint venturers or associates of one another. The employees or agents of one party shall not be deemed or construed to be the employees or agents of the other party for any purposes whatsoever. Neither party will assume liability for any injury (including death) to any persons, or damage to any property arising out of the acts or omissions of the agents, employees or subcontractors of the other party.

The Contractor shall be responsible for providing all necessary unemployment and workers’ compensation insurance for the Contractor’s employees.

26. Reserved

27. Insurance

A.	The Contractor shall secure and keep in force during the term of this agreement, the following insurance coverages, covering the Contractor for any and all claims of any nature which may in any manner arise out of or result from this agreement:

1.	Commercial general liability, including contractual coverage, and products or completed operations coverage (if applicable), with minimum liability limits of $500,000 per person and $1,000,000 per occurrence unless additional coverage is required by the State.

2.	Reserved

3.	Reserved

4.	Workers compensation coverage meeting all statutory requirements of IC 22-3-2. In addition, an “all states endorsement” covering claims occurring outside the state of Indiana if any of the services provided under this agreement involve work outside the state of Indiana. The Contractor shall provide proof of such insurance coverage by tendering to the undersigned State representative, a certificate of insurance prior to the commencement of this agreement.

B.	The Contractor’s insurance coverage must meet the following additional requirements:

1.	Any deductible or self-insured retention amount or other similar obligation under the insurance policies shall be the sole obligation of the Contractor.

2.	The State will be defended, indemnified, and held harmless to the full extent of any coverage actually secured by the Contractor in excess of the minimum requirements set forth above. The duty to indemnify the State under this agreement shall not be limited by the insurance required in this agreement.

3.	The insurance required in this agreement, through a policy or endorsement, shall include a provision that the policy and endorsements may not be canceled or modified without thirty (30) days’ prior written notice to the undersigned State representative.

4.	Failure to provide insurance as required in this agreement is a material breach of contract entitling the State to immediately terminate this agreement.

The Contractor shall furnish a certificate of insurance and all endorsements to the undersigned State representative prior to the commencement of this agreement.

28. Reserved

29. Licensing Standards

The parties agree that Contractor and its employees and subcontractors shall comply with all applicable licensing standards, certification standards, accrediting standards and any other laws, rules or regulations governing services to be provided by the Contractor pursuant to this Contract. The State shall not be required to reimburse Contractor for any services performed when Contractor or its employees or subcontractors are not in compliance with such applicable standards, laws, rules or regulations. If licensure, certification or accreditation expires or is revoked, Contractor shall notify State immediately and the State, at its option, may immediately terminate this Contract.

30. Merger and Modification

This contract constitutes the entire agreement between the parties. No understandings, agreements, or representations, oral or written, not specified within this contract will be valid provisions of this contract. This contract may not be modified, supplemented, or amended, in any manner, except by written agreement signed by all necessary parties.

31. Minority and Women Business Enterprise Compliance

The Contractor agrees to comply fully with the provisions of the Contractor’s MBE/WBE participation plans, and agrees to comply with all Minority and Women Business Enterprise statutory and administrative code requirements and obligations, including IC 4-13-16.5 and 25 IAC 5.

The Contractor further agrees to cooperate fully with the minority and women’s business enterprises division to facilitate the promotion, monitoring, and enforcement of the policies and goals of MBE/WBE program including any and all assessments, compliance reviews and audits that may be required.

32. Nondiscrimination

Pursuant to IC 22-9-1-10 and the Civil Rights Act of 1964, Contractor and its subcontractors shall not discriminate against any employee or applicant for employment in the performance of this Contract. The Contractor shall not discriminate with respect to the hire, tenure, terms, conditions or privileges of employment or any matter directly or indirectly related to employment, because of race, color, religion, sex, disability, national origin or ancestry. Breach of this covenant may be regarded as a material breach of this Contract. The Contractor’s execution of this Contract also signifies compliance with applicable federal laws, regulations, and executive orders prohibiting discrimination in the provision of services based on race, color, national origin, age, sex, disability or status as a veteran.

The Contractor understands that the State is a recipient of federal funds. Pursuant to that understanding, the Contractor and its subcontractor, if any, agree that if the Contractor employs fifty (50) or more employees and does at least $50,000.00 worth of business with the State and is not exempt, the Contractor will comply with the affirmative action reporting requirements of 41 CFR 60-1.7. The Contractor shall comply with Section 202 of Executive Order 11246, as amended, 41 CFR 60-250, and 41 CFR 60-741, as amended, which are incorporated herein by specific reference. Breach of this covenant may be regarded as a material breach of this Contract.

33. Notice to Parties

Whenever any notice, statement or other communication is required under this Contract, it shall be sent to the following addresses, unless otherwise specifically advised.

A.	Notices to the State shall be sent to:

John Barth, Director of Operations – Managed Care

Office of Medicaid Policy and Planning

402 W. Washington St., W374, MS-07

Indianapolis, IN 46204

B.	Notices to the Contractor shall be sent to:

Robert Currie, COO

Harmony Health Plan of Indiana

504 Broadway, Suite 200

Gary, IN 46402

with copies sent to:

Todd S. Farha, CEO	Gary Fitzgerald, Director
WellCare Health Plans	Compliance/Government Affairs
PO Box 26011	Harmony Health Plan of Illinois
Tampa, FL 33623-6011	125 South Wacker, Suite 2600
Chicago, IL 60606

C.	Payments to the Contractor shall be sent via electronic funds transfer by the fiscal agent to an account to be specified by the Contractor.

34. Order of Precedence

Any inconsistency or ambiguity in this Contract shall be resolved by giving precedence in the following order: (1) This Contract, (2) Contract Attachment 1, (3) RFP# 4-79, (4) Contractor’s response to RFP# 4-79, and (5) attachments prepared by the Contractor.

35. Ownership of Documents and Materials

All documents, records, programs, data, film, tape, articles, memoranda, and other materials not developed or licensed by the Contractor prior to execution of this Contract, but specifically developed under this Contract shall be considered “work for hire” and the Contractor transfers any ownership claim to the State of Indiana and all such materials will be the property of the State of Indiana. Use of these materials, other than related to contract performance by the Contractor, without the prior written consent of the State, is prohibited. During the performance of this Contract, the Contractor shall be responsible for any loss of or damage to these materials developed for or supplied by the State and used to develop or assist in the services provided herein while the materials are in the possession of the Contractor. Any loss or damage thereto shall be restored at the Contractor’s expense. Full, immediate, and unrestricted access to the work product of the Contractor during the term of this Contract shall be available to the State.

36. Payments

A.	The Office will provide the above-specified funding on a per member per month and per maternity delivery basis, as contained in the Offices’ capitation payment listing, and according to the capitation rates by category as listed in Paragraph 2.

B.	All payment obligations are subject to the encumbrance of monies and shall be made in arrears in accordance with Indiana law and the State of Indiana’s fiscal policies and procedures. The Contractor may not submit claim forms before the services have been performed.

C.	It is understood and agreed upon by the parties that all obligations of the State of Indiana are contingent upon the availability and continued appropriation of State and Federal funds, and in no event shall the State of Indiana be liable for any payments in excess of available appropriated funds.

37. Penalties/Interest/Attorney’s Fees

The State will in good faith perform its required obligations hereunder and does not agree to pay any penalties, liquidated damages, interest, or attorney’s fees, except as required by Indiana law, in part, IC 5-17-5, IC 34-54-8, and IC 34-13-1.

Notwithstanding the provisions contained in IC 5-17-5, the Parties stipulate and agree that any liability resulting from the State of Indiana’s failure to make prompt payment shall be based solely on the amount of funding originating from the State of Indiana and shall not be based on funding from federal or other sources.

38. Progress Reports

The Contractor shall submit progress reports to the State upon request. The report shall be oral, unless the State, upon receipt of the oral report, should deem it necessary to have it in written form. The progress reports shall serve the purpose of assuring the State that work is progressing in line with the schedule, and that completion can be reasonably assured on the scheduled date.

39. Reserved

40. Security and Privacy of Health Information

The Contractor agrees to comply with all requirements of the Health Insurance Portability and Accountability Act of 1996 (HIPAA), Privacy Regulations, that take effect April 14, 2003, and Security Regulations, that take effect on April 20, 2005, in all activities related to the contract, to maintain compliance throughout the life of the contract, to operate any systems used to fulfill the requirements of this contract in full compliance with HIPAA and to take no action which adversely affects the State’s HIPAA compliance.

The parties acknowledge that the Department of Health and Human Services (DHHS) has issued the Final Rules, as amended from time to time on the Standards for Privacy of Individually Identifiable Health Information and on the Standards for Security of Individually Identifiable Health Information, as required by the Administrative Simplification Section of HIPAA. The parties acknowledge that the Office is Covered Entity within the meaning of HIPAA. To the extent required by the provisions of HIPAA and regulations promulgated thereunder, the Contractor assures that it will appropriately safeguard Protected Health Information (PHI), as defined by the regulations, which is made available to or obtained by the Contractor in the course of its work under the contract. The Contractor agrees to comply with all applicable requirements of law relating to PHI with respect to any task or other activity it performs for the Office including, as required by the final Privacy and Security regulations:

A.	Implementing administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of the electronic PHI that the Contractor creates, receives, maintains, or transmits on behalf of OMPP;

B.	Implementing a disaster recovery plan, as appropriate, which includes mechanisms to recover data and/or alternative data storage sites, as determined by OMPP to be necessary to uphold integral business functions in the event of an unforeseen disaster;

C.	Not using or further disclosing PHI other than as permitted or required by this Contract or by applicable law;

D.	Using appropriate safeguards to prevent use or disclosure of PHI other than as provided by this Contract or by applicable law;

E.	Reporting to OMPP any security and/or privacy incident of which the Contractor becomes aware;

F.	Mitigating, to the extent practicable, any harmful effect that is known to the Contractor and reporting to the Office any use or disclosure by the Contractor, its agent, employees, subcontractors or third parties, of PHI obtained under this Contract in a manner not provided for by this Contract or by applicable law of which the Contractor becomes aware;

G.	Ensuring that any subcontractors or agents to whom the Contractor provides PHI received from, or created or received by the Contractor, subcontractors or agents on behalf of the Office agree to the same restrictions, conditions and obligations applicable to such party regarding PHI and agrees to implement reasonable and appropriate safeguards to protect it;

H.	Making the Contractor’s internal practices, books and records related to the use of disclosure of PHI received from, or created or received by the Contractor on behalf of the Office available to the Office at its request or to the Secretary of the United States Department of Health and Human Services for purposes of determining the Office’s compliance with applicable law. The Contractor shall immediately notify the Office upon receipt by the Contractor of any such request from the Secretary of DHHS, and shall provide the Office with copies of any materials made available in response to such a request;

I.	In accordance with procedures established by the Office, making available the information required to provide an accounting of disclosures pursuant to applicable law, if the duties of the Contractor include disclosures that must be accounted for;

J.	Making available PHI for amendment and incorporating any amendments to PHI in accordance with 45 CFR 164.526, if the Contractor maintains PHI subject to amendment;

K.	In accordance with procedures established by the Office, making PHI available to individuals entitled to access and requesting access in compliance with 45 CFR 164.524 and the duties of the Contractor;

L.	Authorizing termination of the Contract if OMPP determines that the Contractor has violated a material provision; and

M.	At the termination of the Contract, if feasible, return or destroy all PHI received or created under the Contract. If OMPP determines return or destruction is not feasible, the protections in this agreement shall continue to be extended to any PHI maintained by the Contractor for as long as it is maintained.

40.5 Electronic Transaction Standards Compliance

In order to fulfill the terms of this Contract, Contractor will utilize and interface with the State’s electronic systems and will use them to perform certain electronic transactions that contain health information, and which are subject to the final rules for the Standards for Electronic Transactions, dated August 17, 2000, under the Administrative Simplification Section of HIPAA (the “Transaction Standards”).

The Contractor shall comply with the Transaction Standards, as may be amended from time to time, and shall provide documentation of its compliance with them, including a summary of project plans for remediation, status reports of remediation efforts, summary of text results, copies of certifications, if any, and the Contractor’s statement affirming completion of all requirements. Such compliance shall be maintained at no additional cost to the State.

Contractor will indemnify and hold the State harmless from any loss, damage, costs, expense, judgment, sanction or liability, including, but not limited to, attorneys’ fees and costs, that the State incurs or is subject to, as a result of Contractor’s breach of this Paragraph.

41. Severability

The invalidity of any section, subsection, clause or provision of this Contract shall not affect the validity of the remaining sections, subsections, clauses or provisions of this Contract.

42. Substantial Performance

This Contract shall be deemed to be substantially performed only when fully performed according to its terms and conditions and any modification thereof.

43. Successors and Assignees

The Contractor binds its successors, executors, administrators, and assignees to all covenants of this Contract. Except as above set forth, the Contractor shall not assign, sublet or transfer interest in this Contract without the prior written consent of the State of Indiana.

44. Taxes

The State of Indiana is exempt from state, federal, and local taxes. The State will not be responsible for any taxes levied on the Contractor as a result of this Contract.

45. Termination for Convenience

This Contract may be terminated, in whole or in part, by the State whenever, for any reason, the State determines that such termination is in the best interest of the State. Termination of services shall be effected by delivery to the Contractor of a Termination Notice at least thirty (30) days prior to the termination effective date, specifying the extent to which performance of services under such termination becomes effective. The Contractor shall be compensated for services properly rendered prior to the effective date of termination. The State will not be liable for services performed after the effective date of termination. The Contractor shall be compensated for services herein provided but in no case shall total payment made to the Contractor exceed the original contract price or shall any price increase be allowed on individual line items if canceled only in part prior to the original termination date.

46. Termination for Default

A.	With the provision of thirty (30) days notice to the Contractor, the State may terminate this Contract in whole or in part, if the Contractor fails to:

1.	Correct or cure any breach of this Contract;

2.	Deliver the supplies or perform the services within the time specified in this Contract or any extension;

3.	Make progress so as to endanger performance of this Contract; or

4.	Perform any of the other provisions of this Contract.

B.	If the State terminates this Contract in whole or in part, it may acquire, under the terms and in the manner the State considers appropriate, supplies or services similar to those terminated, and the Contractor will be liable to the State for any excess costs for those supplies or services. However, the Contractor shall continue the work not terminated.

C.	The State shall pay the contract price for completed supplies delivered and services accepted. The Contractor and the State shall agree on the amount of payment for manufacturing materials delivered and accepted and for the protection and preservation of the property. Failure to agree will be a dispute under the Disputes clause. The State may withhold from these amounts any sum the State determines to be necessary to protect the State against loss because of outstanding liens or claims of former lien holders.

D.	The rights and remedies of the State in this clause are in addition to any other rights and remedies provided by law or equity or under this Contract.

47. Registration with the Secretary of State of Indiana

The Contractor certifies that if it is a non-domestic entity, it is registered with the Indiana Secretary of State to do business in the State of Indiana.

48. Reserved

49. Waiver of Rights

No right conferred on either party under this Contract shall be deemed waived and no breach of this Contract excused, unless such waiver or excuse is in writing and signed by the party claimed to have waived such right.

Failure of the State to enforce at any time any provision of this Contract shall not be construed as a waiver thereof. The remedies herein reserved shall be cumulative and additional to any other remedies in law or equity.

50. Work Standards

The Contractor shall execute its responsibilities by following and applying at all times the highest professional and technical guidelines and standards. If the State becomes dissatisfied with the work product of or the working relationship with those individuals assigned to work on this Contract, the State may request in writing the replacement of any or all such individuals, and Contractor shall grant such request.

51. State Boilerplate Affirmation Clause

The undersigned attests on behalf of the contractor, subject to the penalties of perjury that I have not altered, modified or changed the State’s Boilerplate contract clauses paragraphs 4 through 49) or the Offices’ additionally required clauses (paragraphs 50 through 56) in any way and that I am not aware of any alterations, modifications or changes to the State’s Boilerplate contract clauses, except for the following clauses which are identified by name below:

Clause 2 Consideration

Clause 15 Continuity of Services

Clause 26 Information Technology Accessibility

Clause 28 Key Persons

Clause 33 Notice to Parties

Clause 36 Payments

Clause 48 Travel

52.	Assurance of Compliance with Civil Rights Act of 1964, Section 504 of the Rehabilitation Act of 1973 and the Age Discrimination Act of 1975, the Americans with Disabilities Act of 1990 and Title IX of the Education Amendments of 1972

The Contractor agrees that it, and all of its subcontractors and providers, will comply with the following:

A.	Title VI of the Civil Rights Act of 1964 (Pub. L. 88-352), as amended, and all requirements imposed by or pursuant to the Regulation of the Department of Health and Human Services (45 CFR Part 80), to the end that, in accordance with Title VI of that Act and the Regulation, no person in the United States shall on the ground of race, color, or national origin, be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination under any program or activity for which the Contractor receives Federal financial assistance under this Contract.

B.	Section 504 of the Rehabilitation Act of 1973 (Pub. L. 93-112), as amended, and all requirements imposed by or pursuant to the Regulation of the Department of Health and Human Services (45 CFR Part 84), to the end that, in accordance with Section 504 of that Act and the Regulation, no otherwise qualified handicapped individual in the United States shall, solely by reason of his/her handicap, be excluded from participation in, be denied the benefits of, or be subjected to discrimination under any program or activity for which the Contractor receives Federal financial assistance under this Contract.

C.	The Age Discrimination Act of 1975 (Pub. L. 94-135), as amended, and all requirements imposed by or pursuant to the Regulation of the Department of Health and Human Services (45 CFR Part 91), to the end that, in accordance with the Act and the Regulation, no person in the United States shall, on the basis of age, be denied the benefits of, be excluded from participation in, or be subjected to discrimination under any program or activity for which the Contractor receives Federal financial assistance under this Contract.

D.	The Americans with Disabilities Act of 1990 (Pub. L. 101-336), as amended, and all requirements imposed by or pursuant to the Regulation of the Department of Justice (28 CFR 35.101 et seq.), to the end that in accordance with the Act and Regulation, no person in the United States with a disability shall, on the basis of the disability, be excluded from participation in, be denied the benefits of, or otherwise be subjected to discrimination under any program or activity for which the Contractor receives Federal financial assistance under this Contract.

E.	Title IX of the Education Amendments of 1972, as amended (20 U.S.C. §§ 1681,1683, and 1685-1686), and all requirements imposed by or pursuant to regulation, to the end that, in accordance with the Amendments, no person in the United States shall, on the basis of sex, be excluded from participation in, be denied the benefits of, or otherwise be subjected to discrimination under any program or activity for which the Contractor receives Federal financial assistance under this Contract.

The Contractor agrees that compliance with this assurance constitutes a condition of continued receipt of Federal financial assistance, and that it is binding upon the Contractor, its successors, transferees and assignees for the period during which such assistance is provided. The Contractor further recognizes that the United States shall have the right to seek judicial enforcement of this assurance.

53.	Conveyance of Documents and Continuation of Existing Activity

Should the Contract for whatever reason, (i.e. completion of a contract with no renewal, or termination of service by either party), be discontinued and the activities as provided for in the Contract for services cease, the Contractor and any subcontractors employed by the terminating Contractor in the performance of the duties of the Contract shall promptly convey to the State of Indiana, copies of all vendor working papers, data collection forms, reports, charts, programs, cost records and all other material related to work performed on this Contract. The Contractor and the Office shall convene immediately upon notification of termination or non-renewal of the Contract to determine what work shall be suspended, what work shall be completed, and the time frame for completion and conveyance. The Office will then provide the Contractor with a written schedule of the completion and conveyance activities associated with termination. Documents/materials associated with suspended activities shall be conveyed by the Contractor to the State of Indiana upon five days’ notice from the State of Indiana. Upon completion of those remaining activities noted on the written schedule, the Contractor shall also convey all documents and materials to the State of Indiana upon five days’ notice from the State of Indiana.

54. Environmental Standards

If the contract amount set forth in this Contract is in excess of $100,000, the Contractor shall comply with all applicable standards, orders, or requirements issued under section 306 of the Clean Air Act (42 U.S.C. § 7606), section 508 of the Clean Water Act (33 U.S.C. § 1368), Executive Order 11738, and Environmental Protection Agency regulations (40 C.F.R. Part 32), which prohibit the use under non-exempt Federal contracts of facilities included on the EPA List of Violating Facilities. The Contractor shall report any violations of this paragraph to the State of Indiana and to the United States Environmental Protection Agency Assistant Administrator for Enforcement.

55. Lobbying Activities

Pursuant to 31 U.S.C. § 1352, and any regulations promulgated thereunder, the Contractor hereby assures and certifies that no federally appropriated funds have been paid, or will be paid, by or on behalf of the Contractor, to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress, in connection with the awarding of any federal contract, the making of any federal grant, the making of any federal loan, the entering into of any cooperative contract, and the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan or cooperative contract. If any funds other than federally appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress in connection with this Contract, the Contractor shall complete and submit Standard Form-LLL, “Disclosure Form to Report Lobbying”, in accordance with its instructions.

56. Ethics Compliance

The contractor and its agents shall abide by all ethical requirements that apply to persons who have a business relationship with the State, as set forth in Indiana Code § 4-2-6 et seq., the regulations promulgated thereunder, and Executive Order 04-08, dated April 27, 2004. If the contractor is not familiar with these ethical requirements, the contractor should refer any questions to the Indiana State Ethics Commission, or visit the Indiana State Ethics Commission website at <<<http://www.in.gov/ethics/>>>. If the contractor or its agents violate any applicable ethical standards, the State may, in its sole discretion, terminate this contract immediately upon notice to the contractor. In addition, the contractor may be subject to penalties under Indiana Code § 4-2-6-12.

Non-Collusion and Acceptance

The undersigned attests, subject to the penalties for perjury, that he/she is the Contractor, or that he/she is the representative, agent, member or officer of the contracting party, that he/she has not, nor has any other member, employee, representative, agent or officer of the Contractor, directly or indirectly, to the best of his/her knowledge, entered into or offered to enter into any combination, collusion or agreement to receive or pay, and that he/she has not received or paid, any sum of money or other consideration for the execution of this Contract other than that which appears upon the face of this Contract.

In Witness Whereof, Contractor and the State of Indiana have, through duly authorized representatives, entered into this Contract. The parties having read and understand the foregoing terms of this Contract do by their respective signatures dated below hereby agree to the terms thereof.

Contractor:

By:	/s/ Todd S. Farha
Name:	Todd S. Farha
Title:	CEO
Date: 11/23/2004

State of Indiana Agency:

/s/ Melanie Bella
Melanie Bella
Assistant Secretary
Family and Social Services Administration
Date: 12/09/04

Department of Administration:

/s/ Charles R. Martindale
Charles R. Martindale
Commissioner
Date: 12/14/04

State Budget Agency	Office of the Attorney General

/s/ Marilyn F. Schultz	/s/ Stephen Carter
Marilyn F. Schultz	Stephen Carter
Director	Attorney General
Date: 12/27/04	Date: 1/7/05

HOOSIER HEALTHWISE

STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

Table of Contents

1.0 Managed Care Organization’s (MCO’s) Administrative Requirements	4
1.1 Readiness Review	4
1.2 Staffing Requirements	5
1.2.1 Key Staff	5
1.2.2 Staff Positions	8
1.3 OMPP Meeting Requirements	9
1.3.1 Mandatory Attendance and Participation at Hoosier Healthwise Meetings	9
1.3.2 Mandatory Attendance Meetings	9
1.3.3 Optional Meetings	9
1.4 Drug Utilization Review (DUR) Board	10
1.5 Financial	10
1.5.1 Solvency	10
1.5.2 Insurance	11
1.5.3 Reinsurance	11
1.5.4 Financial Accounting Requirements	12
1.5.5 Reporting Transactions with Parties of Interest	13
1.6 Subcontracts	14
1.7 Debarred Individuals	16
2.0 Covered Benefits and Services	16
2.1 Self-referral Services	17
2.2 Carved-out Services	19
2.3 Diabetes Self-management Service	19
2.4 Emergency Care	19
2.4.1 Post-stabilization	20
2.5 Excluded Services	21
2.6 Continuity of Care	22
2.7 Out-of-Network (Out-of-Area) Services	22
2.8 Disease Management	23
2.9 Enhanced Services	23
3.0 Member Services	24
3.1 Member Services Helpline	24
3.2 Member Outreach, Marketing and Education	24
3.2.1 Marketing and Outreach	24
3.2.2 Member Education Programs	26
3.2.3 Member Education Materials	26
3.3 Member Enrollment	28
3.3.1 Newborn Members	29
3.3.2 Members with Special Health Care Needs	29
3.3.3 Member Disenrollment From MCO	30
3.4 Member-Provider Communications	31
3.5 Member Inquiries, Grievances and Appeals	31
4.0 Provider Network Requirements	32
4.1 Network Development	32

HOOSIER HEALTHWISE

STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

4.2 Network Composition Requirements	33
4.2.1 Primary Medical Provider (PMP) Requirements	33
4.2.2 Primary Medical Provider (PMP) Enrollment and Disenrollment	34
4.2.3 Specialist and Ancillary Provider Network Requirements	35
4.2.4 Federally Qualified Health Centers (FQHCs) and Rural Health Clinics (RHCs)	38
4.3 Provider Agreements	38
4.4 Provider Credentialing	39
4.5 Medical Records	40
4.6 Provider Education and Outreach	41
4.7 MCO Communications with Providers	41
4.8 Provider Payment Requirements	42
4.9 Member Payment Liability	43
4.10 Provider Dispute Resolution	43
4.11 Disclosure of Physician Incentive Plan (PIP)	43
4.12 Provider Directory	44
5.0 Quality Management and Utilization Management	45
5.1 Quality Management and Improvement Program	45
5.1.1 Quality Management and Improvement Committee	46
5.1.2 Quality Management and Improvement Plan Requirements	47
5.2 Utilization Management Program	47
5.2.1 Authorization of Services and Notices of Actions	49
5.2.2 Objection on Moral or Religious Grounds	51
5.2.3 Utilization Management Committee	51
5.3 Program Integrity Plan	52
6.0 Management Information Systems	53
6.1 Disaster Recovery Plans	54
6.2 Member Enrollment Data Exchange	55
6.3 Provider Network Data	56
6.4 Claims Processing	56
6.4.1 Claims Processing Capability	56
6.4.2 Compliance with State and Federal Claims Processing Regulations	56
6.4.3 Claims Payment Timelines	57
6.4.4 Subcontracting Claims Processing Functions	57
6.5 Shadow Claims Reporting	57
6.5.1 Definition and Uses of Shadow Claims	57
6.5.2 Reporting Format	58
6.5.3 Annual Shadow Claims Workplan and Ongoing Monitoring	58
6.6 Third-Party Liability (TPL) Issues	60
6.6.1 Coordination of Benefits	60
6.6.2 Collection and Reporting	60
6.6.3 Cost Avoidance	61
6.6.4 Cost Avoidance Exceptions	61
7.0 Performance Reporting and Incentives	62
7.1 Management Information Systems Reports	62
7.2 Member Service Reports	63

HOOSIER HEALTHWISE

STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

7.3 Network Development Reports	63
7.4 Provider Service Reports	63
7.5 Quality Management Reports	64
7.6 Utilization and Financial Reports	64
7.7 Other Reporting	65
7.8 Performance Monitoring and Incentives	65
7.8.1 Performance Targets, Standards, and Benchmarks	65
7.8.2 Incentive Program	66
8.0 Failure to Perform/Non-compliance Remedies	67
8.1 Non-compliance Remedies	67
8.1.1 Corrective Actions	68
8.1.2 Liquidated Damages	69
8.2 Areas of Non-Compliance	70
8.2.1 Non-compliance with General Contract Provisions	70
8.2.2 Non-compliance with Shadow Claims Data Submission	70
8.2.3 Non-compliance with Reporting Requirements	71
8.2.4 Non-compliance with Readiness Review Requirements	71
8.3 Performance Bonds	71
9.0 Termination Provisions	72
9.1 Contract Terminations	72
9.1.1 Termination by the State	73
9.1.2 Termination for Financial Instability	73
9.1.3 Termination for Failure to Disclose Records	74
9.1.4 Termination by the MCO	74
9.2 Termination Procedures	74
9.3 MCO Responsibilities Upon Termination	75
9.4 Liquidated Damages	76
9.5 Assignment of Terminating MCO’s Membership and Responsibilities	77
9.6 Refunds of Advanced Payments	77
9.7 Termination Claims	77

HOOSIER HEALTHWISE

STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

1.0 Managed Care Organization’s (MCO’s) Administrative Requirements

The managed care organization (MCO) must maintain an administrative and organizational structure that supports an effective and efficient delivery of services to members. The organizational structure must demonstrate an integrated approach to managing the delivery of health care services to its Hoosier Healthwise population. The MCO’s organizational structure must support the integration of data from every aspect of its delivery system and its internal functional units to accurately reflect the MCO’s efficiencies and performance. The MCO must also have policies in place that support the integration of financial and performance data and comply with all applicable Federal and State requirements.

The MCO must have in place sufficient administrative staff and organizational components to comply with all program requirements and standards. The MCO’s plan must manage the functional linkage of major technical areas:

•	Member services

•	Provider services

•	Provider enrollment

•	Network development

•	Quality management and improvement

•	Utilization management

•	Management information systems (e.g., claims processing and data reporting)

1.1 Readiness Review

The MCO must participate in the readiness review process prior to the actual enrollment of any Hoosier Healthwise managed care members. As requested by the Office of Medicaid Policy and Planning (OMPP), the MCO must submit documentation from several operational areas that demonstrates the MCO’s readiness to enroll members. Operational areas will include:

•	Provider Network/Access to Services

•	Quality Management and Improvement

•	Utilization and Medical Management

•	Education/Outreach Programs for Members and Providers

•	Member and Provider Services

•	Administration and Organizational Structure

•	Financial Stability

•	Management Information System (MIS)

A sample readiness review tool is provided with this RFP.

All of the MCO’s subcontracts in place before the contract start date will be subject to the established readiness review requirements. All subcontracts will be subject to State review and approval prior to becoming effective. For more information on subcontracting, see Section 1.6 of this Attachment. If there is a change in the MCO’s subcontractors for major portions of the requested services during the course of the contract, OMPP may require another readiness review at any time.

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The MCO must have position descriptions for the staff described in this section and resumes of staff filling the positions (if available) for OMPP’s review at the Readiness Review. The MCO must also have training curriculum and schedules available for OMPP’s review.

If for any reason, the MCO does not pass the readiness review, the MCO may be subject to liquidated damages. If OMPP identifies major deficiencies during the readiness review, OMPP may delay member enrollment until the MCO adequately addresses the deficiencies.

1.2 Staffing Requirements

Prior to the contract effective date, OMPP will provide a series of orientation sessions to assist the MCO in developing its internal operations to support the requirements of the MCO’s contract with the State (i.e., data submission, data transmissions, reporting formats, etc.).

However, on an ongoing basis, the MCO must ensure all staff have appropriate and ongoing training (e.g., orientation, cultural sensitivity, program updates, clinical protocols, policies and procedures compliance, computer system, etc.), education and experience to fulfill the requirements of their position. The MCO must institute mechanisms to maintain a high level of plan performance and data reporting capabilities regardless of staff vacancies or turnover. The MCO must have an effective method to address and reduce staff turnover (e.g., cross training, use of temporary staff or consultants, etc.) as well as processes to solicit staff feedback to improve the work environment. The MCO must maintain documentation to confirm its internal staff training, curriculum, schedules and attendance.

The MCO must have position descriptions for the positions discussed in this section that include the responsibilities and qualifications of the position such as, but not limited to: education (e.g., high school, college degree and graduate degree), professional credentials (e.g., licensure or certifications), direct work experience, membership in professional or community associations.

The MCO must have an office in the State of Indiana from which, at a minimum, key staff physically perform the majority of their daily duties and responsibilities, and a major portion of the plan’s operations take place.

1.2.1 Key Staff

The MCO must employ the key staff listed below who are dedicated to the Hoosier Healthwise program. The key staff include, but are not limited to:

•	Compliance Officer – The MCO must employ a Compliance Officer who is dedicated full-time to the Hoosier Healthwise program. This individual will be the primary liaison with the State (or its designees) to facilitate communications between OMPP, the State’s contractors and the MCO’s executive leadership and staff. This individual must maintain a current knowledge of Federal and State legislation, legislative initiatives, and regulations that may impact the MCO’s Hoosier Healthwise program. OMPP must approve of the candidate who will fill this position. The compliance officer, in close coordination with other key staff, has primary responsibility for ensuring all MCO functions are in compliance with the terms of the MCO’s contract.

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•	Management Information Systems (MIS) Coordinator – The MCO must employ an MIS Coordinator who is dedicated full-time to the Hoosier Healthwise program. This individual will oversee the MCO’s Medicaid MIS and serve as a liaison between the MCO and the State’s fiscal agent, monitoring contractor, or other OMPP contractors regarding shadow claims submissions and other data transmission interface and management issues. The MIS coordinator, in close coordination with other key staff, is responsible for ensuring all program data transactions are in compliance with the terms of the MCO’s contract with the State. OMPP must approve of the candidate who will fill this position. For more information on the MIS program requirements, see Section 6.0 of this Attachment.

•	Medical Director – The MCO must employ or contract the services of a Medical Director who is an Indiana Health Coverage Program (IHCP) provider. The Medical Director must oversee the development and implementation of the MCO’s clinical practice guidelines, review any potential quality of care problems, oversee the MCO’s clinical management program, programs that address special needs populations, serve as the MCO’s medical professional interface with the MCO’s primary medical providers (PMPs) and specialty providers, be the point person for the MCO’s disease management program for asthma and the Indiana Chronic Disease Management Program (ICDMP), and direct the Quality Management and Utilization Management programs, monitoring, corrective actions and other quality management, utilization management or program integrity activities. The medical director, in close coordination with other key staff, is responsible for ensuring the medical management and quality management components of the MCO’s operations are in compliance with the terms of MCO’s contract with the State.

•	Member Services Manager – The MCO must employ a Member Services Manager who is dedicated full-time to the Hoosier Healthwise program. This Manager must, at a minimum, be responsible for directing the activities of the MCO’s member services, member helpline telephone performance; member education and outreach programs and member materials development, approval and distribution and serve as the primary interface with the State’s fiscal agent and enrollment broker regarding such issues as member enrollment and disenrollment, member PMP changes, member eligibility and newborn enrollment activities. This Manager must provide an orientation and on-going training for member services helpline representatives, at a minimum, to support accurately informing members of how the MCO health plan operates, availability of covered services, benefit limitations, health needs assessment (HNA) screening, emergency services, PMP assignment, specialty provider referrals, self-referral services, preventive and enhanced services, well-child services and member grievances and appeals procedures. The member services manager, in close coordination with other key staff, is responsible for ensuring all of the MCO’s member services operations are in compliance with the terms of the MCO’s contract with the State. For more information regarding the member services program requirements, see Section 3.0 of this Attachment.

•	Provider Services Manager – The MCO must employ a Provider Services Manager who is dedicated full-time to the Hoosier Healthwise program. This Manager must, at a minimum, be responsible for the provider services helpline performance, provider recruitment, contracting and credentialing, provider manual and education materials and outreach programs, providing information to OMPP or its contractors regarding the

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MCO’s provider network and facilitating the provider claims dispute process. The provider services manager, in close coordination with other key staff, is responsible for ensuring all of the MCO’s provider services operations are in compliance with the terms of the MCO’s contract with the State. For more information regarding the provider services program requirements, see Section 4.0 of this Attachment.

•	Quality Management Manager – The MCO must employ Quality Management Manager who is dedicated full-time to the Hoosier Healthwise program. The Quality Management Manager must, at a minimum, be responsible for directing the activities of the MCO’s quality management staff in monitoring and auditing the MCO’s internal procedures to ensure a health care delivery system of the highest quality. This Manager must assist the MCO’s compliance officer in overseeing the activities of the MCO operations to meet the State’s goal of providing health care services that improve the health status of the Hoosier Healthwise members. For more information regarding the quality management requirements, see Section 5.0 of this Attachment.

•	Utilization Management Manager – The MCO must employ a Utilization Management Manager who is dedicated full-time to the Hoosier Healthwise program. This Manager must, at a minimum, be responsible for directing the activities of the utilization management staff within the patient confidentiality guidelines mandated by the Health Insurance Portability and Accountability Act (HIPPA). This Manager must direct staff performance regarding prior authorization, medical necessity determinations, concurrent review, retro-review, continuity of care, care coordination and other clinical and medical management programs. For more information regarding the utilization management requirements, see Section 5.0 of this Attachment.

•	Financial Officer – A financial officer must oversee the budget and accounting systems of the MCO for the Hoosier Healthwise program. This Officer must, at a minimum, be responsible for ensuring that the MCO meets the State’s requirements for financial performance reporting.

•	Pharmacy Manager – The MCO must employ a Pharmacy Manager dedicated full-time to the Hoosier Healthwise program. This individual will represent the MCO at the State’s Drug Utilization Review (DUR) Board meetings, participate on the MCO’s internal pharmacy therapeutics committee, and interface with the MCO’s pharmacy benefits manager (PBM), the State’s PBM and monitoring contractor. The pharmacy manager, in close coordination with other key staff, is responsible for ensuring all of the MCO’s pharmacy operations are in compliance with the terms of the MCO’s contract with the State.

The MCO must provide written notification to OMPP’s Managed Care Director of anticipated vacancies of key staff within five business days of receiving the key staff person’s notice to terminate employment or five business days before the vacancy occurs, whichever occurs first. At that time, the MCO must present OMPP’s Managed Care Director with an interim plan to cover the responsibilities created by the key staff vacancy. Likewise, the MCO must notify OMPP’s Managed Care Director within five business days after a candidate’s acceptance to fill a key staff position or five business days prior to the candidate’s start date, whichever occurs first.

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All key staff must be accessible to OMPP and its other program subcontractors via voicemail and electronic mail systems. As part of its annual Quality Management and Improvement Plan, the MCO must submit to OMPP an updated organizational chart including e-mail addresses and phone numbers for key staff.

1.2.2 Staff Positions

Staff positions listed below are provided as a general guideline. OMPP expects the MCO to employ whatever staff are necessary to comply with the State’s performance requirements, which may include but are not limited to, the following staff:

•	Executive management to interface with OMPP leadership, to coordinate and confer with the State on matters related to the MCO’s participation in the Hoosier Healthwise program

•	A Grievance Coordinator to investigate and coordinate responses to address member and provider grievances and appeals against the MCO and interface with the Indiana Family Social Services Administration (IFSSA) Hearings Office.

•	Sufficient technical support services staff to ensure the timely and accurate processing of support services, reports and requests (i.e., telephone systems, information systems, etc.)

•	A sufficient number of staff dedicated to perform quality management and improvement activities, and participate in the MCO’s internal quality management committee

•	A sufficient number of utilization and medical management staff dedicated to perform utilization management and review activities.

•	A sufficient number of member services representatives to coordinate communications between the MCO and its members; respond to member inquiries and to assist all members regarding issues such as MCO policies, procedures, general operations, benefit coverage and eligibility.

•	A sufficient number of staff to administer and score the health needs screening tool to identify members who may have special health care needs, as well as coordinate and ensure continuity of care with the PMP for these special needs members.

•	A sufficient number of provider representatives to coordinate communications between the MCO, contracted and non-contracted providers, and OMPP. The MCO must have trained representatives that it authorizes to submit PMP enrollments and disenrollments to the State’s fiscal agent.

•	A sufficient number of claims examiners to process electronic and paper claims in a timely and accurate manner, process claims correction letters, process claims resubmissions and address overall disposition of all claims for the MCO, per State and Federal guidelines, as well as a sufficient number of staff to ensure the timely, complete and accurate submission of shadow claims data.

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•	Member and provider education/outreach staff to promote health-related prevention and wellness education and programs, maintain member and provider awareness of the MCO’s policies and procedures and identify barriers to an effective health care delivery system for the MCO’s members and providers.

1.3 OMPP Meeting Requirements

OMPP conducts meetings and collaborative workgroups for the Hoosier Healthwise program. The MCO must comply with all meeting requirements, as listed below, and is expected to cooperate with OMPP or its subcontractors in preparing for and participating in these meetings. In addition to the meetings listed below. OMPP meets at least annually with the executive leadership of each MCO to review the MCO’s performance, discuss the MCO’s outstanding or commendable contributions, identify areas for improvement and outline upcoming issues that may impact the MCO or the Hoosier Healthwise program. The general list of current meetings is listed below, but OMPP reserves the right to change the meeting list and/or schedule. The MCO Policies and Procedures Manual details the MCO meeting requirements.

1.3.1 Mandatory Attendance and Participation at Hoosier Healthwise Meetings

The MCO must attend and must participate in the following meetings:

•	Managed Care Monthly Policy and Operations Meeting (Monthly)

•	Managed Care Technical Meeting (Monthly)

•	Quality Improvement Committee Meeting (Monthly)

•	Clinical Studies Meeting (Monthly)

•	IHCP Provider Workshops (Quarterly) and Annual Seminar

•	Ad hoc collaborative workgroups (e.g., shadow claims, disease management) as directed by OMPP

1.3.2 Mandatory Attendance Meetings

The MCO must attend and may participate in the following meetings:

•	Clinical Advisory Committee Meeting (Bimonthly)

•	Drug Utilization Review Board Meeting (Monthly)

•	IHCP Medicaid Medical Policy Meeting (Quarterly)

•	Indiana State Medical Association Medicaid Coalition Meeting (Bimonthly)

1.3.3 Optional Meetings

The MCO may attend the following meetings:

•	IHCP Surveillance, Utilization Review Meeting (Monthly)

•	IHCP Prior Authorization/Medical Management Meeting (Monthly)

•	Medicaid Advisory Committee Meeting (Quarterly)

•	Other Professional Provider Association Meetings (Various)

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1.4 Drug Utilization Review (DUR) Board

The Indiana DUR Board is appointed by the Governor to serve in an advisory capacity to Indiana Medicaid with regard to the prescription and dispensing of drugs by Medicaid providers and the use of drugs by Medicaid recipients. The DUR Board is composed of representatives of the pharmacy, medical, and scientific communities and has a responsibility to establish criteria for both retrospective review and prospective surveillance of drug prescription and dispensing for and use by Medicaid recipients. Through the expert opinion of the DUR Board members, aided, when appropriate, by consultants, the DUR Board will provide the OMPP with advice on matters of drug usage so as to allow for the appropriate and cost effective delivery of medical and pharmaceutical care. For more information regarding the DUR Board refer to IC 12-15-35-46.

IC 12-15-35-47 provides that if a Medicaid MCO proposes to remove one or more drugs from the formulary (commonly referred to as ‘the preferred drug list’ or PDL) or places new restrictions on one or more drugs on the formulary, the MCO must submit the proposed changes to OMPP for review and recommendation by the DUR Board. Therefore, the MCO must submit its proposed drug formulary, or any changes to its drug formulary after OMPP has approved the MCO’s drug formulary, to OMPP at least 35 calendar days before it intends to implement or change its formulary. The MCO must meet with the appropriate OMPP staff to answer questions about clinical reasons for changes to the formulary. OMPP will then forward the proposed formulary to the DUR Board for review and recommendation. The DUR Board will determine whether the proposed formulary impedes the quality of patient care in the Medicaid program or increases costs in other parts of the Medicaid program, including hospital costs and physician costs. Based on the recommendation of the DUR Board, OMPP will approve, disapprove or require modifications to the MCO’s proposed formulary. During this process, the MCO must also be available to the DUR Board to respond to questions regarding the MCO’s formulary. The DUR Board requires that the MCO submit a quarterly report as described in the MCO Reporting Manual, and OMPP may require the MCO to submit additional reports to the DUR Board.

1.5 Financial

OMPP and the Indiana Department of Insurance (IDOI) monitor the MCO’s financial performance and require financial indicator reporting quarterly. The financial performance reporting requirements are listed in Section 7.6 of the Attachment and further described in the MCO Reporting Manual.

1.5.1 Solvency

The MCO must maintain a fiscally solvent operation per Federal regulations and IDOI’s requirements for a minimum net worth and set reserve amount. The MCO must have a process in place to review and authorize contracts established for reinsurance and third-party liability, if applicable.

The MCO must comply with the Federal requirements for protection against insolvency pursuant to 42 CFR 438.116 which require non-Federally qualified MCOs to:

•	Provide assurances satisfactory to the State showing that its provision against the risk of insolvency is adequate to ensure that its Medicaid enrollees will not be liable for the MCO’s debts if the entity becomes insolvent

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•	Meet the solvency standards established by the State for private health maintenance organizations, or be licensed or certified by the State as a risk-bearing entity

Also see Insolvency Insurance under the Reinsurance Section below.

1.5.2 Insurance

The MCO must be in compliance with all applicable insurance laws of the State of Indiana and the Federal government throughout the term of the contract. No less than 90 calendar days prior to delivering services under this contract, the MCO must obtain from an insurance company duly authorized to do business in the State of Indiana, at least the minimum coverage levels as listed below for the following types of insurance:

•	Professional Liability (Malpractice) Insurance for the MCO and its Medical Director, as defined in IC 34-18-4-1

•	Workers’ Compensation Insurance

•	Comprehensive Liability Insurance

•	Fidelity Bond or Fidelity Insurance, as defined in IC 27-13-5-2

No less than 30 calendar days before the policy renewal effective date, the MCO must submit to OMPP its certificate of insurance for each renewal period for review and approval.

1.5.3 Reinsurance

The MCO must purchase reinsurance from a commercial reinsurer and must establish reinsurance agreements meeting the requirements listed below. New policies, renewals or amendments must be submitted to OMPP for review and approval at least 60 calendar days before becoming effective.

•	Agreements and Coverage

•	The attachment point must be equal to or less than $125,000. The MCO electing to establish commercial reinsurance agreements with an attachment point greater than $125,000 must provide a justification in its proposal or submit justification to OMPP in writing, and must receive approval from OMPP before changing the attachment point.

•	Reinsurance agreements must transfer risk from MCO to the reinsurer.

•	The reinsurer’s payment to the MCO must depend on and vary directly with the amount and timing of claims settled under the reinsured contract. Contractual features that delay timely reimbursement are not acceptable.

•	The MCO must receive reinsurance coverage of at least $2,000,000 per member per year.

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•	The MCO must obtain continuation of coverage insurance (insolvency insurance) to continue plan benefits for members until the end of the period for which premiums have been paid. This coverage must extend to members in acute care hospitals or nursing facility settings when the MCO’s insolvency occurs during the member’s inpatient stay. The MCO must continue to reimburse for its member’s care under those circumstances (i.e., inpatient stays) until the member is discharged from the acute care setting or nursing facility.

•	Requirements for Reinsurance Companies

•	The MCO must submit documentation that the reinsurer follows the National Association of Insurance Commissioners’ (NAIC) Reinsurance Accounting Standards.

•	The MCO is required to obtain reinsurance from insurance organizations that have Standard and Poor’s claims-paying ability ratings of “AA” or higher and a Moody’s bond rating of “A1” or higher.

•	If the MCO elects to self-insure, it must comply with the same provisions as required above for reinsurance companies.

•	Subcontractors

•	Subcontractors’ reinsurance coverage requirements must be clearly defined in the reinsurance agreement.

•	Subcontractors should be encouraged to obtain their own stop-loss coverage with the above-mentioned terms.

•	If subcontractors do not obtain reinsurance on their own, the MCO is required to forward appropriate recoveries from stop-loss coverage to applicable subcontractors.

1.5.4 Financial Accounting Requirements

The MCO must maintain accounting records specifically for performance of the Hoosier Healthwise contract that incorporate performance and financial data of subcontractors, as appropriate, particularly risk-bearing subcontractors. The MCO must maintain accounting records in accordance with the IDOI requirements. The MCO must provide documentation that its accounting records are compliant with NAIC standards.

In accordance with 42 CFR 455.100-104, the MCO must notify OMPP of any person or corporation with five percent or more of ownership or controlling interest in the MCO and must submit financial statements for these individuals or corporations. Additionally, annual audits should include an annual actuarial opinion of the MCO’s incurred but not received claims (IBNR) specific to the Hoosier Healthwise program.

Authorized representatives or agents of the State and the Federal government must have access to the MCO’s accounting records and the accounting records of its subcontractors upon reasonable notice and at reasonable times during the performance and/or retention

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period of this contract for purposes of review, analysis, inspection, audit and/or reproduction. In addition, the MCO must file with the State Insurance Commissioner, the financial and other information required by the IDOI.

Copies of any accounting records pertaining to the contract must be made available by the MCO within 10 calendar days of receiving a written request from the State for specified records. If such original documentation is not made available as requested, the MCO must provide transportation, lodging and subsistence at no cost, for all State and/or Federal representatives to carry out their audit functions at the principal offices of the MCO or other locations of such records. The IFSSA, the IDOI, and other State and Federal agencies and their respective authorized representatives or agents must have access to all accounting and financial records of any individual, partnership, firm or corporation insofar as they relate to transactions with any department, board, commission, institution or other State or Federal agency connected with the contract.

The MCO must maintain financial records pertaining to the contract, including all claims records, for three years following the end of the Federal fiscal year during which the contract is terminated, or when all State and Federal audits of the contract have been completed, whichever is later, in accordance with 45 CFR 74.53. Financial records should address matters of ownership, organization and operation of the MCO’s financial, medical, and other record keeping systems. However, accounting records pertaining to the contract must be retained until final resolution of all pending audit questions and for one year following the termination of any litigation relating to the contract if the litigation has not terminated within the three-year period.

1.5.5 Reporting Transactions with Parties of Interest

The MCO, if not federally qualified, must disclose to OMPP information on certain types of transactions they have with a “party in interest” as defined in the Public Health Service Act. (See §§1903(m)(2)(A)(viii) and 1903(m)(4) of the Act

Definition of A Party in Interest.—As defined in §1318(b) of the Public Health Service Act, a party in interest is:

•	Any director, officer, partner, or employee responsible for management or administration of an HMO and HIO; any person who is directly or indirectly the beneficial owner of more than 5% of the equity of the HMO; any person who is the beneficial owner of a mortgage, deed of trust, note, or other interest secured by, and valuing more than 5% of the HMO; or, in the case of an HMO organized as a nonprofit corporation, an incorporator or member of such corporation under applicable State corporation law;

•	Any organization in which a person described in subsection 1 is director, officer or partner; has directly or indirectly a beneficial interest of more than 5% of the equity of the HMO; or has a mortgage, deed of trust, note, or other interest valuing more than 5% of the assets of the HMO;

•	Any person directly or indirectly controlling, controlled by, or under common control with a HMO; or

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•	Any spouse, child, or parent of an individual described in subsections 1, 2, or 3.

Types of Transactions Which Must Be Disclosed.— Business transactions which must be disclosed include:

•	Any sale, exchange or lease of any property between the HMO and a party in interest;

•	Any lending of money or other extension of credit between the HMO and a party in interest; and

•	Any furnishing for consideration of goods, services (including management services) or facilities between the HMO and the party in interest. This does not include salaries paid to employees for services provided in the normal course of their employment.

The information which must be disclosed in the transactions listed in subsection B between an MCO and a party in interest includes:

•	The name of the party in interest for each transaction;

•	A description of each transaction and the quantity or units involved;

•	The accrued dollar value of each transaction during the fiscal year; and

•	Justification of the reasonableness of each transaction.

The above information on business transactions must be accompanied by a consolidated financial statement for the MCO and the party in interest.

If the contract is an initial contract with OMPP, but the MCO has operated previously in the commercial or Medicare markets, information on business transactions for the entire year preceding the initial contract period must be disclosed. If the contract is being renewed or extended, the MCO must disclose information on business transactions which occurred during the prior contract period. The business transactions which must be reported are not limited to transactions related to serving the Medicaid enrollment. All of the MCO’s business transactions must be reported.

1.6 Subcontracts

The term “subcontract(s)” includes contractual agreements between the MCO and health care providers or other ancillary medical providers. Additionally, the term “subcontract(s)” includes contracts between the MCO and another prepaid health plan, physician-hospital organization, any entity that performs delegated activities related to the State MCO contract and any administrative entities not involved in the actual delivery of medical care. The State encourages the MCO to subcontract with entities that are located in the State of Indiana.

The MCO is responsible for the performance of any obligations that may result from this RFP. Subcontractor agreements do not terminate the legal responsibility of the MCO to the State to ensure that all activities under the contract are carried out. The MCO must oversee subcontractor activities and submit an annual report on its subcontractors’ compliance, corrective actions and outcomes of the MCO’s monitoring activities. The MCO will be held accountable for any functions and responsibilities that it delegates.

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If the MCO holds subcontracts with another prepaid health plan, physician-hospital organization or other risk baring entity that accepts financial risk for services the MCO does not directly provide, the MCO must monitor the financial stability of the subcontractor(s) with payments equal to or greater than five percent of premium/revenue. The MCO must obtain from the subcontractor quarterly:

•	A statement of revenues and expenses

•	A balance sheet

•	Cash flows and changes in equity/fund balance

•	IBNR estimates

Annually, the MCO must obtain from the subcontractor: audited financial statements including statement of revenues and expenses, balance sheet, cash flows and changes in equity/fund balance and an actuarial opinion of the IBNR estimates. The MCO shall make these documents available to OMPP upon request.

The MCO must comply with 42 CFR 438.230 and the following subcontracting requirements:

•	The MCO must obtain the approval of OMPP and Indiana Department of Administration (IDOA) before subcontracting any portion of the project’s requirements. The MCO must give OMPP a written request at least 60 calendar days prior to the use of a subcontractor. If the MCO makes changes to the subcontractor contract, it must notify OMPP 60 calendar days prior to the revised contract effective date.

•	The MCO must evaluate prospective subcontractors’ abilities to perform delegated activities prior to contracting with the subcontractor to perform services associated with the Hoosier Healthwise program.

•	The MCO must have a written agreement in place that specifies the subcontractor’s responsibilities and provides an option for revoking delegation or imposing other sanctions if performance is inadequate. The written agreement must be in compliance with all State of Indiana statutes, and will be subject to the provisions thereof.

•	The MCO must collect performance and financial data from its subcontractor’s and monitor delegated performance on an ongoing basis and conduct formal, periodic and random reviews, as directed by OMPP. The MCO must incorporate all subcontractors’ data into the MCO’s performance and financial data for a comprehensive evaluation of the MCO’s performance compliance and identify areas for its subcontractors’ improvement when appropriate. The MCO must take corrective action if deficiencies are identified during the review.

•	All subcontractors must fulfill all State and Federal requirements appropriate to the services or activities delegated under the subcontract. In addition, all subcontractors must fulfill the requirements of this RFP that are appropriate to the service or activity delegated under the subcontract.

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The MCO must comply with all subcontract requirements specified in 42 CFR 438.230. All subcontracts, provider contracts, agreements or other arrangements by which the MCO intends to deliver services required under this RFP, whether or not characterized as a subcontract under this RFP, must be subject to review and approval by OMPP and must be sufficient to assure the fulfillment of the requirements of 42 CFR 434.6. In accordance with IC 12-15-30-5(b), subcontract agreements for Hoosier Healthwise business terminate when the MCO’s contract with the State terminates.

1.7 Debarred Individuals

In accordance with 42 CFR 438.610, the MCO must not knowingly have a relationship with the following:

•	An individual who is debarred, suspended, or otherwise excluded from participating in procurement activities under the Federal Acquisition Regulation or from participating in non-procurement activities under regulations issued under Executive Order No. 12549 or under guidelines implementing Executive Order No. 12549

•	An individual who is an affiliate, as defined in the Federal Acquisition Regulation, of a person described above

The relationships include directors, officers, or partners of the MCO, persons with beneficial ownership of five percent or more of the MCO’s equity, or persons with an employment, consulting or other arrangement with the MCO for the provision of items and services that are significant and material to the MCO’s obligations under its contract with the State.

In accordance with 42 CFR 438.610, if OMPP finds that the MCO is in violation of this regulation, OMPP will notify the Secretary of noncompliance and determine if the agreement will continue to exist.

2.0 Covered Benefits and Services

The MCO must provide to its Hoosier Healthwise members, at a minimum, all benefits and services deemed “medically reasonable and necessary” (as defined in 405 IAC 5-2-17) and covered under the MCO contract with OMPP. The MCO must provide free oral interpretation services to its members seeking healthcare-related services in a provider’s service location in accordance with 42 CFR 438.10 (c)(4). Hoosier Healthwise covered services include all Medicaid (Packages A and B) and CHIP (Package C) covered services. The Indiana Administrative Code at 407 IAC 3 sets forth the CHIP Package C covered services and the Indiana Administrative Code 405 IAC 5 details the Medicaid covered services. Attachment E of this RFP provides a general description of the Hoosier Healthwise benefit packages and the benefits that are available.

The covered services for Hoosier Healthwise risk-based managed care are similar to the Hoosier Healthwise benefits and services. The MCO must deliver covered services sufficient in amount, duration or scope to reasonably expect that provision of such services would achieve the purpose of the furnished services. Costs for these services are the basis of the MCO’s capitation rate and are, therefore, the responsibility of the MCO. Coverage may not be arbitrarily denied or reduced and is subject to certain limitations in accordance with 42 CFR 438.210(a)(3)(iii) regarding:

•	Medical necessity determinations

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•	Utilization control, provided the services furnished are sufficient in amount, duration or scope to reasonably be expected to achieve the purpose for which the services are furnished

The MCO must develop procedures to monitor and assess its effectiveness in delivering quality health care to its Hoosier Healthwise members. The MCO must submit performance data related to its medical necessity determinations and utilization management as described in the MCO Reporting Manual. The State reserves the right to audit the MCO’s utilization management and medical necessity determination process at anytime.

The MCO must have policies and procedures that integrate all health care delivery service activities (including but not limited to: self-referral, self-management, disease management, pharmacy, transportation, continuity of care, case management, emergency room and out-of-network services) with the MCO’s quality management and improvement plan described in Section 5.0.

Although the covered services for Hoosier Healthwise MCO members’ care are similar to the Hoosier Healthwise benefits and services in PrimeStep, Federal and State regulations may impact the MCO’s service administration and benefit management. Descriptions of these services and benefits are below.

2.1 Self-referral Services

In accordance with State and Federal requirements, the Hoosier Healthwise program includes some benefits and services that are available to all Hoosier Healthwise members (i.e., PCCM and RBMC members) on a self-referral basis. These self-referral services do not require a referral from the member’s PMP.

The MCO must include self-referral providers in its contracted network. The MCO and its PMPs may direct members to seek the services of the self-referral providers contracted in the MCO’s network, but the MCO cannot require that the members receive such services from network providers. When members choose to receive self-referred services from IHCP-enrolled self-referral providers who do not have contractual relationships with the MCO, the MCO is responsible for payment to these providers (as out-of-plan providers).

The following services are considered self-referral services:

•	Chiropractic, eye care services and podiatric services are self-referral services under state law. The Indiana Administrative Code 405 IAC 5 provides further detail regarding these benefits. Hoosier Healthwise members may self-refer these services to any IHCP provider qualified to provide the service.

•	Family planning services under Federal regulation 42 CFR 431.51(b)(2) require a freedom of choice of providers and access to family planning services and supplies. Family planning services are those services provided to individuals of childbearing age to temporarily or permanently prevent or delay pregnancy including, but not limited to, birth control pills. Hoosier Healthwise members may not be restricted in choice of a family planning service provider. The IHCP Provider Manual provides a complete and current list of family planning services.

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The MCO participating in Hoosier Healthwise must allow its members to obtain birth control pills on a self-referral basis. OMPP recognizes the need for appropriate management of prescription medication in the interest of the member’s health; however, OMPP also recognizes the importance of removing barriers to family planning services. To reduce potential barriers to obtaining birth control pills, which may include, but may not be limited to, transportation to pharmacies for periodic refills, the MCO must, at a minimum, reimburse for the dispensation of up to a 90 calendar day supply of birth control pills at one time per member, if prescribed.

•	HIV/AIDS targeted case management services are limited to no more than 60 hours per quarter and are available to Package A and Package B members (as the case management services relate to the pregnancy). For more detailed information concerning member’s self-referral for HIV/AIDS case management services, see the IHCP Provider Manual.

•	Emergency services are covered without the need for prior authorization or the existence of an MCO contract with the emergency care provider. Emergency services must be available 24-hours-a-day, seven-days-a-week subject to the “prudent layperson” standard of an emergency medical condition, as defined in 42 CFR 438.114 and IC 12-15-12. See Section 2.3 of this Attachment for more information.

•	Behavioral health services, including mental health, substance abuse and chemical dependency services, rendered by mental health specialty providers enrolled in IHCP are by State law self-referral services. Behavioral health services rendered by mental health providers are also carved out of the MCO responsibility. The State’s fiscal agent, on a fee-for-service basis, will reimburse the mental health specialty providers for behavioral health services. Hoosier Healthwise members receiving behavioral health services from providers other than mental health specialists must receive a referral from their PMP or authorization from an MCO. The Hoosier Healthwise program requires that the member’s MCO reimburse providers for behavioral health services when providers other than mental health specialists (e.g., physicians and acute care hospitals) render behavioral health services. The mental health provider specialties are:

•	Psychiatric hospitals

•	Outpatient mental health clinics

•	Community mental health clinics

•	Psychiatrists

•	Psychologists

•	Certified psychologists

•	Health services providers in psychology

•	Certified social workers

•	Certified clinical social workers

•	Psychiatric nurses

•	Independent practice school psychologists

•	Advanced practice nurses under IC 25-23-1-1(b)(3), credentialed in psychiatric or mental health nursing by the American Nurses Credentialing Center

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2.2 Carved-out Services

Hoosier Healthwise provides some services that are not included in the MCO capitation and, therefore, not the responsibility of the MCO. These services are referred to as “carved-out” services. The State’s fiscal agent, on a FFS basis, pays for carved-out services rendered to MCO members. However, under some circumstances, services related to the carved-out services are the responsibility of the MCO for reimbursement. Listed below are the carved-out services and the conditions under which related services are the MCO’s responsibility. The MCO Policy and Procedure Manual describes these carved-out services in greater detail:

•	Behavioral health services, as described above are self-referral services that are carved out from the MCO’s responsibilities when rendered by mental health specialty providers enrolled in the IHCP. However, the MCO is responsible for associated services related to behavioral health services including but not limited to transportation and pharmacy services.

•	Dental services rendered by providers enrolled in the IHCP as providers in a dental specialty are not the MCO’s responsibility; however, some associated services related to dental surgery (e.g., anesthesia, post-operative services, pharmaceuticals, transportation) may be the MCO’s responsibility. The dental specialties are:

•	Endodontists

•	General dentistry practitioners

•	Oral surgeons

•	Orthodontists

•	Pediatric dentists

•	Periodontists

•	Pedodontists

•	Prosthodontists

•	Individualized Education Plan (IEP) services provided by a school are carved-out from the MCO’s responsibility. The MCO should communicate and coordinate with the school to ensure continuity of care and avoid duplication of services.

2.3 Diabetes Self-management Service

The MCO must cover self-management services for diabetes for its member when the member obtains the services from IHCP self-referral providers. However, IC 27-8-14.5-6 also provides that coverage for diabetes self-management is subject to the requirements of the insurance plan (i.e., MCO) when member seeks diabetes self-management services from providers other than providers designated as IHCP self-referral providers. The statue also recognizes that eye care and podiatry, which may include diabetes self-management services, are self-referral services. The MCO may direct its members to providers in the MCO’s network for diabetes self-management services. However, the MCO must cover diabetes self-management services if the member chooses an IHCP self-referral provider outside the MCO’s network.

2.4 Emergency Care

The MCO must cover emergency services without the need for prior authorization or the existence of an MCO contract with the emergency care provider. Services for treatment of an emergency medical condition, as defined in 42 CFR 438.114 and IC 12-15-12 (i.e., subject to the “prudent layperson” standard), must be available 24-hours-a-day, seven-days-a-week.

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The MCO must cover the medical screening examination, as defined by the Emergency Medical Treatment and Active Labor Act (EMTALA) regulations at 42 CFR 489.24, provided to its member who presents to an emergency department with an emergency medical condition. The MCO must also comply with all applicable emergency services requirements specified in IC 12-15-12. However, the MCO is not required to reimburse providers for services rendered in an emergency room for conditions that are not authorized and do not meet the prudent layperson standard as an emergency medical condition.

In accordance with 42 CFR 438.114, the MCO may not determine what constitutes an emergency on the basis of lists of diagnoses or symptoms. The MCO may not deny payment for treatment obtained when an enrollee had an emergency medical condition, even if the outcomes, in the absence of immediate medical attention, would not have been those specified in the definition of emergency medical condition. The MCO is prohibited from refusing to cover emergency services if the emergency room provider, hospital, or fiscal agent does not notify the member’s PMP or MCO of the member’s screening and treatment within 10 calendar days of presentation for emergency services. The member who has an emergency is not liable for the payment of subsequent screening and treatment that may be needed to diagnose or stabilize the specific condition. The attending emergency physician, or the provider actually treating the member, is responsible for determining when the member is sufficiently stabilized for transfer or discharge. The physician’s determination is binding and the MCO may not challenge the determination.

The MCO must demonstrate to OMPP that it has the following mechanisms in place to facilitate payment for emergency services and manage emergency room utilization:

•	A mechanism to have an appropriate staff person available 24-hours-a-day, seven-days-a-week to respond within one hour to an emergency room provider’s call after the MCO’s member’s initial medical screening exam

•	A mechanism to track the emergency services notification to the MCO (by the emergency room provider, hospital, fiscal agent or member’s PMP) within 10 days of presentation for emergency services

•	A mechanism to document a member’s PMP’s referral to the emergency room and pay claims accordingly

2.4.1 Post-stabilization

As described in 42 CFR 438.114(e) and IC 12-15-12, the MCO must cover post-stabilization services related to an emergency medical condition that are provided after an enrollee is stabilized in order to maintain the stabilized condition, or to improve or resolve the enrollee’s condition. The MCO must demonstrate to OMPP that it has a mechanism in place to be available to all emergency room providers 24-hours-a-day, seven-days-a-week to respond within one hour to an emergency room provider’s request for authorization of continued treatment after the MCO’s member has been stabilized and the emergency room provider believes continued treatment is necessary to maintain stabilization. The MCO will be financially responsible for the post-stabilization services if the MCO fails to respond to a call from an emergency room provider within one hour.

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2.5 Excluded Services

The Hoosier Healthwise program excludes some benefits from coverage under managed care. These excluded benefits are available under Traditional Medicaid or other waiver programs and include long-term care, home- and community-based waiver and hospice services. Therefore, a Hoosier Healthwise member who is, or will be, receiving excluded services (e.g., long-term care, home- and community-based waiver and hospice services) must be disenrolled from Hoosier Healthwise in order to be eligible for the services. The MCO Policy and Procedure Manual describe member disenrollment in greater detail.

Excluded services are:

•	Long-term institutional care: Package A members requiring long-term care in a nursing facility or Intermediate Care Facility for the Mentally Retarded (ICF/MR) must be disenrolled from the Hoosier Healthwise program and converted to fee-for-service eligibility in the IHCP. Before the nursing facility can be reimbursed by IHCP for the care provided, the nursing facility must request a pre-admission screening resident review (PASRR) for nursing facility placement, the State must approve the PASRR request, designate the appropriate level of care in IndianaAIM and disenroll the member from Hoosier Healthwise. The MCO must coordinate care for its members that are transitioning into long-term care by working with the facility to ensure timely submission of the request for a Pre-Admission Screening Resident Review (PASRR), as described in the IHCP Provider Manual. The MCO is responsible for up to 60 days for its members placed in the long-term care facility prior to the member receiving a level of care determination.

Although long-term care is not a Hoosier Healthwise-covered service, on a pre-approved basis, the MCO may obtain services for its members in a nursing facility setting on a short-term basis (no greater than 30 calendar days). This may occur if this setting is more cost-effective than other options and the member can obtain the care and services needed in the nursing facility. The MCO can negotiate rates for reimbursing the nursing facilities for these term stays.

•	Hospice: Hospice care is not covered under the Hoosier Healthwise program; however, terminally ill Hoosier Healthwise members may qualify for hospice care under the fee-for-service Medicaid program when they are disenrolled from Hoosier Healthwise. The hospice provider can submit a hospice election form for the member to the IHCP Prior Authorization Unit. The IHCP Prior Authorization Unit will then initiate the disenrollment of the member from managed care and facilitate hospice coverage. The MCO must coordinate care for its members that are transitioning into hospice by providing to an IHCP hospice provider any information required to complete the hospice election form for the MCO’s terminally-ill members desiring hospice, as described in the IHCP Hospice Provider Manual.

•	Home- and community-based waiver services: Home- and community-based services are excluded from the Hoosier Healthwise Program. Similar to the situations described above, Hoosier Healthwise members who have been approved for these waiver services must be disenrolled from managed care and the MCO must coordinate care for its members that are transitioning into a HCBS waiver until the disenrollment from Hoosier Healthwise is effective.

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2.6 Continuity of Care

The Hoosier Healthwise program is committed to providing continuity of medical care. The MCO must have mechanisms in place to ensure the continuity of care and coordination of medically necessary health care services for its Hoosier Healthwise members. The State emphasizes several critically important areas where the MCO must address continuity and care coordination services. These critical areas include, but are not limited to:

•	A member’s transition period into the Hoosier Healthwise program

•	A member’s transition between plans within Hoosier Healthwise

•	Members exiting the Hoosier Healthwise program to receive other Medicaid services

•	A member’s care coordination between his/her PMP and providers of carved-out services, i.e., behavioral health provider

The MCO is financially responsible for continuing medically necessary care during the transition from another plan into the MCO’s plan. In the event of a member or PMP disenrollment, the MCO must facilitate care coordination with other health plans or other PMPs. When receiving members from another health plan, the MCO must honor the previous health plan’s care authorizations for a minimum of 30 calendar days. When a woman becomes the MCO’s member in her third trimester of pregnancy, the MCO must reimburse for and honor the woman’s request to continue to receive maternity care from her obstetrician. The MCO Policy and Procedure Manual describes the MCO’s continuity and coordination of care responsibilities.

The MCO will be responsible for care coordination and reimbursement of its member’s care after the member has disenrolled from the MCO whenever the member disenrollment occurs during an inpatient stay. In these cases, the MCO will remain financially responsible for the hospital DRG payment (without a capitation payment) until the PMP discharges the member from the inpatient care facility or the member’s eligibility in Hoosier Healthwise terminates. The MCO must coordinate discharge plans with the member’s new health plan.

2.7 Out-of-Network (Out-of-Area) Services

With the exception of self-referral service providers and emergency medical care, the MCO may require providers not contracted in the MCO network to obtain prior authorization from the MCO to render any non-self-referral or non-emergent services to MCO members. If the out-of-network provider has not obtained such prior authorization, the MCO may deny payment to that out-of-network provider. The MCO must cover and reimburse for all authorized, routine care provided to its members by out-of-network providers. The MCO must reimburse any out-of-network provider’s claim for authorized services provided to Hoosier Healthwise members at a rate it negotiates with the out-of-network provider, or the lesser of the following:

•	The usual and customary charge made to the general public by the provider; or

•	The established IHCP reimbursement rates that exist for participating IHCP providers at the time the service was rendered. (The current Medicaid fee schedule is on the IHCP website.)

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In accordance with 42 CFR 438.206(b)(4), the MCO must authorize and pay for out-of-network care if the MCO is unable to provide necessary medical services covered within the MCO’s contracted provider network to a particular member. The MCO must authorize out-of-network services in a timely manner and adequately cover the services for as long as the MCO is unable to provide the services in its contracted network.

2.8 Disease Management

The MCO must have an asthma disease management program for eligible Hoosier Healthwise members. OMPP reserves the right to require the MCO to have disease management programs for additional conditions, such as diabetes or childhood obesity, in the future. OMPP will provide 12 months advanced notice to the MCO if OMPP decides to add new diseases to the disease management program requirements.

In an effort to coordinate and integrate asthma disease management for all Hoosier Healthwise members, the State requires that the MCO select from one of three options in developing, administering and managing its asthma disease management program. Attachment I of this RFP provides detailed information about the Indiana Chronic Disease Management Program (ICDMP) and the MCO’s participation options. Additional information about ICDMP can be found on the disease management website at www.indianacdmprogram.com.

2.9 Enhanced Services

The State encourages the MCO to include programs that enhance the general health and well being of its Hoosier Healthwise members, including programs that address preventive health and risk factors. The MCO can provide to its members non-Hoosier Healthwise-covered health care services that are more clinically appropriate or cost-effective than the Hoosier Healthwise covered services. These enhanced programs and services are above and beyond those covered in the Hoosier Healthwise program.

All enhanced services must comply with the education/outreach and other relevant guidelines set forth in this RFP and must be approved by OMPP prior to initiating such services. These services may include, but are not limited to, such items as:

•	Nurse triage telephone accessibility for members to receive medical advice 24 hours-a-day/seven-days-a-week from trained medical professionals

•	Flexible transportation arrangements for members that could include transportation to obtain pharmacy services or attend member education workshops on parenting, prenatal classes or outreach seminars

•	Disease management programs beyond those required by the State

•	Intensive case management or care coordination for members with complex or special health care needs, beyond the requirements in this RFP

•	Prenatal care programs targeted to avert untoward outcomes in high-risk pregnancies

•	Group visits with nurse educators and other patients

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•	Newborn health care and parenting education

3.0 Member Services

The MCO must have policies and procedures that integrate all member services activities (including but not limited to: member helpline, member education and outreach programs, member enrollment, newborn enrollment, special needs assessments, member materials and member grievance and appeals) with the MCO’s quality management and improvement plan described in Section 5.0.

3.1 Member Services Helpline

The MCO must maintain a statewide toll-free telephone helpline for members with questions, concerns or complaints. The MCO must staff the member services helpline to provide sufficient “live voice” access to its members during (at a minimum) a ten-hour business day, Monday through Friday. The member services helpline must offer language translation services for members whose primary language is not English and must offer telephone-automated messaging in English and Spanish. A member services messaging option must be available after business hours in English and Spanish and member services staff must respond to all member messages by the end of the next business day. The MCO must provide Telecommunications Device for the Deaf (TDD) services for hearing impaired members. The MCO must establish telephonic capability to transfer calls and connect the member to the State’s enrollment broker whenever appropriate (i.e., to facilitate the member’s changing to another PMP). The MCO must maintain a system for tracking and reporting the number and type of members’ calls and inquiries it receives during business hours and non-business hours. The MCO must monitor its member services helpline service and report its telephone service performance to OMPP each month as described in the MCO Reporting Manual.

The MCO’s member services helpline staff must be prepared to respond to member concerns or issues including, but not limited to the following:

•	Access to health care services

•	Identification or explanation of covered services

•	Special health care needs

•	Procedures for submitting a member grievance or appeal

•	Potential fraud or abuse

Upon a member’s enrollment in the MCO, the MCO must inform the member about the member services helpline. The MCO should encourage its members to call the MCO member services helpline as the first resource for answers to questions or concerns about Hoosier Healthwise, PMP issues, benefits, MCO policies, etc.

3.2 Member Outreach, Marketing and Education

3.2.1 Marketing and Outreach

OMPP permits and encourages the MCO and its subcontractors to promote their services to the general community, but forbids direct outreach or direct marketing to potential Hoosier Healthwise managed care members and Hoosier Healthwise enrollees who are not the MCO’s members. In accordance with 42 CFR 438.104, the MCO cannot conduct, directly or

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indirectly, door-to-door, telephone or other “cold-call” marketing enrollment practices. The MCO may not directly outreach or market to a Hoosier Healthwise enrollee prior to the enrollee becoming a member in the MCO’s program.

The prohibition on MCO outreach to Hoosier Healthwise managed care members applies equally to enrollees who apply for the program at a Department of Family and Children’s (DFC) office or at any other outstation location. The MCO may not offer gifts, incentives, or other financial or non-financial inducements greater than $10.00 for each individual and $50.00 per year per individual. The MCO is subject to penalties under the Social Security Act Section 1128A(a)(5) regarding inducements, remunerations and gifts to Medicaid recipients and Package C recipients. The MCO must comply with all marketing provisions in the 42 CFR 438.104, and Federal and State regulations regarding inducements and must itemize its marketing gifts, incentives and other financial inducements annually in the Quality Management and Improvement Plan Summary Report.

All member outreach, marketing and education materials must be submitted to OMPP for approval prior to distribution and in accordance with OMPP policy. Any outreach and marketing activities (written and oral) must be presented and conducted in an easily understood manner and format, at a fifth grade reading level, and must not be misleading or designed to confuse or defraud members and/or potential members. Examples of false or misleading statements include, but are not limited to:

•	Any assertion or statement that the member or potential member must enroll in the MCO to obtain benefits or to avoid losing benefits

•	Any assertion or statement that the MCO is endorsed by CMS, the Federal or State government, or a similar entity

The MCO cannot entice a potential member to join the MCO by offering the sale of any other type of insurance as a bonus for enrollment, and the MCO must ensure that a potential member can make his/her own decision as to whether or not to enroll.

The MCO may provide (at its own cost, including any costs related to mailing) an informational brochure or flyer to the State’s enrollment broker for distribution to potential Hoosier Healthwise enrollees at the time of PMP selection. The MCO may submit promotional poster-sized wall graphics to OMPP for approval The MCO must submit to OMPP a “promotional materials distribution plan” in January of each year. Upon approval of the plan, the MCO can make these posters available to the local DFC offices and enrollment centers for display in an area where Hoosier Healthwise application or member enrollment occurs. The local DFC offices and enrollment centers may display these promotional materials at its discretion. The MCO may display these same promotional materials at community health fairs or other outreach activities. OMPP must pre-approve all promotional and informational brochures or flyers and all graphics prior to display or distribution.

If the MCO desires to use the Hoosier Healthwise logo, the MCO must request approval from OMPP for each desired use. Any approval given for logo use is specific to the use requested, and shall not be interpreted as a blanket approval.

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3.2.2 Member Education Programs

The MCO must provide the information listed under this section within a reasonable timeframe, following the notification from OMPP of the member’s enrollment. In addition, the MCO must notify members at least once a year of their right to request and obtain the information listed in this section. If the MCO makes significant changes to the information provided under this section, the MCO must notify the member in writing of the intended change at least 30 calendar days prior to the intended effective date of the change, in accordance with 42 CFR 438.10(f)(4). (OMPP defines significant changes as any changes that affect member accessibility or the MCO’s services and benefits.)

The MCO must make written information available in English and Spanish and other prevalent non-English language, as identified by OMPP, upon the member’s request. In addition, the MCO must identify additional languages that are prevalent among the MCO’s membership.

The MCO must inform members that information is available upon request in alternative formats and how to obtain alternative formats. OMPP defines alternative formats as Braille, large font letters, audiotape, prevalent languages, and verbal explanation of written materials. To the extent possible, written materials must not exceed a fifth grade reading level.

The MCO must provide notification to its members of the Hoosier Healthwise covered services that the MCO does not elect to cover on the basis of moral or religious grounds and guidelines for how and where to obtain those services, in accordance with 42 CFR 438.102 This information must be related to the member before and during enrollment and within 90 calendar days after adopting the policy with respect to any particular service.

The MCO must inform the members that, upon the member’s request, the MCO will provide information on the structure and operation of the MCO and, in accordance with 42 CFR 438.6(h), will provide information on the MCO’s provider incentive plans.

The MCO will be responsible for developing and maintaining member education programs designed to provide the members with clear, concise, and accurate information about the MCO’s program, the MCO’s network and the Hoosier Healthwise program. The State encourages the MCO to incorporate community advocates, support agencies, health departments, other governmental agencies and public health associations in its outreach and member education programs. The State encourages the MCO to develop community partnerships with these types of organizations to promote health and wellness within its Hoosier Healthwise membership. The MCO’s educational activities and services should also address the special needs of specific Hoosier Healthwise subpopulations (e.g., pregnant women, newborns, early childhood, at-risk members, children with special needs) as well as it general membership. The MCO must demonstrate how these educational interventions reduce barriers to health care for members. The MCO must review its education and outreach program activities in the annual Quality Management and Improvement Plan Summary Report.

3.2.3 Member Education Materials

The MCO must have in place policies and procedures to ensure that materials are accurate in content, accurate in translation relevant to language or alternate formats and do not defraud, mislead or confuse the member. The MCO must develop and include an MCO-designated inventory control number on all member promotional, education, training or outreach

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materials with a date issued or date revised clearly marked on each page. The purpose of this inventory control number is to facilitate OMPP’s review and approval of member materials and document its receipt and approval of original and revised documents. Annually, as part of its Quality Management and Improvement Plan Summary Report, the MCO must submit a list of all member education and outreach materials it has used during the previous year and anticipates using in the upcoming year. The MCO’s member handbook must also be submitted annually for OMPP’s review. The MCO Reporting Manual details the member materials reporting requirements.

The MCO must produce and distribute member education materials approved by OMPP. The MCO must provide information requested by the State, or the State’s designee, for use in member education and enrollment, upon request. These education materials must include, but are not limited to, the following:

•	A detailed member handbook that describes the terms and nature of services offered by the MCO and contact information including the MCO’s Internet website address. The MCO Policies and Procedures Manual describes information that the MCO must include in the member handbook and other member communications

•	A provider directory listing the MCO’s providers in its network and identifying each provider’s specialty, service location(s), hours of operation, phone numbers, public transportation access and other demographic information in accordance with 42 CFR 438.10(f)(6)(i)

•	MCO bulletins or newsletters issued not fewer than four times a year that provide updates related to covered services, access to providers, and updated policies and procedures specific to the Hoosier Healthwise population

•	MCO telephone system scripts and “commercials-on-hold”

•	MCO-distributed literature regarding all health or wellness promotion programs that are offered by the MCO

•	MCO’s promotional brochures and posters

The MCO must also provide information to members through a user-friendly Internet website in a OMPP-approved format (currently Bobby format) to ensure compliance with existing accessibility guidelines that is available to members, providers and the community within six months of the effective date of the MCO’s contract with the State. More information on the Bobby format is available at: http://bobby.watchfire.com/bobby/html/en/index.jsp. OMPP must pre-approve the MCO’s website information and graphic presentations. The website information must be accurate and current, culturally appropriate, written for understanding at a fifth grade reading level and available in English and Spanish. The MCO must inform members that information is available upon request in alternative formats and how to obtain alternative formats. To minimize download and “wait times”, the website must avoid techniques or tools that require significant memory or disk resources or require special intervention on the user side to install plug-ins or additional software. The MCO must date each web page, change the date with each revision and allow users “print access” to the information. Such website information should include, but is not limited to, the following:

•	The MCO’s provider network identifying each provider’s specialty, service location(s), hours of operation, phone numbers, public transportation access and other demographic information as described for the Provider Directory in this Attachment. The MCO must update the on-line provider network information monthly at a minimum.

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•	The MCO’s contact information for member inquiries, member grievances or appeals

•	The MCO’s member services phone number, TDD number, hours of operation and after-hours access numbers

•	The MCO’s wellness and prevention programs or prenatal services (if these are enhanced beyond standard Hoosier Healthwise coverage)

•	A description of the MCO’s chronic disease management programs

•	The member’s rights and responsibilities

•	The member handbook

•	The Health Insurance Portability and Accountability Act (HIPAA) privacy statement

•	The MCO’s preferred drug list and in-network pharmacy locations

•	Transportation access information

•	Information about how to access carved-out services by linking to the State’s website

•	A list and brief description of each of the MCO’s member and provider outreach and education materials

•	The executive summary of MCO’s Annual Quality Management and Improvement Program Plan Summary Report

The MCO must submit all promotional, educational, training and outreach materials to OMPP for review and approval at least 30 calendar days prior to expected use and distribution. Additionally, the MCO must receive OMPP’s approval to use or display the Hoosier Healthwise logo each time the MCO wishes to do so (i.e., the MCO should not assume OMPP’s approval for use of the logo based on any previous approvals). The MCO must receive approval from OMPP prior to distribution or use of materials. OMPP reserves the right to assess liquidated damages or other remedies for the MCO’s non-compliance in the use or distribution of any non-approved member materials.

3.3 Member Enrollment

The State will monitor the MCO’s member enrollment in the mandatory RBMC counties and may limit the MCO’s member enrollment in a particular county (or counties), as described in Attachment F. Any member enrollment limitations that the State applies to the MCO is in the interest of protecting the mandatory status of the county by ensuring adequate member choice of health plans and will not limit or impede a member’s choice in PMP selection.

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STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

The State requires the MCO to accept as enrolled all individuals appearing on the enrollment rosters or enrollees for whom the MCO receives capitation payment. The MCO and rendering provider are responsible for verifying the member’s eligibility. If an MCO receives either enrollment information or capitation for a member, the MCO is financially responsible for the member. Hoosier Healthwise members selecting a PMP contracted with the MCO will become enrolled members with the same MCO until that PMP no longer contracts with the MCO or the member changes his/her PMP. In accordance with 42 CFR 438.56, Sections (c), (d) and (e), the MCO must have policies and procedures that allow members to change their PMPs.

3.3.1 Newborn Members

The auto-assignment logic will auto-assign a newborn child of a Package A or B MCO-enrolled mother to the mother’s MCO retroactively effective to the newborn’s date of birth, assuming the availability of an appropriate PMP for the newborn. The MCO will be financially responsible for the newborn from birth until eligibility is established. The MCO will receive the newborn’s monthly capitation rate from the newborn’s date of birth once eligibility for the newborn is established.

If the mother changes the newborn’s PMP and doing so results in a change in plan, the MCO remains responsible for services beginning on the newborn’s date of birth until such time as the newborn’s enrollment in another plan is effective. For more information on newborn enrollment, see Attachment F of this RFP and the MCO Policies and Procedure Manual.

3.3.2 Members with Special Health Care Needs

The MCO must have plans for provision of care for the special needs populations and for provision of medically necessary, specialty care through direct access to specialists. The Hoosier Healthwise managed care program uses the definition and reference for children with special health care needs as adopted by the Maternal and Child Health Bureau (MCHB) and published by the American Academy of Pediatrics (AAP):

“Children with special health care needs are those who have or are at increased risk for a chronic physical, developmental, behavioral, or emotional condition and who also require health and related services of a type or amount beyond that required by children generally.”

In accordance with 42 CFR 438.208(c), the State’s enrollment broker conducts a Health Needs Assessment (HNA) screening to identify members with potential special health care needs. The HNA screening tool assigns children to one of the Living With Illness Measures (LWIM) screener health domains based on the National Committee on Quality Assurance study design. The scoring for the LWIM screener identifies a child as potentially having a special health care need in one of seven different health domains:

•	Functional limitations only

•	Dependency on devices only

•	Service use or need only

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STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

•	Functional limitations and a dependency on devices

•	Functional limitations and a service use or need

•	Dependency on devices and a service use or need

•	Functional limitations, a dependency on devices and a service use or need

The MCO will receive the HNA screening results for subsequent assessment by an MCO health care professional and to facilitate care coordination. However, not all Hoosier Healthwise enrollees complete the HNA screening tool and individuals can complete the HNA screening tool with or without the assistance of the enrollment broker. The State requires the MCO to conduct a HNA screening for its members who have not received the HNA screening at the time of enrollment.

In accordance with 42 CFR 438.208(c)(2), the MCO must have a health care professional assess the member when the HNA screening identifies the member as potentially having a special health care need. When the assessment confirms the special health care need, the MCO must coordinate the member’s health care services with the member’s PMP’s plan of care. The MCO must offer continued coordinated care services to any special health care needs members transferring into the MCO’s membership from another plan. For example, MCO activities supporting special health care needs populations must include, but are not limited to:

•	Conducting the initial HNA screening to identify members who may have special needs

•	Scoring the HNA screening tool results

•	Distributing findings from HNA screening to the State’s enrollment broker, PMPs and other appropriate parties in accordance with State and Federal confidentiality regulations

•	Coordinating care services in accordance with the member’s PMP care plan

•	Analyzing, tracking and reporting to OMPP the issues related to children with special health care needs, including grievance and appeals data

•	Participating in clinical studies of special health care needs as directed by the Hoosier Healthwise Clinical Studies Committee

3.3.3 Member Disenrollment From MCO

In accordance with 42 CFR 438.6(k), the MCO may neither terminate enrollment nor encourage an enrollee to disenroll because of a member’s health care needs or a change in a member’s health care status. A member’s health care utilization patterns may not serve as the basis for disenrollment from the MCO.

The fiscal agent will automatically disenroll an MCO’s member from the MCO when that member’s PMP no longer contracts with the MCO and send the appropriate notification letter to the member. The member may contact the plan or enrollment broker to select another PMP within the MCO’s contracted network. If the member does not contact the MCO or enrollment broker, the member will remain linked to the PMP unless that PMP no longer participates in Hoosier Healthwise. Additional information about the member disenrollment process is provided in the MCO Policies and Procedure Manual.

HOOSIER HEALTHWISE

STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

The MCO must notify the local county DFC office, in the manner outlined in the MCO Policies and Procedure Manual, within 30 calendar days of the date it becomes aware of the death of one of its Hoosier Healthwise enrollees, giving the enrollee’s full name, address, Social Security Number, member identification number, and date of death. The MCO will have no authority to pursue recovery against the State of a deceased Medicaid enrollee.

3.4 Member-Provider Communications

The MCO must not prohibit or restrict a health care professional from advising a member about his/her health status, medical care or treatment options, regardless of whether benefits for such care are provided under the Hoosier Healthwise Program, as long as the professional is acting within his/her lawful scope of practice. This provision does not require the MCO to provide coverage for a counseling or referral service if the MCO objects to the service on moral or religious grounds.

In accordance with 42 CFR 438.102(a), the MCO must allow health professionals to advise the member on alternative treatments that may be self-administered and provide the member with any information needed to decide among relevant treatment options. Health professionals are free to advise members on the risks, benefits and consequences of treatment or non-treatment.

The MCO must not prohibit health professionals from advising members of their right to participate in decisions regarding their health, including the right to refuse treatment and express preferences for future treatment methods. The MCO may not take punitive action against a provider who requests an expedited resolution or supports a member’s appeal.

3.5 Member Inquiries, Grievances and Appeals

At a minimum, the grievance system includes a grievance process, an appeal process, as well as expedited review procedures and access to the State’s fair hearing system. The grievance system must comply with IC 27-13-10 and 27-13-10.1 and 42 CFR 438, Subpart F, and must include all the elements outlined in the grievance and appeal requirements in the Member Grievance and Appeal Matrix provided in the MCO Policies and Procedures Manual.

The term action, as defined in 42 CFR 438.400(b), is the

•	Denial or limited authorization of a requested service, including the type or level of service;

•	Reduction, suspension, or termination of a previously authorized service;

•	Denial, in whole or in part, of payment for a service;

•	Failure to provide services in a timely manner, as defined by the State; or

•	Failure of an MCO to act within the required timeframes.

HOOSIER HEALTHWISE

STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

The MCO must notify the requesting provider, and give the member written notice, of any decision by the MCO to deny a service authorization request, or to authorize a service in an amount, duration or scope that is less than requested. The notice must meet the requirements of 42 CFR 438.404, except that the notice to the provider need not be in writing. See Section 5.2.1, Authorization of Services and Notices of Action for additional information.

4.0 Provider Network Requirements

The MCO must ensure that its provider network is available and geographically accessible and provides adequate numbers of facilities, medical providers, ancillary providers, locations and personnel for the provision of high-quality covered services for its members throughout the State in accordance with 42 CFR 438.206. The MCO must also ensure that all of its contracted providers are IHCP providers and can respond to the cultural, racial and linguistic needs of the Hoosier Healthwise population, as well as the unique needs of members with special health care needs. The MCO must have policies and procedures detailing the process used to select and maintain providers. The MCO must have policies and procedures that detail (at a minimum) the integration of all provider services, network development, provider contracting and credentialing, provider communications, provider claims dispute processes and provider management activities with the MCO’s quality management and improvement plan described in Section 5.0.

4.1 Network Development

OMPP encourages the MCO to develop and maintain a comprehensive network throughout the State to include providers serving special needs populations, especially children with special health care needs. At a minimum, the MCO must develop a PMP and specialty provider network, as described below, in every mandatory RBMC county in the State. In addition, the MCO must make a good faith effort to contract with acute care hospitals in its service area.

The MCO must submit a network development plan monthly beginning 120 calendar days prior to the effective date of the MCO’s contract with the State. OMPP will notify the MCO when the monthly monitoring will decrease to a quarterly review. The MCO Policies and Procedures Manual and the MCO Reporting Manual will include more information regarding network development and related reporting requirements.

In accordance with 42 CFR 438.206(b)(1), the MCO must consider the following elements when developing and maintaining its provider network:

•	The anticipated enrollment;

•	The expected utilization of services, taking into consideration the characteristics and health care needs of specific IHCP populations represented in the MCO;

•	The numbers and types (in terms of training, experience, and specialization) of providers required to furnish the contracted services;

•	The numbers of network providers who are not accepting new Hoosier Healthwise members; and

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STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

•	The geographic location of providers and enrollees, considering distance, travel time, the means of transportation ordinarily used by Hoosier Healthwise enrollees, and whether the location provides physical access for Hoosier Healthwise enrollees with disabilities.

OMPP reserves the right to assess liquidated damages or other remedies for MCO non-compliance with the network development and network composition requirements.

4.2 Network Composition Requirements

In compliance with 42 CFR 438.206, the MCO must:

•	Serve the expected enrollment in the service area

•	Offer an appropriate range of services and access to preventive and primary care services for the population expected to be enrolled in the contracted service area

•	Maintain a sufficient number, mix, and geographic distribution of providers as specified below

The MCO must develop and maintain a network of providers as specified below and must submit an annual network access report to confirm its provider network meets OMPP’s access standards. OMPP reserves the right to expand or revise the network requirements, as it deems appropriate. The MCO must not discriminate with respect to participation, reimbursement, or indemnification as to any provider who is acting within the scope of the provider’s license or certification under applicable State law, solely on the basis of such license or certification as stated in 42 CFR 438.12. However, the MCO is not prohibited from including providers only to the extent necessary to meet the needs of the MCO’s enrollees or from establishing any measure designed to maintain quality and control costs consistent with the MCO’s responsibilities.

In order to confirm the appropriate member choice in accordance with Federal requirements, the MCO must provide OMPP written notice at least 90 calendar days in advance of the MCO’s inability to maintain a sufficient PMP network in any of the mandatory RBMC counties.

4.2.1 Primary Medical Provider (PMP) Requirements

In counties where both PCCM and RBMC are available, the Hoosier Healthwise PMP may participate as a PMP in only one delivery system, i.e., either PCCM or RBMC. This does not prohibit the PMP from maintaining fee-for-service or PCCM enrollment for non-Hoosier Healthwise members (e.g., Traditional Medicaid or Medicaid Select members). When the physician elects to or, as in the mandatory RBMC counties, is required to, participate in the RBMC delivery system, he/she may only contract as a PMP with only one MCO. However, a MCO PMP may participate as a specialist in any other Hoosier Healthwise managed care plan.

The MCO must assure that each member has a PMP who is responsible for providing an ongoing source of primary care appropriate to the member’s needs. PMPs must coordinate each member’s care and make any referrals necessary. The MCO must track PMP referrals to specialists and emergency providers and provide information on PMP referrals upon request.

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STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

The MCO’s PMP contract must state the PMP panel size limits, and the MCO must assess the PMP’s non-Hoosier Healthwise practice when assessing the PMP’s capacity to serve the MCO’s members. OMPP considers an appropriate average member-to-PMP ratio to be no more than 250 members to one PMP across the mandatory RBMC counties. OMPP will monitor the MCO’s PMP network to evaluate its member-to-PMP ratio on a quarterly basis

The MCO must have a mechanism in place to ensure that contracted PMPs provide or arrange for coverage of services 24-hours-a day, seven-days-a-week and that PMPs have a mechanism in place to ensure members are able to make direct contact with their PMP, or the PMP’s qualified clinical staff person, through a toll-free member services telephone number 24-hours-a-day, seven-days-a-week. The MCO must also ensure that PMPs are available to see members a minimum of 20 hours over a three-day period at any combination of sites. The MCO must also assess the PMP’s non-Hoosier Healthwise practice to ensure that the PMP’s Hoosier Healthwise population is receiving accessible services on an equal basis with the PMP’s non-Hoosier Healthwise population.

The MCO must ensure that the PMP provide “live voice” coverage after normal business hours. After-hour coverage for the PMP may include an answering service or a shared-call system with other medical providers. The MCO must ensure that members have telephone access to their PMP in English and Spanish 24-hours-a-day, seven-days-a-week.

The MCO must ensure that PMPs are maintaining the PMP medical care standards and practice guidelines detailed in the IHCP Provider Manual. OMPP will monitor medical care standards to evaluate access to care and quality of services provided to enrollees and to evaluate providers regarding their practice patterns.

4.2.2 Primary Medical Provider (PMP) Enrollment and Disenrollment

To request enrollment of a PMP with the MCO, the MCO must submit the signature page of the provider agreement and enrollment confirmation to the state’s fiscal agent to link the PMP to the MCO. For PMP agreements which are due to be effective with the State/MCO contract on January 1, 2005, the state’s fiscal agent will guarantee that all complete and accurate provider enrollment requests it receives by December 1, 2004, will be processed to be effective on January 1, 2005. The MCO Policies and Procedures Manual provides detailed information on PMP and provider enrollment.

The MCO must provide and maintain a list of the MCO’s representatives who have been trained and authorized to submit PMP enrollments and disenrollments to the State’s fiscal agent. The MCO must submit the list to the State’s fiscal agent upon request and annually on October 1st of each year.

The MCO must report PMP disenrollments and the reason for each disenrollment. The MCO must notify the State’s fiscal agent of the intent to disenroll a PMP within five business days of the receipt/issuance of the PMP’s enrollment and disenrollment request by forwarding a copy of the written communication between the PMP and MCO. The fiscal agent must receive Enrollment/disenrollment requests at least five business days prior to the 24th day of the month before the date the MCO desires the enrollment or disenrollment to become effective. OMPP reserves the right to assess liquidated damages or other remedies if the MCO does not notify the State’s fiscal agent in a timely manner.

HOOSIER HEALTHWISE

STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

If a PMP disenrolls from the Hoosier Healthwise program, but remains an IHCP provider, the MCO must assure that the PMP provides continuation of care for his/her Hoosier Healthwise members for a minimum of 30 calendar days or until the member’s link to another PMP becomes effective.

If the physician has identified another PMP to take his panel, the physician, not the MCO, may submit a Panel Transfer Request (e.g., a physician is retiring and wishes to transfer the panel to another PMP in the same practice or another PMP practice). The MCO Policies and Procedures Manual provides information regarding the Panel Transfer process.

The notice to the members of the PMP disenrollment, which is sent by the fiscal agent, will advise the member that he/she may select another PMP in the MCO’s network. If the member does not select another PMP, the member will remain linked to his/her former PMP, if that PMP remains participating in the Hoosier Healthwise program and the PMP’s scope of practice does not change (e.g., the PMP leaves a group practice to open a solo practice, the members move with the PMP and do not remain linked to the group practice). If the member’s former PMP is no longer participating with Hoosier Healthwise, the MCO’s member will be auto-assigned to another PMP contracted with the MCO. The MCO Policies and Procedures Manual provides information regarding PMP disenrollments. OMPP reserves the right to immediately disenroll any provider if the provider becomes ineligible to participate in the IHCP.

4.2.3 Specialist and Ancillary Provider Network Requirements

In addition to maintaining a network with PMP specialties, the MCO must provide and maintain a comprehensive network of IHCP provider specialists and ancillary providers for all its members in the mandatory RBMC counties.

Specialty providers participating in Hoosier Healthwise may contract with both the PrimeStep program and the MCO. Unlike PMPs, specialist and ancillary providers are not limited to serve in only one MCO network. In addition, physicians contracted as a PMP with one MCO may contract as a specialist with the other Hoosier Healthwise plans.

OMPP encourages the MCO to develop a comprehensive network of specialty providers throughout the State. However, the MCO network in the mandatory RBMC counties must include, at a minimum:

•	Two specialty providers of each provider type listed below who have locations of service in the mandatory RBMC county; or

•	A combination of two specialty providers for each type listed below in any one of the following combinations:

•	One of each type of specialty provider with a service location in the mandatory RBMC county, and

•	One of each type of specialty provider with a service location in a county contiguous to the mandatory RBMC county, or

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STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

•	One of each type of specialty provider with a service location in a county within 60 miles or 60 minutes from the member’s residence zip code

For the purposes of its initial network development, the MCO must demonstrate its specialty providers’ service locations are within 60 miles or 60 minutes of the population center zip codes listed below for each mandatory RBMC county:

Mandatory RBMC Counties	Population Center Zip Codes
Allen	46806
Delaware	47302
Elkhart	46516
Grant	46953
Howard	46901
Johnson	46131
Lake	46312
LaPorte	46360
Madison	46016
Marion	46218
Morgan	46151
Porter	46368
St. Joseph	46628

The MCO must include a minimum of two specialists and ancillary providers of each type identified below for each mandatory RBMC county within the access standards described above:

•	Physician Specialties

•	Cardiologist

•	Orthopedic Surgeon

•	Otologist or Otolaryngologist

•	Urologist

•	Self-referral Practitioners

•	Chiropractor

•	Family Planning Practitioner

•	Ophthalmologist or Optometrist

•	Podiatrist

•	Ancillary Providers

•	Durable Medical Equipment Provider

•	Home Health

•	Pharmacy

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STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

Considering the nature of the services some ancillary providers render, OMPP requires the MCO maintain different network access standards for the following providers:

•	Two durable medical equipment providers and two home health providers must be available to provide services to the MCO’s members in each of the mandatory RBMC counties
•	Two pharmacy providers must be within 30 miles or 30 minutes from a member’s residence in each of the mandatory RBMC counties

The MCO must contract with the Indiana Hemophilia and Thrombosis Center or a similar federally recognized treatment center. This requirement is based on the findings of the Centers for Disease Control and Prevention (CDC) which illustrate that persons affected by a bleeding disorder receiving treatment from a federally recognized treatment center require less hospitalizations, experience less bleeding episodes and experience 40 percent reduction in morbidity and mortality.

The MCO must arrange for laboratory services only through those IHCP enrolled laboratories with Clinical Laboratory Improvement Amendments (CLIA) certificates.

The MCO must contract its specialist and ancillary provider network prior to receiving enrollment in a mandatory RBMC county. OMPP reserves the right to implement corrective actions or liquidated damages as described in this Attachment if the MCO fails to meet and maintain the specialist and ancillary provider network access standards. OMPP’s corrective actions may include, but are not limited to, withholding or suspending new member enrollment from the MCO until the MCO’s specialist and ancillary provider network is in place. OMPP will monitor the MCO’s specialist and ancillary provider network to confirm the MCO is maintaining the required level of access to specialty care. OMPP reserves the right to increase the number or types of required specialty providers at any time.

OMPP may elect to establish and apply a non-financial incentive for the MCO that expands its network to include additional specialists with a service location in a mandatory RBMC county or are accessible under the alternate access standards described above. These additional specialists include:

•	Allergist

•	Endocrinologist

•	Gastroenterologist

•	Nephrologists

•	Neurologist

•	Obstetrician (Non-PMP)

•	Oncologist

•	Pediatrician (Non-PMP)

•	Pulmonologist

•	Thoracic Surgeon

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STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

4.2.4 Federally Qualified Health Centers (FQHCs) and Rural Health Clinics (RHCs)

Since Federally Qualified Health Centers (FQHCs) and Rural Health Clinics (RHCs) are essential community providers, the State strongly encourages the MCO to contract with FQHCs and RHCs, particularly in the mandatory RBMC counties. The MCO must reimburse FQHCs and RHCs for services at:

•	No less than the level and amount of payment that the MCO would make to a non-FQHC or non-RHC provider for the same services

OMPP endorses the following two types of contractual arrangements:

•	The FQHC or RHC accepts a full capitation (i.e., for primary care, specialty care and hospital care), or

•	The FQHC or RHC accepts a partial capitation or other method of payment at less than the full risk for patient care (i.e., primary care capitation, fee-for-service)

In accordance with The Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 (BIPA), the State will make supplemental payments to FQHCs and RHCs that subcontract (directly or indirectly) with the MCO. These supplemental payments represent the difference, if any, between the payment to which the FQHC or RHC would be entitled for covered services under the Medicaid provisions of BIPA and the payments made by the MCO.

The State requires the MCO to identify any performance incentives it offers to the FQHC or RHC. The MCO must report all such FQHC and RHC incentives which accrue during the contract period related to the cost of providing FQHC-covered or RHC-covered services to RBMC enrollees along with any fee-for-service and/or capitation payments in the determination of the amount of direct reimbursement paid by the MCO to the FQHC or RHC.

Semi-annually, the State requires the MCO to provide supporting documentation of the MCO’s reimbursements paid to each FQHC and RHC in each month of the reporting period. In addition, OMPP requires the FQHC or RHC, and the MCO to maintain and submit records documenting the number and types of encounters provided to MCO enrollees each month. Capitated FQHCs and RHCs must also submit encounter data (e.g., in the form of shadow claims to the MCO) each month. The number of encounters will be subject to audit by OMPP or its representatives.

4.3 Provider Agreements

The MCO must have a process in place to review and authorize all network provider contracts. A model or sample contract of each type of provider agreement must be submitted to OMPP for review and approval at least 60 calendar days prior to the MCO’s use.

For PMP agreements that will become effective on January 1, 2005, the PMP provider agreements shall not be executed prior to October 1, 2004. To allow sufficient processing time for the enrollment of the PMP and ensure an effective date of January 1, 2005, the MCO must submit the completed PMP enrollment request prior to December 1, 2004.

HOOSIER HEALTHWISE

STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

The MCO must include in provider agreements provisions to hold the State harmless and ensure continuation of benefits. In addition to the applicable requirements for subcontracts in this Attachment, the provider agreements must meet the following requirements:

•	Identify and incorporate the applicable terms of this RFP and MCO contract with the State and any incorporated documents. Under the terms of the provider services agreement, the provider must agree that the applicable terms and conditions set out in this RFP and MCO contract with the State, any incorporated documents, and all applicable State and Federal laws, as amended, govern the duties and responsibilities of the provider with regard to the provision of services to enrollees.

•	Describe a written provider claim resolution process

•	Require each provider to maintain a current IHCP provider agreement and to be duly licensed in accordance with the appropriate state licensing board and must remain in good standing with said board.

•	Require each provider to submit all claims for services rendered to the MCO’s members within 180 calendar days from the date of service.

•	Include a termination clause stipulating that the MCO must terminate its contractual relationship with the provider as soon as the MCO has knowledge that the provider’s license or IHCP provider agreement has terminated.

•	Terminate the provider’s agreement to serve the MCO’s Hoosier Healthwise members at the end of the MCO’s Hoosier Healthwise contract with the State. In the event the MCO anticipates re-contracting with the State to serve Hoosier Healthwise members, the MCO may not execute or finalize provider contracts earlier than 90 calendar days prior to the effective date of the new contract with the State, unless granted OMPP permission.

•	Monitor providers and apply corrective actions for those who are out of compliance with OMPP’s or the MCO’s standards.

•	Obligate the terminating provider to submit all encounter claims for services rendered to the MCO’s members while serving as the MCO’s network provider and provide or reference the MCO’s technical specifications for the submission of such encounter data.

•	Not obligate the non-PMP provider to participate under exclusivity agreements that prohibit the non-PMP provider from contracting with other Hoosier Healthwise health plans or prohibit the PMP provider from participating as a specialist with other Hoosier Healthwise plans.

•	Provide the PMP with the option to terminate the agreement without cause with advance notice to the MCO. Said advance notice shall not have to be more that 90 calendar days.

4.4 Provider Credentialing

The MCO must have written credentialing and re-credentialing policies and procedures for ensuring quality of care is maintained or improved and assuring that all contracted providers hold current State licensure and enrollment in the IHCP. The MCO’s credentialing and re-credentialing process for all contracted providers must meet The National Committee for Quality Assurance (NCQA) guidelines.

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STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

The MCO must ensure that providers credentialed as specialists and as PMPs agree to meet all of the State’s and MCO’s standards for credentialing PMPs and specialists, including:

•	Compliance with State record keeping requirements

•	OMPP’s access and availability standards

•	Other quality improvement program standards

4.5 Medical Records

The MCO must assure that its records and those of its participating providers record all medical services that the enrollee receives in accordance with 42 CFR 431.305 and 405 IAC 1-5-1. The medical record must include, at a minimum:

•	Prescriptions for medications

•	Inpatient discharge summaries

•	Patient histories (including immunization) and physicals

•	A list of smoking and chemical dependencies

•	A record of outpatient, inpatient and emergency care, specialist referrals, ancillary care, laboratory and x-ray tests and findings

The MCO’s providers must maintain members’ medical records in a detailed and comprehensive manner that conforms to good professional medical practice, permits effective professional medical review and medical audit processes, and facilitates an accurate system for follow-up treatment. Medical records must be legible, signed and dated, and maintained for at least seven years as required by State and Federal regulations.

The MCO’s providers must provide a copy of member’s medical record upon reasonable request by the member at no charge, and the provider must facilitate the transfer of the member’s medical record to another provider at the member’s request. Confidentiality of medical records must be maintained to the standards mandated in HIPAA and State requirements.

The MCO’s providers must permit the MCO and representatives of the State review the member’s medical record for the purposes of monitoring the provider’s compliance with the medical record standards or capturing information for clinical studies.

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STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

4.6 Provider Education and Outreach

The MCO must educate its contracted providers regarding the MCO’s prior authorization policies and procedures, clinical protocols, member’s rights and responsibilities, claims dispute resolution process and any other information relevant to improving the services provided to the MCO’s Hoosier Healthwise members.

The MCO must develop and include an MCO-designated inventory control number on all provider promotional, education, training or outreach materials with a date issued or date revised clearly marked on each page. The purpose of this inventory control number is to facilitate OMPP’s review and approval of provider materials and document its receipt and approval of original and revised documents. The MCO must submit all promotional, training, educational and outreach materials designed for distribution to, or use by, contracted providers to OMPP for review and approval at least 60 calendar days prior to use and distribution. The MCO must receive approval from OMPP prior to distribution or use of materials. OMPP’s decision regarding any material is final.

Annually, as part of its Quality Management and Improvement Plan Summary Report, the MCO must submit a list of all provider education and outreach materials it has used during the previous year and anticipates using in the upcoming year. The MCO Reporting Manual details the provider materials reporting requirements.

4.7 MCO Communications with Providers

The MCO must have in place policies and procedures to maintain frequent communications and provide information to its provider network. As required by 42 CFR 438.207(c), the MCO must notify the State of significant changes that may affect provider procedures at least 30 calendar days prior to notifying its provider network of the changes. The MCO must give providers 45 calendar days advance notice (per IC 12-15-13-6) of significant changes that may affect the providers’ procedures (e.g., changes in subcontractors). The MCO must post a notice of the changes on its website to inform both network and out-of-network providers and make payment policies available to non-contracted providers upon request.

In accordance with 42 CFR 438.102, the MCO must not prohibit, or otherwise restrict, a health care professional acting within the lawful scope of practice, from advising or advocating on behalf of a member.

The MCO must develop and maintain a “user-friendly” website for network and out-of-network providers within six months of the effective date of the MCO’s contract with the State. OMPP must pre-approve the MCO’s website information and graphic presentations. The provider website requirements are similar to those described for the member website in Section 3.0 of this Attachment. The MCO may choose to develop a separate provider website or incorporate it into the home page of the member website. The provider website may have secured information available to network providers but must, at a minimum, have the following information available to all providers:

•	MCO’s contact information

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•	Provider Manual and forms

•	MCO bulletins or newsletters issued not fewer than four times a year that provide updates related to provider services, and updated policies and procedures specific to the Hoosier Healthwise population

•	MCO’s preferred drug list

•	Claim submission information such as, but not limited to: MCO submission and processing requirements, paper and electronic submission procedures, emergency room auto-pay lists and frequently asked questions

•	Provider claims dispute resolution procedures for contracted and out of network providers

•	Prior authorization procedures

•	PMP and specialty network listings

•	Links to the State’s website for general Medicaid or Hoosier Healthwise information

•	Information regarding the MCO’s chronic disease management program

•	HIPAA Privacy Policy and Procedures

•	The executive summary of MCO’s Annual Quality Management and Improvement Program Plan Summary Report

The MCO must maintain a toll-free telephone helpline for all providers with questions, concerns or complaints. The MCO must staff the telephone provider helpline with personnel trained to accurately address provider issues during (at a minimum) a ten-hour business day, Monday through Friday. The MCO must maintain a system for tracking and reporting the number and type of providers’ calls and inquiries. The MCO must monitor its provider helpline and report its telephone service performance to OMPP each month as described in the MCO Reporting Manual.

The fiscal agent sponsors quarterly workshops throughout the state and an annual seminar for all IHCP providers. The MCO must participate in the quarterly regional workshops that are held in its service areas, particularly the mandatory RBMC counties, and the annual provider seminars. An appropriate representative must be available to make formal presentations and respond to questions during the scheduled time(s). The MCO is also encouraged to set up an information booth with a representative available during the annual seminar.

4.8 Provider Payment Requirements

The MCO must pay providers for covered medically necessary services rendered to the MCO’s members in accordance with the standards set forth in IC 12-15-13-1.6 and IC 12-15-13-1.7, unless the MCO and provider agree to an alternate payment schedule and method. The MCO

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must pay or deny electronically filed clean claims within 21 calendar days of receipt and clean paper claims within 30 calendar days of receipt. If the MCO fails to pay or deny a clean claim within these timeframes but subsequently pays the claim, the MCO must also pay the provider interest as required under IC 12-15-13-1.7(d). “Clean claim” has the meaning set forth in IC 12-15-13-0.6. These standards apply to out-of-network claims for which the MCO is responsible and any other claims submitted by providers that have not agreed to alternate payment arrangements.

While the MCO may choose to subcontract claims processing functions, or portions of those functions, with a State-approved subcontractor, the MCO must demonstrate that the use of such subcontractors is invisible to providers, including out-of-network and self-referral, and will not result in confusion to the provider community about where to submit claims for payments. For example, the MCO may elect to establish one post office box address for submission of all out-of-network provider claims. If different subcontracting organizations are responsible for processing those claims, it is the MCO’s responsibility to ensure that the subcontracting organizations forward claims to the appropriate processing entity. Use of a method such as this will not lengthen the timeliness standards discussed in this section. In this example, the definition of “date of receipt” is the date of claim’s receipt at the post office box.

4.9 Member Payment Liability

In accordance with 42 CFR 438.106, the MCO and its subcontractors are prohibited from holding members liable for:

•	Any payments for covered services furnished under a contract, referral or other arrangement, to the extent that those payments are in excess of the amount that the enrollee would owe if the MCO provided the services directly

•	Covered services provided to the member for which the State does not pay the MCO or for which the MCO or the State does not pay the provider

•	The MCO’s debts or subcontractor’s debts, in the event of the entity’s insolvency.

The MCO must ensure that its providers do not balance bill its members, i.e., charge the member for covered services above the amount paid to the provider by the MCO.

4.10 Provider Dispute Resolution

The MCO must include in its provider contracts a clause establishing a claim dispute resolution process between the MCO and the provider. The MCO must have written policies and procedures for registering and responding to claims disputes for out-of-network, in accordance with the claims dispute resolution process for non-contracted providers outlined in Attachment N. The MCO Reporting Manual provides requirements for reporting provider claims dispute resolutions for disputes with non-contracted providers.

4.11 Disclosure of Physician Incentive Plan (PIP)

The MCO may implement a physician incentive plan (PIP) only if:

•	The MCO will make no specific payment directly or indirectly to a physician or physician group as an inducement to reduce or limit medically necessary services furnished to an individual enrollee; and

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•	The MCO meets requirements for stop-loss protection, member survey, and disclosure requirements under 42 CFR 438.6.

Federal regulations 42 CFR 438.6, 42 CFR 422.208 and 42 CFR 422.210 provide information regarding physician incentive plans, and the Center for Medicare and Medicaid Services (CMS) provides guidance on its website. The MCO must comply with all Federal regulations regarding PIP and supply to OMPP information on its PIP as required in the regulations and with sufficient detail to permit the State to determine whether the incentive plan complies with the Federal requirements. The MCO must provide information concerning its physician incentive plan, upon request, to its members and in any marketing materials in accordance with the disclosure requirements stipulated in the federal regulations. Similar requirements apply to subcontracting arrangements with physician groups and intermediate entities.

4.12 Provider Directory

The MCO must provide OMPP, the enrollment broker and all Hoosier Healthwise members with the following information about its network providers:

•	Lists of PMPs, the PMPs’ service locations (including county), phone numbers, office hours, type of PMP (i.e., family practice, general practitioners, general internists, general pediatricians, obstetricians and gynecologists) and whether the PMPs are accepting new members

•	Lists of specialty providers, their service locations (including county), phone numbers, office hours, type of specialty

•	Lists of hospital providers, pharmacies, home care providers and all other network providers

•	Hours of operation for physicians and ancillary providers, including evening and weekend hours of operation

•	Names of providers with ADA accessibility and indicate ADA assistance availability

•	Provider office location’s access along public transportation routes

•	Languages spoken by the provider or the provider’s office personnel

On a quarterly basis in accordance with a schedule set forth by OMPP, the MCO must also provide OMPP’s enrollment broker and fiscal agent an electronic data file containing information on the MCO’s network of contracted providers. These files should include updates for the purpose of providing a program comparison guide for members and potential enrollees, as required by 42 CFR 438.10(e), as well as provide information for entry into IndianaAIM. The MCO must include provider network information in an OMPP-approved format (currently Bobby format) on its member website as described in Section 3.0 of this Attachment. Provider network information on the MCO’s website must be updated monthly and be available to “print” from a remote user location.

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5.0 Quality Management and Utilization Management

The MCO must monitor, evaluate and take effective action to identify and address any needed improvements in the quality of care delivered to members by all providers in all types of settings, in accordance with the provisions set forth in this RFP. In compliance with State and Federal regulations, the MCO must submit to the State quality improvement data that includes the status and results of performance improvement projects. Additionally, the MCO must submit information requested by OMPP to complete the State’s Annual Quality Assessment and Improvement Strategies Report to CMS.

5.1 Quality Management and Improvement Program

The MCO’s Medical Director must be responsible for the coordination and implementation of the Quality Management and Improvement Program. The program must have objectives that are measurable, realistic and supported by consensus among the MCO’s medical and quality improvement staff. Through the Quality Management Program, the MCO must have ongoing comprehensive quality assessment and performance improvement activities aimed at improving its internal functioning, improve the delivery of health care services to members and improve health outcomes of its members.

The MCO must meet the requirements of 42 CFR 438 subpart D and the National Committee for Quality Assurance (NCQA), including but not limited to the requirements listed below, in developing its quality management program. In doing so, it shall include an assessment of quality and appropriateness of care provided to member with special needs, complete performance improvement projects in a reasonable time so as to allow information about the success of performance improvement projects and to produce new information on quality of care every year.

The MCO’s Quality Management and Improvement Program must:

•	Include developing and maintaining an annual quality improvement plan which sets goals, establishes specific objectives, identifies the strategies and activities to undertake, monitors results and assesses progress toward the goals.

•	Have written policies and procedures for quality improvement. Policies and procedures must include methods, timelines and individuals responsible for completing each task

•	Incorporate an internal system for monitoring services, including clinically appropriate data collection and management for clinical studies, internal quality improvement activities, assessment of special needs population and other quality improvement activities requested by OMPP

•	Participate appropriately in clinical studies, such as the Health Plan Employer Data and Information Set® (HEDIS®) measures and in other studies requested by OMPP, such as assessment of the quality and appropriateness of care provided to members, in accordance with EPSDT/Health Watch requirements

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•	Collect measurement indicator data related to areas of clinical priority and quality of care. The Hoosier Healthwise Clinical Studies and the Quality Improvement Committees will establish areas of clinical priority and indicators of care. These areas may vary from one year to the next, and they will reflect the needs of the Hoosier Healthwise population. Examples of areas of clinical priority and measurement studies include:

•	Immunization rates

•	Early and Periodic Screening, Diagnosis and Treatment (EPSDT) service utilization

•	Prenatal care

•	Blood lead testing

•	Emergency room utilization

•	Access to care

•	Special needs care coordination and utilization

•	Report any national performance measures developed by CMS. The MCO must develop an approach for meeting the desired performance levels established by CMS upon release of the national performance measures, in accordance with 42 CFR 438.240(a)(2).

•	Have procedures for collecting and assuring accuracy, validity and reliability of performance measures that are consistent with protocols developed in the public or private sector. The CMS website contains an example of available protocols.

The MCO must conduct an audited HEDIS Survey and Consumer Assessment of Health Plans Survey (CAHPS) annually in its quality management and improvement activities per OMPP guidelines.

The MCO is encouraged to participate in the Best Clinical and Administrative Practices (BCAP) Quality Framework initiative. BCAP is a proven method to improve quality within Medicaid managed care that the Center for Healthcare Strategies has developed. Information regarding BCAP is available in Attachment K of this RFP. OMPP reserves the right to require the MCO to participate in BCAP after the first contract year.

5.1.1 Quality Management and Improvement Committee

The MCO must establish an internal quality management and improvement committee to develop, approve, monitor and evaluate the Quality Management and Improvement Program and annual plan summary assessment. The MCO’s Medical Director must be an active participant in the MCO’s internal quality management and improvement committee. The committee must be representative of management staff, MCO departments and community partners, advocates, members and subcontractors, as appropriate. Additionally, the Medical Director must attend the Hoosier Healthwise Quality Improvement Committee (QIC) meetings at least quarterly to update OMPP and report on the MCO’s quality management and improvement activities and outcomes. The MCO must have other appropriate personnel attend the Hoosier Healthwise QIC meeting monthly.

The MCO must have a structure in place (e.g., other committees, sub-committees, work groups, task forces) to incorporate into, and formally support, the MCO’s internal quality management and improvement committee and quality management and improvement plan. All functional units in the MCO’s organizational structure must integrate their performance

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measures, operational activities and outcome assessments with the MCO’s internal quality management and improvement committee to support the quality management and improvement plan’s goals and objectives.

5.1.2 Quality Management and Improvement Plan Requirements

The MCO’s Quality Management and Improvement Committee, in collaboration with the MCO’s Medical Director, must develop an annual Quality Management and Improvement Plan. The plan must identify the MCO’s quality management goals and objectives and include a timeline of activities and assessments of progress towards meeting the goals. The MCO must submit its Quality Management and Improvement Plan to OMPP annually and must be prepared to periodically report on its quality management activities to the Hoosier Healthwise Quality Improvement Committee.

The MCO’s Quality Management and Improvement Plan must:

•	Establish program goals and objectives specific to the Hoosier Healthwise population to improve the MCO’s functioning, improve the delivery of health care services and improve health outcomes.

•	Identify specific tasks, persons responsible, and timelines for completion for each activity.

•	Demonstrate an effort toward implementing enrollee-targeted or PMP-targeted programs that result from areas for improvement identified through readiness reviews, focused studies and internal quality improvement efforts

•	Demonstrate that its quality improvement program is integrated throughout the organization, and through any of its subcontractors when appropriate, for the purposes of assessment, evaluation and implementation of modifications and changes

The MCO must also develop an annual Quality Management and Improvement Summary Report that documents the previous year’s quality management projects, problems, issues, assessment of its data collection and monitoring processes, performance results to its internal standards or targets, benchmarks or industry standards that have been identified by OMPP, identification of corrective actions and results of corrective actions. The MCO Reporting Manual contains more information regarding the annual Quality Management and Improvement Summary Report.

5.2 Utilization Management Program

The MCO must operate and maintain its own utilization management program in accordance with 42 CFR 438.210. The MCO may place appropriate limits on coverage on the basis of medical necessity or utilization control criteria, provided the services furnished can reasonably be expected to achieve their purpose. The MCO is prohibited from arbitrarily denying or reducing the amount, duration or scope of required services solely because of diagnosis, type of illness or condition.

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The MCO must establish and maintain medical management criteria and practice guidelines in accordance with Federal and State regulations that are based on valid and reliable clinical evidence or consensus among clinical professionals and consider the needs of the MCO’s members. The MCO must have sufficient staff with clinical expertise and training to use the utilization management criteria and practice guidelines in interpreting and applying the criteria and guidelines to the providers’ requests for health care or service authorizations for the MCO’s members. The guidelines must be reviewed and updated periodically, distributed to providers, and made available to members upon request.

The MCO is encouraged to monitor utilization through retrospective reviews. As part of the utilization review, the MCO must monitor utilization of preventive care services by members, such as EPSDT, well-child, HEDIS and blood lead screening/testing, and access to preventive care, specifically to identify members who are not accessing preventive care services, as appropriate, and in accordance with preventive care standards (e.g., American Academy of Pediatrics, American College of Obstetrics and Gynecology), during their enrollment period with the MCO. The MCO is responsible for conducting follow-up education to the identified members to ensure that preventive care services are accessed appropriately and in accordance with preventive care standards. The MCO Policies and Procedures Manual provides information on EPSDT, blood lead testing, well-child and access to preventive services.

The MCO must maintain an efficient utilization management program that integrates with other functional units as appropriate and supports the Quality Management and Improvement Program. The utilization management program must have policies and procedures in place that identifies instances of over- and under-utilization of emergency room services and other health care services, identifies aberrant provider practice patterns (especially related to emergency room, inpatient services, transportation, drug utilization, preventive care and screening exams), ensures active participation of a utilization review committee, evaluates efficiency and appropriateness of service delivery, incorporates subcontractor’s performance data, facilitates program management and long-term quality and identifies critical quality of care issues. The MCO must define service authorizations in a manner that at least includes a member’s request for the provision of services. The MCO’s utilization management program policies and procedures must include timeframes for:

•	Completing initial requests for prior authorization of services

•	Completing initial determinations of medical necessity

•	Completing provider and member appeals and expedited appeals for prior authorization of service requests or determinations of medical necessity

•	Notifying providers and members of the MCO’s decisions on initial prior authorization requests and determinations of medical necessity

•	Notifying provider and members of the MCO’s decisions on appeals and expedited appeals of prior authorization requests and determinations of medical necessity

The MCO must have policies and procedures in place that encourage all new members to have a PMP visit within 90 calendar days of member’s effective date of enrollment. OMPP will review the MCO’s shadow claims to evaluate the effectiveness of the MCO’s efforts to meet this target.

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The MCO must submit utilization performance data and assessments of its medical necessity determinations, prior authorization processes and emergency room utilization management to OMPP. The MCO Reporting Manual provides information on utilization reporting.

5.2.1 Authorization of Services and Notices of Actions

Clinical professionals who have appropriate clinical expertise in the treatment of a member’s condition or disease must make all decisions to deny a service authorization request or to authorize a service in an amount, duration or scope that is less than requested. The MCO must not provide incentives to utilization management staff for denying, limiting or discontinuing medically necessary services.

As part of the utilization management function, the MCO must facilitate its PMPs’ requests for authorization for primary and preventive care services and must assist the PMP in providing appropriate referral for specialty services. In accordance with Federal regulations, the process for authorization of services must comply with the following requirements:

•	Second Opinions: In accordance with 42 CFR 438.206(b)(3) the MCO must comply with all member requests for a second opinion from a qualified professional. If the provider network does not include a provider who is qualified to give a second opinion, the MCO must arrange for the member to obtain a second opinion from a provider outside the network, at no cost to the member.

•	Special Needs: In accordance with 42 CFR 438.208(c), the MCO must allow members with special needs, who are determined to need a course of treatment or regular care monitoring, to directly access a specialist for treatment via an established mechanism such as a standing referral from the member’s PMP or an approved number of visits. Treatment provided by the specialist must be appropriate for the member’s condition and identified needs

•	Women’s Health: In accordance with 42 CFR 438.206(b)(2), the MCO must provide female members with direct access to a women’s health specialist within the network for covered care necessary to provide women’s routine and preventive health care services. This is in addition to the female member’s designated source of primary care if that source is not a woman’s health specialist. The MCO must have an established mechanism to permit a female member direct access such as a standing referral from the member’s PMP or an approved number of visits.

The MCO must notify the requesting provider and provide a written notice to the member of any decision to deny a service authorization request, or to authorize a service in an amount, duration or scope that is less than requested. The notice to the member must be given within the timeframes required in this section and 42 CFR 438.404(c). If the MCO does not make a decision with the required timeframe, the MCO must notify the member on the last day of the timeframe that it has not made a decision. An untimely decision constitutes a denial and is considered adverse action.

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The notification form letters used by the MCO must be approved by OMPP, meet the requirements of 42 CFR 438.10(c) and (d) and Section 3.2 of this Attachment regarding language, oral interpretation and format for member materials, and must clearly explain the following:

•	The action the MCO or its contractor has taken or intends to take
•	The reasons for the action

•	The member’s right to file an appeal and the process for doing so

•	If the member has exhausted the MCO’s appeal process, the member’s right to request an FSSA Hearing and the process for doing so

•	Circumstances under which expedited resolution is available and how to request it

•	The member’s right to have benefits continue pending the resolution of the appeal, how to request continued benefits and the circumstances under which the member may have to pay the costs of these services.

The MCO must notify members of standard authorization decisions as expeditiously as required by the member’s health condition, not to exceed fourteen (14) calendar days after the request for services. An extension of up to fourteen (14) calendar days is permitted if the member or provider requests an extension or if the MCO justifies to the State a need for more information and explains how the extension is in the member’s best interest. Extensions require written notice to the member and must include the reason for the extension and the member’s right to file a grievance.

For situations in which a providers indicates, or the MCO determines, that following the standard timeframe could seriously jeopardize the member’s life or health or ability to attain, maintain, or regain maximum function, the MCO must make an expedited authorization decision and provide notice as expeditiously as the member’s health condition requires and no later than three (3) working days after receipt of the request for service. The Mco may extend the 3 working days by up to fourteen (14) calendar days if the member requests an extension or the MCO justifies a need for additional information and how the extension is in the best interest of the member.

The MCO must notify the member of a decision to deny payment on the date of the MCO’s decision if the member is liable for payment.

The MCO must notify members of decisions to terminate, suspend, or reduce previously authorized Hoosier Healthwise-covered services at least ten (10) calendar days before the date of action, with the following exceptions:

•	Notice is shortened to five (5) calendar days if probable member fraud has been verified

•	Notice may occur no later than the date of the action in the event of:

•	The death of a member;

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•	The MCO’s receipt of a signed written statement from the member requesting service termination or giving information requiring termination or reduction of services (the member must understand the result of supplying this information;

•	The member’s admission to an institution and consequential ineligibility for further services;

•	The member’s address is unknown and mail directed to him/her has no forwarding address;

•	The member’s acceptance for Medicaid services by another local jurisdiction;

•	The member’s physician prescribes the change in the level of medical care;

•	An adverse determination made with regard to the preadmission screening requirements for nursing facility admissions; or

•	The safety or health of individuals in the facility would be endangered, the member’s health improves sufficiently to allow a more immediate transfer or discharge, an immediate transfer or discharge is required by the member’s urgent medical needs, or a member has not resided in the nursing facility for 30 days (applies only to adverse actions for nursing facility transfers).

5.2.2 Objection on Moral or Religious Grounds

If the MCO elects not to provide, reimburse for, or provide coverage of, a counseling or referral service because of an objection on moral or religious grounds, it must furnish information about the services it does not cover as follows, in accordance with 42 CFR 438.102(b):

•	To the State with its application for a Hoosier Healthwise contract

•	To the State if it adopts the policy during the term of the contract

•	To potential members before and during enrollment

•	To members within 90 calendar days after adopting the policy with respect to any particular service

5.2.3 Utilization Management Committee

The MCO must have a utilization management committee directed by the MCO’s Medical Director. The committee is responsible for:

•	Monitoring the MCO’s provider’s requests for rendering medically appropriate and necessary health care services to its members

•	Reviewing the effectiveness of the utilization review process and making changes to the process as needed

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•	Writing policies and procedures for utilization management that conform to industry standards including methods, timelines and individuals responsible for completing each task

•	Confirming the MCO has an effective mechanism in place to respond within one hour to all emergency room providers 24-hours-a-day, seven-days-a-week:

•	After the MCO’s member’s initial emergency room screening, and

•	After the MCO’s member has been stabilized and the emergency room provider believes continued treatment is necessary to maintain stabilization.

OMPP may waive certain administrative requirements, including prior authorization procedures, to the extent that such waivers are allowed by law and are consistent with policy objectives. The MCO may be required to comply with such waivers and will be provided with prior notice by OMPP.

5.3 Program Integrity Plan

Pursuant to 42 CFR 438.601 and 438.610, the MCO must have a written program integrity plan that describes in detail the manner in which it will detect fraud and abuse. The MCO must submit this plan as part of the readiness review for OMPP’s approval. This plan must be updated annually and submitted to OMPP as part of the MCO’s Quality Management and Improvement Summary Report.

In addition to the Federal requirements, the MCO must include the following in its Program Integrity Plan:

•	Identification of persons who will be responsible for monitoring the contracting process between the MCO and its subcontractors

•	The type and frequency of training and education for the compliance office and the organization’s employees who will be provided to detect fraud

Within 60 calendar days of the effective date of the contract, the MCO must submit to OMPP and OMPP’s monitoring contractor a workplan for the program integrity activities specific to the MCO’s Hoosier Healthwise program. The MCO Policies and Procedures Manual reviews the program integrity requirements.

The MCO must immediately report to the Indiana Medicaid Fraud Control Unit (IMFCU) and OMPP any suspicion or knowledge of fraud and abuse, including but not limited to the false or fraudulent filings of claims and the acceptance or failure to return monies allowed or paid on claims known to be false or fraudulent. The MCO must not attempt to investigate or resolve the reported suspicion, knowledge or action without informing the IMFCU and OMPP and must cooperate fully in any investigation by the IMFCU or subsequent legal action that may result from such an investigation.

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If subsequent investigation or legal action results in a monetary recovery to OMPP, the reporting MCO must be entitled to share in such recovery following final resolution of the matter (settlement agreement/final court judgment) and following payment of recovered funds to the State of Indiana. The MCO’s share of recovery must be as follows:

•	From the recovery, the State (including the IMFCU) must retain its costs of pursuing the action, and its actual documented loss (if any). The State must pay to the MCO the remainder of the recovery, not to exceed the MCO’s actual documented loss. Actual documented loss of the parties will be determined by paid false or fraudulent claims, canceled checks or other similar documentation which objectively verifies the dollar amount of loss.

•	If the State determines it is in its best interest to resolve the matter under a settlement agreement, the State has final authority concerning the offer, or acceptance, and terms of a settlement. The State must exercise its best efforts to consult with the MCO about potential settlement. The State may consider the MCO’s preferences or opinions about acceptance, rejection, or the terms of a settlement, but they are not binding on the State.

•	If final resolution of a matter does not occur until after the contract has expired, the preceding terms concerning disposition of any recovery and consultation with the MCO must survive expiration of the contract and remain in effect until final resolution of a matter referred to the IMFCU by the MCO under this section.

If the State makes a recovery in a matter where the MCO has sustained a documented loss but the case did not result from a referral made by the MCO, the recovery must be distributed in accordance with the terms of this section.

As part of the annual Quality Management and Improvement Program Plan Summary Report, the MCO must submit a Program Integrity Activities Summary detailing the MCO’s internal monitoring and auditing activities related to fraud and abuse that the MCO initiated during the past year. The summary must include a review of the fraud and abuse activities, as well as corrective action plans associated with these activities, outcomes of the corrective actions and planned activities for the upcoming year that will re-enforce the corrective actions of the previous year.

6.0 Management Information Systems

The MCO must have a Management Information System (MIS) sufficient to support the Hoosier Healthwise program requirements. The MCO must have a plan for accessing and storing data files and records in a manner that is in keeping with HIPAA confidentiality requirements, transmission and maintenance of confidential medical data, including:

•	Administrative procedures

•	Physical safeguards

•	Technical safeguards

The MCO must develop, implement and maintain an MIS with capabilities to perform the data receipt, transmission, integration, management, assessment and system analysis tasks described in this RFP. The MCO must have a mechanism(s) in place to link data into a relational database reflecting all functional area’s data integration. The MCO must have policies and procedures to describe and support the MIS back-up plans, as well as a disaster recovery plan (described below). The MCO must have policies and procedures addressing auditing and monitoring subcontractors’ data and

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performance. The MCO must integrate subcontractors’ financial and performance data (as appropriate) into the MCO’s MIS to accurately and completely report MCO performance and confirm contract compliance.

The MCO must make all collected information available to OMPP and, upon request, to CMS. In accordance with 42 CFR 438, subpart H, the MCO must submit all data under the signatures of its Financial Officer and Executive leadership (e.g., President, Chief Executive Office, Executive Director) certifying the accuracy, truthfulness and completeness of the MCO’s data.

6.1 Disaster Recovery Plans

The MCO must protect against hardware, software, and human error. The MCO must maintain appropriate checkpoint and restart capabilities and other features necessary to ensure reliability and recovery, including telecommunications reliability, file back-ups, and disaster recovery. The MCO must maintain full and complete back-up copies of data and software, and must proficiently back on tape or optical disk and store its data in an approved off-site location. The MCO must maintain or otherwise arrange for an alternate site for its system operations in the event of a catastrophe or other serious disaster. (For purposes of this RFP, “disaster” means an occurrence of any kind whatsoever that adversely affects, in whole or in part, the error-free and continuous operation of the MCO’s or its subcontracting entities claims processing system or affects the performance, functionality, efficiency, accessibility, reliability, or security of the system. The MCO must take the steps necessary to fully recover the data or system from the effects of a disaster and to reasonably minimize the recovery period. The State and the MCO will jointly determine when unscheduled system downtime will be elevated to a “disaster” status. Disasters may include natural disasters, human error, computer virus, or malfunctioning hardware or electrical supply.

The MCO’s responsibilities include, but are not limited to:

•	Supporting immediate restoration and recovery of lost or corrupted data or software.

•	Establishing and maintaining, in an electronic format, a weekly back-up that is adequate and secure for all computer software and operating programs; database tables; files; and system, operations, and user documentation.

•	Establishing and maintaining, in an electronic format, a daily back-up that is adequate and secure for all computer software and operating programs databases tables; files; and systems, operations, and user documentation.

•	Demonstrating an ability to meet back-up requirements by submitting and maintaining a Disaster Recovery Plan that addresses:

•	Checkpoint and restart capabilities

•	Retention and storage of back-up files and software

•	Hardware back-up for the servers

•	Hardware back-up for data entry equipment

•	Network back-up for telecommunications

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•	In the event of a catastrophic or natural disaster, resuming normal business functions at the earliest possible time, not to exceed 30 calendar days. If deemed appropriate by the State, coordinating with the State’s fiscal agent to restore the processing of claims by IndianaAIM if the claims processing capacity cannot be restored within the MCO’s system.

•	In the event of other disasters caused by such things as criminal acts, human error, malfunctioning equipment or electrical supply, resuming normal business functioning at the earliest possible time, not to exceed 10 calendar days.

•	Developing coordination methods for required system operational activities with other the MCO, including back-ups of information sent or accepted.

•	Providing the State with regularly updated business resumption documents, such as:

•	Disaster Recovery Plans

•	Business Continuity and Contingency Plans

•	Facility Plans

•	Other related documents as identified by the State

6.2 Member Enrollment Data Exchange

The MCO is responsible for verifying member eligibility and the receipt of capitation payments for each eligible member. The MCO must reconcile its eligibility and capitation records monthly. If the MCO discovers a discrepancy in eligibility or capitation information, the MCO must notify OMPP and the State’s fiscal agent within 30 calendar days of discovering the discrepancy and no more than 90 calendar days after OMPP delivers the eligibility records. The MCO must return any capitation overpayments to OMPP. The MCO Policies and Procedures Manual details the terms for reconciling eligibility and underpayments of capitation back to the MCO. If the MCO receives either enrollment information or capitation for a member, the MCO is financially responsible for the member.

The MCO is required to accept enrollment data in electronic format, currently via electronic bulletin board access, as directed by OMPP. The Companion Guide – 834 MCO Benefit Enrollment and Maintenance Transaction details the enrollment data exchange. The MCO is responsible for loading the eligibility information into its claims system within five calendar days of receipt. Because the State’s fiscal agent produces the enrollment rosters semi-monthly and the IndianaAIM system is updated with daily Indiana Client Eligibility System (ICES) transmissions, changes in enrollment may occur during the interim period between the production of the roster and the effective date. For example, a member who is auto-assigned to an MCO on the 20th day of the month with an effective date on the first day of the following month appears on the MCO enrollment roster produced on the 26th of the month. If that member loses eligibility in the Hoosier Healthwise Program, and that loss is reported between the 26th day and the end of the month, this deletion is included on the second enrollment roster of the month. Because the member lost eligibility prior to the effective date in the MCO network, he or she is reported as a deleted member on the next enrollment roster.

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6.3 Provider Network Data

On a quarterly basis by the last day of the month following the reporting quarter, the MCO must notify OMPP or its agent of all providers, including specialty and ancillary providers, enrolled in its network. For more information regarding provider network data, see Section 4.0 of this Attachment.

6.4 Claims Processing

The MCO must have policies and procedures to audit and monitor provider encounter claim submissions to validate accuracy, completeness and timeliness of claims information to the services rendered to the MCO’s Hoosier Healthwise members. The MCO must have policies and procedures regarding claims submissions and processing that integrate with and support the internal quality management and improvement plan as described in Section 5.0.

6.4.1 Claims Processing Capability

The MCO must demonstrate and maintain the capability to control, process and pay provider claims for services rendered to the MCO’s members. The MCO must have the capability to collect and generate service-specific procedure and diagnosis data on a per member basis, to price specific procedures or encounters (depending on the agreement between the provider and the MCO) and to maintain detailed records of remittances to providers.

The MCO must develop internal criteria for determining an acceptable level of claims adjudication accuracy and encounter submission accuracy. The MCO must develop policies and procedures to monitor claims adjudication accuracy against its internal standards. The MCO must submit its internal standards for determining an acceptable level of claims adjudication accuracy and its policies and procedures for monitoring its claims adjudication accuracy against the MCO’s internal criteria to OMPP for review and approval. The State recommends that the MCO establish its internal claims processing and financial accuracy standards to be no less than 97 percent claims processing accuracy and 99 percent financial accuracy.

Each year as part of the MCO’s annual Quality Management and Improvement Program Plan Summary Report, the MCO must detail its claims adjudication accuracy monitoring activities, corrective actions that were implemented as a result of the monitoring and submit any changes to its internal standards. Additionally, in the annual Quality Management and Improvement Program Plan Summary Report, the MCO must submit descriptions of all incentives and penalties it imposed on providers to encourage claims and encounter submission accuracy.

6.4.2 Compliance with State and Federal Claims Processing Regulations

The MCO must have a claims processing system to support electronic claims submission for both in- and out-of-network providers. The MCO’s system must process all claim types such as professional, institutional and pharmacy claims. The MCO must comply with the claims processing standards and confidentiality standards under IC 12-15-13-1.6 and IC 12-15-13-1.7, and any applicable Federal regulations. The MCO must ensure that communication with providers, particularly out-of-network providers, and submission requirements are efficient and not burdensome for any providers.

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6.4.3 Claims Payment Timelines

The MCO must pay or deny electronically filed clean claims within 21 calendar days of receipt. (As set forth in IC 12-15-13.0.6, a “clean claim” is one in which all information required for processing the claim is on the claim form.) The MCO must pay or deny clean paper claims within 30 calendar days of receipt. If the MCO fails to pay or deny a clean claim within these timeframes and subsequently reimburses for any services itemized within the claim, the MCO must also pay the provider interest as required under IC 12-15-13-1.7(d). The MCO must pay interest on all clean claims paid late (i.e., in- or out-of-network claims) for which the MCO is responsible, unless the MCO and provider have made alternate written payment arrangements. OMPP reserves the right to perform a random sample audit of all claims, and expects the audited MCO to fully comply with the requirements of the audit and provide all requested documentation, including provider claims and encounters submissions.

6.4.4 Subcontracting Claims Processing Functions

If the MCO subcontracts all or some of the claims processing functions to a State-approved subcontractor, the MCO must demonstrate that the use of such subcontractors is “invisible” to providers, including out-of-network and self-referral providers. The MCO must demonstrate that use of the subcontractor will not result in confusion to the provider community about where to submit claims for consideration of payment. For example, the MCO may elect to establish one central post office box for submission of all out-of-network and self-referral provider claims. If different subcontracting organizations are responsible for processing those claims, the MCO is responsible to ensure that the claims are forwarded to the appropriate processing entity. Use of a claims processing subcontractor will not lengthen the timeliness standards outlined in this RFP. In this example, date of receipt will be defined as the date the claim is received at the post office box

6.5 Shadow Claims Reporting

The MCO must have policies and procedures and mechanisms in place to support the shadow claims reporting process described below. The MCO Technical Meeting provides a forum for MCO technical support staff to ask questions related to data exchange issues, including shadow claims transmission and reporting issues. The MCO must report any problems it is experiencing with shadow claims submissions and reporting at this monthly meeting. The Electronic Claim Capture Shadow Claim Submission Technical Reference Manual and the Companion Guides-837 Institutional and Professional Claim and Encounter Transaction provide detailed instructions to guide the MCO in reporting shadow claims data.

6.5.1 Definition and Uses of Shadow Claims

The MCO must submit a shadow claim to the State’s fiscal agent for every service rendered to an enrollee for which the MCO either paid or denied reimbursement. Shadow claims are reports of individual patient encounters with the MCO’s health care network. These claims contain fee-for-service equivalent detail as to procedures, diagnoses, place of service, units of service, billed amounts and rendering providers’ identification numbers and other detailed

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claims data required for quality improvement monitoring and utilization analysis. The State also reserves the right to use these shadow claims to calculate future capitation rates. See Section 8.2 of this Attachment for a schedule of liquidated damages that OMPP may assign due to non-compliance with any of the reporting requirements outlined in this document.

6.5.2 Reporting Format

The MCO must submit institutional and professional shadow claims data in an electronic format that adheres to the data specifications in the Companion Guide-837 Institutional and Professional Claim and Encounter Transaction and any other State or Federally mandated electronic claims submission standards. The MCO must submit pharmacy shadow claims data in an electronic format that adheres to the data specifications in the Electronic Claim Capture Shadow Claim Submission Technical Reference Manual and any other State or Federally mandated electronic claims submission standards.

The MCO must submit at least one batch of shadow claims for institutional, professional and pharmacy claims each month. OMPP will accept more than one submission, but will use an overall average of calendar month submissions to assess compliance with the shadow claims submission requirements set forth in Section 6.4.3. The State may require the MCO to submit a corrective action plan or may assess liquidated damages for failure to comply with the shadow claims submission requirements. See Section 8.2 of this Attachment for a schedule of liquidated damages OMPP may assign due to non-compliance with this reporting requirement.

6.5.3 Annual Shadow Claims Workplan and Ongoing Monitoring

The MCO must have written policies and procedures to address its submission of shadow claims to the State. At least annually, or on a schedule determined at the discretion of the State, the MCO must submit a shadow claims workplan that addresses the MCO’s strategy for monitoring the following:

•	Timeliness of MCO’s Shadow Claims Submission to the State’s Fiscal Agent: OMPP recognizes that the out of network provider filing limit for submission of claims to the MCO is 365 calendar days per 42 CFR 447.45(d)(4), and that this filing requirement may prevent timely receipt of claims by the MCO from some providers. Therefore, the MCO must submit all shadow claims within fifteen months of the earliest date of service on the claim. In addition, the MCO must submit 100 percent of its adjudicated claims within 30 days of adjudication. The State may require the MCO to submit a corrective action plan to address non-compliance issues or may assess liquidated damages if the MCO fails to comply with these timeliness requirements.

•	Compliance with Pre-cycle Edits: OMPP’s fiscal agent will assess each shadow claim for compliance with pre-cycle edits. The MCO must have 98 percent of each shadow claims batch pass all pre-cycle edits. The MCO must then correct and resubmit any shadow claims that did not pass the pre-cycle edits. The fiscal agent receiving the shadow claims will treat each resubmitted batch as a new submission that must achieve the 98 percent standard. The fiscal agent will include each resubmitted shadow claims batch in the overall average of calendar month batch submissions. For submissions that fall below the 98 percent standard, OMPP will assess liquidated damages per claim type, in accordance with the schedule in Section 8.2 of this Attachment.

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•	Compliance with Back-end Edits: For each claim type submitted, 90 percent of those claims submitted in a calendar month must pass the fiscal agent’s back-end edits and have a resulting paid status assigned by the fiscal agent. OMPP recognizes that certain claims will be assigned a denied status appropriately, and as a result, the MCO may not be able to attain a 100 percent compliance rate with back-end edits at all times. However, the MCO must correct and resubmit the remaining 10 percent with a goal of achieving as close to 100 percent paid status as possible. Each resubmission will be included in the overall average of calendar month submissions for the calculation of paid/denied status. OMPP may require corrective action plans, assess liquidated damages by claim type for submissions that fall below the 90 percent compliance standard, or initiate other corrective action for the MCO’s failure to comply in accordance with Section 8.2 below.

•	Accuracy of Shadow Claims Detail: The MCO must ensure that shadow claims submissions are accurate; that is, that all shadow claims detail being submitted accurately represents the services provided and that the claims are accurately adjudicated according to the MCO’s internal standards. OMPP reserves the right to monitor MCO shadow claims for accuracy against the MCO’s internal criteria and its level of adjudication accuracy. OMPP will regularly monitor the MCO’s accuracy by performing a random sample audit of all claims, and expects the MCO to fully comply with the requirements of the audit and provide all requested documentation, including provider and encounter claims submissions and medical records. OMPP may require the MCO to submit a corrective action plan and may assess liquidated damages for the MCO’s failure to comply with shadow claims accuracy reporting standards in accordance with Section 8.2 below.

•	Completeness of Shadow Claims Data: The MCO must have in place a system for monitoring and reporting the completeness of claims and encounter data received from providers, i.e., for every service provided, providers must submit corresponding claim or encounter data with claim detail identical to that required for fee-for-service claims submissions. The MCO must also have in place a system for verifying and ensuring that providers are not submitting claims or encounter data for services that were not provided.

As part of its annual shadow claims workplan, the MCO must demonstrate its internal standards for measuring completeness, the results of any completeness studies, and any corrective action plans developed to address areas of non-compliance. OMPP may require the MCO to demonstrate, through report or audit, that this monitoring system is in place and that the MCO is regularly monitoring the completeness of claims and encounter data and ensuring that the MCO is meeting OMPP’s completeness requirements as described in this RFP.

Additionally, in an effort to increase the completeness of MCO shadow claims submissions, OMPP evaluates the MCO’s submitted shadow claims volume. For each MCO, OMPP will compare the average number of shadow claims the MCO submits per member month to the average number of claims submitted per member per month for PCCM recipients. OMPP will identify performance targets annually and may adjust the targets to reflect changes in PCCM and MCO shadow claims submission rates. In the

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first year of this contract, OMPP will expect each of the MCOs to submit shadow claims at a rate equal to or greater than 75 percent of the PCCM claims submission rate. OMPP may adjust this standard in subsequent years. OMPP may require the MCO to submit a corrective action plan and may assess liquidated damages for the MCO’s failure to comply with shadow claims accuracy reporting standards in accordance with Section 8.2 below.

6.6 Third-Party Liability (TPL) Issues

6.6.1 Coordination of Benefits

If a Hoosier Healthwise member enrolled with the MCO is also enrolled or covered by a health or casualty insurer, the MCO is fully responsible for coordinating benefits so as to maximize the utilization of third-party coverage. The MCO must share information regarding its members, especially those with special health care needs, with other MCOs and other insurance payers as specified by OMPP and in accordance with 42 CFR 438.208(b). In the process of coordinating care, the MCO must protect each member’s privacy in accordance with the confidentiality requirements stated in 45 CFR 160 and 164. The MCO is responsible for payment of the enrollee’s coinsurance, deductibles, co-payments, and other cost-sharing expenses, but the MCO’s total liability must not exceed what the MCO would have paid in the absence of TPL, after subtracting the amount paid by the primary payer.

The MCO must coordinate benefits and payments with the health or casualty insurer for services authorized by the MCO, but provided outside the MCO’s plan. Such authorization may occur prior to provision of service, but any authorization requirements imposed on the enrollee or provider of service by the MCO must not prevent or unduly delay an enrollee from receiving medically necessary services. The MCO remains responsible for the costs incurred by the enrollee with respect to care and services which are included in the MCO’s capitation rate, but which are not covered or payable under the health or casualty insurer’s plan.

If the Hoosier Healthwise enrollee’s primary insurer is a commercial HMO and the MCO cannot efficiently coordinate benefits because of conflicts between the primary HMO’s rules and the MCO’s rules, the MCO may submit to the enrollment broker a written request for disenrollment. The request must provide the specific description of the conflicts and explain why benefits cannot be coordinated. The enrollment broker will consult with OMPP and the request for disenrollment will be considered and acted upon accordingly.

6.6.2 Collection and Reporting

The MCO will be responsible for identifying, collecting and reporting third-party liability coverage and collection information to the State, and will retain all third-party liability collections. As third-party liability information is a component of capitation rate development, the MCO must maintain records regarding third-party liability collections and report these collections to OMPP on the quarterly report, as set forth in Section 7.0 of this Attachment.

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6.6.3 Cost Avoidance

The MCO’s third-party liability responsibilities include cost avoidance. When the MCO is aware of health or casualty insurance coverage prior to paying for a health care service for an enrollee, it should avoid payment by rejecting a provider’s claim and direct that the provider first submit the claim to the appropriate third party. The MCO must report its cost avoidance activities to OMPP quarterly. The MCO will be allowed to keep whatever costs it recovers from the third party.

When it has identified members who have newly discovered health insurance, members who have changed coverage, or members who have casualty insurance coverage, the MCO will provide the State and its fiscal agent the following information:

•	Member name/recipient identification number/Social Security number

•	Carrier name/address/phone number/contact person

•	Policyholder name/address/Social Security number/relationship to enrollee

•	Policy number/effective date/coverage type

If insurance coverage is not available, or if one of the exceptions to the cost avoidance rule discussed in this section applies, then the MCO must make the payment and make a claim against the third-party, if it is determined that the third-party is or may be liable. The MCO must ensure that its cost avoidance efforts do not prevent an enrollee from receiving medically necessary services in a timely manner.

6.6.4 Cost Avoidance Exceptions

Cost avoidance exceptions in accordance with 42 CFR 433.139 include the following situations in which the MCO must first pay the provider and then coordinate with the liable third-party:

•	The claim is for prenatal care for a pregnant woman, or

•	The claim is for preventive pediatric services (including EPSDT) that are covered by the Medicaid program, or

•	The claim is for coverage derived from a parent whose obligation to pay support is being enforced by the State Title IV-D Agency and the provider of service has not received payment from the third-party within 30 calendar days after the date of service.

In the following circumstances, the MCO may first pay the provider and then coordinate with the liable third party for reimbursement:

•	The claim is for labor, delivery and post-partum care, and does not involve hospital costs associated with the inpatient hospital stay

•	The claim is for a third-party payer that fails to respond within 90 calendar days of the date of the provider’s attempt to bill. The MCO must pay the claim upon submission by

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the provider of the claim and documentation supporting the billing provider’s persistent attempts to obtain payment. Such documentation can include copies of unpaid bills or statements sent to the third-party or copies of complaints filed with the IDOI. A written explanation from the billing provider of attempts to bill, dates of contacts and response of third-party should also be included. The MCO can propose other documentation requirements, but must assure that any additional requirements do not serve only to further delay payment.

•	The claim is for services provided that were covered by a third-party at the time services were rendered or reimbursed (i.e., the MCO was not aware of the third party coverage); the MCO must pursue reimbursement from potentially liable third parties.

7.0 Performance Reporting and Incentives

The State places great emphasis on the delivery of quality health care to Hoosier Healthwise members. Performance monitoring and data analysis are critical components in assessing how well the MCO is maintaining and improving the quality of care delivered in the Hoosier Healthwise program. The State uses various performance targets, industry standards, national benchmarks, and Hoosier Healthwise-specific standards in monitoring the MCO’s performance and clinical outcomes. The MCO must submit performance data specific to the Hoosier Healthwise program unless otherwise specified by OMPP. The State publishes the Hoosier Healthwise program’s performance and recognizes the MCO when it exceeds these performance indicators.

The MCO must comply with all reporting requirements and must submit the requested data completely and accurately within the requested timeframes and in the formats identified by OMPP. The MCO must have policies, procedures and mechanisms in place to ensure its financial and non-financial performance data that is submitted to OMPP and the monitoring contractor is accurate and a true reflection of the MCO’s operational efficiency. The MCO must submit its performance data and reporting under the signatures of its Financial Officer and Executive Leadership (e.g., President, Chief Executive Office, Executive Director) certifying the accuracy, truthfulness and completeness of the MCO’s data. The MCO Reporting Manual details the reporting requirements that are highlighted below.

OMPP reserves the right to audit the MCO’s self-reported data and change reporting requirements at any time with reasonable notice. OMPP may require corrective actions or assess liquidated damages, as specified in Section 8.0, for MCO non-compliance with these and other subsequent reporting requirements and performance standards.

7.1 Management Information Systems Reports

These reports assist OMPP in monitoring the MCO’s performance, data collection and maintenance of network information systems that the MCO administers to ensure members access and utilization through the MCO’s providers. The MCO must submit claims and shadow claims processing and adjudication data. The MCO must also identify specific cases and trends to prevent and respond to any potential problems relating to timely and appropriate claims processing and shadow claim submission. The MCO must submit the following data and reports:

•	Shadow Claims/Encounter Data Submissions (Monthly)

•	Shadow Claims Workplans (At least annually)

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•	Outstanding Claims Inventory Summary (Quarterly)

•	Adjudicated Claims Inventory Summary (Quarterly)

•	Claims Aging Summary (Quarterly)

•	Claims Lag Report (Quarterly)

•	Interest Paid On Claims (Quarterly)

•	Top 10 Claims Denial Reasons (Quarterly)

7.2 Member Service Reports

Member Service Reports identify the methods the MCO uses to communicate to members about preventive health care and program services and monitors member satisfaction.

•	Member Helpline Performance Report (Monthly

•	Member Education and Outreach Materials Log (Quarterly)

•	Member Inquiry Report (Monthly)

•	Member Grievances Report (Monthly)

•	Member Appeal Report (Monthly)

•	Medicaid Hearing Appeals (Quarterly)

•	Member External Independent Reviews (Quarterly)

•	Executive Summary of CAHPS Survey Results (Annually)

•	Promotional Materials Distribution Plan (Annually)

7.3 Network Development Reports

Network Development Reports assist OMPP in monitoring the MCO’s network composition by specialty and county in order to assess member access and network capacity. The MCO must identify current enrollment, gaps in network services and the corrective actions that the MCO is taking to resolve any potential problems relating to network access and capacity. The network development reports include but are not limited to:

•	Network Access Directory (Monthly, or as requested by the enrollment broker)

•	Network Geographic Access Report and Map (Annually)

•	Provider Network Enrollment Report (Quarterly)

•	Provider Network Development Activity Report

•	Provider Network Disenrollment Reasons (Quarterly)

•	Provider Credentialing Statistics (Quarterly)

•	24-Hour Availability Audit (Annually)

•	Subcontractor Compliance Summary Report (Annually)

7.4 Provider Service Reports

Provider Service Reports assist OMPP in monitoring the methods the MCO uses to communicate to providers about clinical, technical and quality management and improvement issues relating to the program.

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•	Provider Helpline Performance Report

•	Provider Education and Outreach Materials Log (Quarterly)

•	Executive Summary of Provider Survey Results (Annually, Optional)

•	Informal Provider Claims Disputes (Quarterly)

•	Formal Provider Claims Disputes (Quarterly)

•	Binding Arbitration (Quarterly)

7.5 Quality Management Reports

Quality Management Reports review the ongoing or future methods and processes the MCO uses to identify program and clinical improvements that enhance the appropriate access, level of care, quality and utilization of program services by its members and providers. These reports assist OMPP in monitoring the MCO’s quality management and improvement activities.

•	Quality Management and Improvement Program Plan (Annually)

•	Quality Management and Improvement Program Summary Report (Annually)

•	Sentinel Events (Annually, Optional)

•	Obesity Report (Quarterly, Optional)

•	Summary of Provider Profiling Activity (Annually, Optional)

•	Summary of Findings From Internal Quality Studies (Quarterly)

•	Quality Management Committee Meeting Minutes (Quarterly)

•	Summary of Findings from Quality Management and Improvement Activities (Quarterly)

•	DUR Board Reporting (Quarterly)

•	HEDIS Baseline Assessment Tool (Annually)

•	HEDIS Data Submission Tool (Annually)

•	HEDIS Auditor Report (Annually)

•	CAHPS Survey Data (Annually)

•	Program Integrity Workplan (Annually)

•	Program Integrity Activities Summary (Annually)

•	Disease Management Summary Report (Annually)

7.6 Utilization and Financial Reports

Utilization and Financial Reports assist OMPP in monitoring the MCO’s utilization and financial trends to assess its stability and continued ability to offer health care services to its members. If the MCO does not meet the financial reporting requirements, the State will notify the MCO of the non-compliance and designate a period of time, not less than 10 calendar days, during which the MCO must provide a written response to the notification.

•	Capitation Rate Calculation Sheet (Quarterly)

•	Maternity Capitation Rate Calculation Sheet (Quarterly)

•	Service Utilization - Physical Health (Quarterly)

•	Service Utilization - Behavioral Health (Quarterly)

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•	Financial Stability Indicators (Quarterly)

•	IDOI Filing (Quarterly, Annually)

•	Reimbursement for FQHC and RHC Services (Quarterly)

•	Physician Incentive Plan Disclosure (Annually, At OMPP’s Request)

•	Insurance Premium Notice (Annually)

•	Medical Necessity Determination Denials and Appeals (Quarterly)

•	Third-Party Liability Collections (Quarterly)

•	Cost Avoidance (Annually)

7.7 Other Reporting

OMPP reserves the right to require additional reports to address program-related issues that are not anticipated but are periodically necessary for program monitoring.

7.8 Performance Monitoring and Incentives

The primary source of data the State uses in its monitoring efforts is data submitted by the MCO, which comes to the State in various formats and at different times. The data may be transmitted as an aggregate report, specific data elements, or via shadow claims. OMPP and its monitoring contractor will review the MCO’s data and compare the results to established performance targets, i.e., Hoosier Healthwise standards, national benchmarks or industry standards. The MCO Reporting Manual provides information on performance reporting and targets.

OMPP may award non-financial incentives, as described in Section 7.8.2, to the MCO whose performance is consistently above the targets for the majority of the measures listed below. OMPP also reserves the right to assess liquidated damages or apply other remedies in Section 8.0 for failure to meet the minimum requirements listed below.

7.8.1 Performance Targets, Standards, and Benchmarks

Listed below are the performance indicators and the performance target for each measure. OMPP reserves the right to identify additional performance indicators and targets.

•	The MCO must maintain its average monthly telephone service for member services helpline efficiency at 95 percent of calls received being answered by a live voice within 30 seconds and service rates (i.e., opposite of abandonment rate) not less than 95 percent.

•	On a quarterly basis, the ratio of MCO members to PMPs is no greater than an average of 250 members to one PMP across all mandatory RBMC counties.

•	Ninety-eight percent of the MCO’s members must have pharmacy access within 30 miles or 30 minutes of the member’s residence.

•	For mandatory RBMC counties, at least two specialty providers of each specialty type (per requirements in Section 4.2.3 of this Attachment) will be accessible to 90 percent of all the MCO’s members within 60 miles or 60 minutes of the member’s residence zip code.

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•	All clean claims submitted electronically must be adjudicated within 21 calendar days of receipt.

•	All clean claims submitted on paper must be adjudicated within 30 calendar days of receipt.

•	All MCO adjudicated claims must be submitted as shadow claims within 30 days of adjudication.

•	All member grievances will be resolved within 20 calendar days of receipt.

•	All children must receive a blood lead screening/testing in accordance with EPSDT and CDC guidelines.

•	All children must receive EPSDT screening visits in accordance with EPSDT guidelines.

•	On a quarterly basis, the year-to-date average medical cost ratio will be between 83 and 88 percent of revenue.

•	On a quarterly basis, the year-to-date average administrative cost ratio will be no greater than 15 percent of revenue.

•	On an annual basis, operating profit margin will not be greater than 10 percent.

•	On a quarterly basis, current ratio (assets to liability) will be greater than or equal to one.

•	On a quarterly basis, the number of days cash on hand will not be less than 25 business days.

•	On a quarterly basis, days in unpaid claims will not be greater than 65 business days.

•	On a quarterly basis, days in claims receivables will not be greater than 30 business days.

•	On a quarterly basis, equity (net worth) will be maintained at or above $50 per member.

7.8.2 Incentive Program

OMPP continues to place increasing and substantial emphasis on measuring and recognizing MCO performance. As a result, OMPP is offering an Incentives Program for the MCO with exemplary performance and outcomes. The Incentives Program will be organized around three areas:

•	Improving health outcomes

•	Improving access to care in counties of concern

•	Providing exceptional member and provider service

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The incentives to improve plan performance will range from significant financial payments to auto-assignment rates to public commendations, as described below.

For the second contract year, OMPP has budgeted financial incentives that OMPP will distribute to the MCO that exceeds OMPP’s targets for specific HEDIS measures. For example, the 2006 incentives program will likely focus on the following HEDIS measures:

•	Use of Appropriate Medications for People with Asthma

•	Well-Child Visits in the first 15 Months of Life

•	Prenatal and Postpartum Care Measure

OMPP will confirm the final HEDIS measures and performance targets for the 2005 Incentives Program by January 31, 2005. OMPP reserves the right to change HEDIS measures each year, based on HEDIS performance in the previous years and OMPP’s clinical objectives. OMPP will notify the MCO of the selected HEDIS measures at least 12 months before the audited rates must be submitted to NCQA and OMPP.

OMPP will recognize plans that expand their specialty and PMP networks into counties of concern (i.e., areas where members experience problems with accessing care, as defined by OMPP) as identified by OMPP each quarter. For example, for one quarter, the MCO could receive a higher percentage of default auto-assignments that meet geographic and PMP scope of practice patterns.

OMPP will provide the MCO with detailed information about the Incentives Program requirements in January 2005. For example, through the Incentives Program, OMPP may provide a non-financial incentive to the MCO that:

•	Consistently exceeds performance standards described in Section 7.8.1

•	Enrolls PMPs in access counties of concern and reduces the member to PMP ratio

•	Meets a target number of bilingual member services and providers

•	Has established consulting relationships with community partners

OMPP requires the MCO that earns financial incentives to reinvest 50 percent of the amount in member and provider initiatives. After OMPP announces the award, but before it is distributed, the MCO must submit its proposal for reinvesting 50 percent of the amount to OMPP for approval.

OMPP reserves the right to revise measures on an annual basis and will notify the MCO of changes to incentive measures by January of each year.

8.0 Failure to Perform/Non-compliance Remedies

8.1 Non-compliance Remedies

It is the State’s primary goal to ensure that the MCO is delivering quality care to members. To assess attainment of this goal, the State monitors certain quality and performance standards, and holds the MCO accountable for being in compliance with contract terms. OMPP accomplishes this by working collaboratively with the MCO to maintain and improve programs, and not to impair health plan stability.

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In the event that the MCO fails to meet performance requirements or reporting standards set forth in this RFP, the contract, or reporting requirements schedule, the State will provide the MCO with a written notice of non-compliance and may require any of the corrective actions discussed below. The State will provide written notice of non-compliance to the MCO within 60 calendar days of the State’s discovery of such non-compliance.

If OMPP elects not to exercise a liquidated damage or corrective action clause contained anywhere in the RFP or contract in a particular instance, this decision must not be construed as a waiver of the State’s right to pursue future assessment of that performance requirement and associated damages, including damages that, under the terms of the RFP or contract, may be retroactively assessed.

8.1.1 Corrective Actions

In accordance with 42 CFR 438, Subpart I, OMPP may require corrective action(s) when the MCO has failed to provide the requested services. The nature of the corrective action(s) will depend upon the nature, severity and duration of the deficiency and repeated nature of the non-compliance. The written notice of non-compliance corrective actions may be instituted in any sequence and include, but are not limited to, any of the following:

•	Written Warning: OMPP may issue a written warning and solicit response regarding MCO’s corrective action.

•	Formal Corrective Action Plan: OMPP may require the MCO to develop a formal corrective action plan to remedy the breach. The corrective action plan must be submitted under the signature of the MCO’s chief executive and must be approved by OMPP. If the corrective action plan is not acceptable, OMPP may provide suggestions and direction to bring the MCO into compliance.

•	Withholding Full or Partial Capitation Payments: OMPP may suspend capitation payments for the following month or subsequent months when the State determines that the MCO is non-compliant. The MCO must be given written notice 10 business days prior to the suspension of capitation payments and specific reasons for non-compliance that result in suspension of payments. The State may continue to suspend all capitation payments until non-compliance issues are corrected.

•	Suspending Enrollment: OMPP may suspend the MCO’s right to enroll new participants by disallowing self-selection by members and/or auto-assignment of members to the MCO. The State may suspend enrollment for the entire MCO or may selectively suspend enrollment for a region, county or a specific provider. The State will notify the MCO in writing of its intent to suspend new enrollment at least 10 business days prior to the first day of the suspension period. The suspension period may be for any length of time specified by the State. The State will base the duration of the suspension upon the nature and severity of the default and the MCO’s ability to cure the default.

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CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

•	Assigning the MCO’s Membership and Responsibilities to Another MCO: The State may assign the MCO’s membership and responsibilities to one or more other MCOs who also provide services to the Hoosier Healthwise population, subject to consent by the MCO that would gain that responsibility. The State must notify the MCO in writing of its intent to transfer members and responsibility for those members to another MCO at least 10 business days prior to transferring any members.

•	Appointing Temporary Management of the MCO: The State may assume management of the MCO or may assign temporary management of the MCO to the State’s agent, if at any time the State determines that the MCO can no longer effectively manage the MCO and provide services to members.

•	Contract Termination: The State reserves the right to terminate the contract, in whole or in part, due to the failure of the MCO to comply with any term or condition of this contract, or failure to take corrective action as required by OMPP to comply with the terms of this contract. The State must provide 30 calendar days written notice and must set forth the grounds for termination. See Section 9.1 of this Attachment for the basis upon which the State may terminate the contract.

8.1.2 Liquidated Damages

In the event that the MCO fails to meet performance requirements or reporting standards set forth in this RFP, the contract, or the reporting requirements schedule, it is agreed that damages shall be sustained by the State and the MCO shall pay to the State its actual or liquidated damages according to the following subsections and subject to the limitations provided in Section 1932(e) of the Balanced Budget Act of 1997.

It is agreed that in the event of a failure to meet specified performance or reporting requirements subject to liquidated damages, it is and will be impractical and extremely difficult to ascertain and determine the actual damages which the State will sustain in the event of, and by reason of, such failure; and it is therefore agreed that the MCO will pay the State for such failures according to the following subsections. No punitive intention is inherent in the following liquidated damages provisions.

OMPP may assess liquidated damages resulting from failure of the MCO to provide the requested services depending on the nature, severity and duration of the deficiency. In most cases, liquidated damages will be assessed based on the schedules in Section 8.2 of this RFP. However, the assessment of liquidated damages is at the discretion of OMPP. Should OMPP choose not to assess liquidated damages for an initial infraction or deficiency, it reserves the right to require corrective action or assess liquidated damages at any point in the future. OMPP may assess liquidated damages for any of the areas of non-compliance listed in Section 8.2 of this Attachment or for any other areas of non-compliance, at the discretion of OMPP.

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STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

8.2 Areas of Non-Compliance

8.2.1 Non-compliance with General Contract Provisions

The objective of this requirement is to provide the State with an administrative procedure to address issues where the MCO is non-compliant with the Contract. Through routine monitoring, the State may identify contract non-compliance issues resulting from non-performance. If this occurs, the State will notify the MCO in writing of the nature of the non-performance issue. The State will establish a reasonable period of time, not less than 10 business days, during which the MCO must provide a written response to the notification. If the MCO does not correct the non-performance issue within the specified time, the State may enforce any of the remedies listed in Section 8.1 of this Attachment.

8.2.2 Non-compliance with Shadow Claims Data Submission

The MCO must comply with the shadow claims submission standards. The State may assess liquidated damages on the following elements of shadow claims submissions:

•	Timeliness of the MCO’s Shadow Claims Submission to the State’s Fiscal Agent: If the MCO fails to submit all claim types per month, the MCO will pay liquidated damages of $2,000 for each claim type not submitted during that month.

In addition, the State’s fiscal agent must conduct a monthly review of the MCO’s rate of compliance with the established schedule for submitting shadow claims within 90, 180 and 365-day increments. The State may assess liquidated damages in the amount of $200 per claim type, per percentage point of non-compliance. For example, if the MCO should have submitted 95 percent of UB-92 claims within 180 calendar days but submitted only 93 percent, the State may assess liquidated damages of $400 (i.e., 2 percentage points x $200 per percentage point = $400). The State may assess damages for any or all of the three time frames.

•	Compliance with Pre-Cycle Edits: The MCO’s shadow claim submission must pass pre-cycle edits. For each batch submitted, the MCO must reach a 98 percent compliance rate. The State will assess liquidated damages based on an overall average of calendar monthly submissions. For compliance levels lower than 98 percent, the State will assess the following liquidated damages:

Percent of Claims Accepted	Liquidated Damages Amount
93.0 - 97.9	$200
88.0 - 92.9	600
83.0 - 87.9	1,000
78.0 - 82.9	1,400
76.0 - 77.9	1,800
0 - 75.9	2,000

In addition, if the MCO’s non-compliance continues beyond one month, the State may multiply the amount of the liquidated damages by the number of months of continuing non-compliance. For example, if the MCO’s rate of acceptance of shadow claims is below 75 percent for three consecutive months, the State may assess liquidated damages for the third month of non-compliance in the amount of $6,000, or three times the monthly damage amount of $2,000.

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STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

•	Compliance with Back-end Edits: For each claim type submitted, 90 percent of those claims must pass the fiscal agent’s back-end edits with a paid status in a calendar month. For compliance levels below 90 percent, OMPP may require corrective action plans, or may assess liquidated damages based on the schedule below:

Percent of Details Accepted	Liquidated Damages Amount
85.0 - 89.9	$100
80.0 - 84.9	300
75.0 - 79.9	500
70.0 - 74.9	700
65.0 - 69.9	900
00.0 - 64.9	1,000

In addition, if the MCO’s non-compliance continues beyond one month, the State may multiply the amount of the liquidated damages by the number of months of continuing non-compliance. For example, if the MCO’s rate of acceptance of shadow claims is below 65 percent for three consecutive months, the State may assess liquidated damages for the third month of non-compliance in the amount of $3,000, or three times the monthly damage amount of $1,000.

8.2.3 Non-compliance with Reporting Requirements

The MCO Reporting Manual details the required formats, templates and submission instructions for the reports listed in this RFP. The State may assess liquidated damages of $200 for each business day past the date due when reports are not delivered complete, on time, and in the correct reporting formats, or submitted incorrectly.

If the MCO’s non-compliance to the reporting requirements impacts the State’s ability to monitor the MCO’s solvency, and the MCO’s financial position requires the State to transfer members to another health plan, the State will require the MCO to pay the difference between the capitation rates that would have been paid to the MCO and the actual rates being paid to the replacement health plan as a result of member transfer. In addition the MCO must pay any costs the State incurs to accomplish the transfer of members. Further, OMPP may withhold all capitation payments or require corrective action until satisfactory financial data is provided.

8.2.4 Non-compliance with Readiness Review Requirements

If the MCO does not satisfactorily pass the readiness review prior to 30 calendar days before scheduled member enrollment, member enrollment may be delayed, or the State may require other remedies, and the MCO will be responsible for any costs associated with the delay. In addition, OMPP may assess liquidated damages in the amount of $200 for each business day that the MCO delays submitting the readiness review responses past the expected dates due and may escalate the amount of liquidated damages based on the duration of the delay.

8.3 Performance Bonds

The MCO must provide a performance bond of standard commercial scope issued by a surety company registered with the IDOI, in the amount of $1,000,000, to guarantee:

•	Payment of the MCO’s obligations to providers, non-contracted providers, and non-providers

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•	Performance by the MCO of its obligations under (this) contract

The State reserves the right to increase the required bond amount if enrollment levels indicate the need to do so. In the event of a default by the MCO, the State must, in addition to any other remedies it may have under this contract, obtain payment under the Performance Bond for the purposes of the following:

•	Paying any damages sustained by providers, non-contracted providers and non-providers by reason of a breach of the MCO’s obligations under this contract

•	Reimbursing the State for any payments made by the State on behalf of the MCO

•	Reimbursing the State for any extraordinary administrative expenses incurred by reason of a breach of the MCO’s obligations under this contract, including, but not limited to, expenses incurred after termination of this contract for reasons other than the convenience of the State.

9.0 Termination Provisions

9.1 Contract Terminations

OMPP reserves the right to terminate this contract, in whole or in part, due to the failure of the MCO to comply with any term or condition of this contract, or failure to take corrective action as required by OMPP to comply with the terms of this contract. The contract between the parties may be terminated on the following basis listed below:

•	By mutual written agreement of the State and MCO.

•	By the MCO, subject to the remedies listed in this RFP.

•	By the State, in whole or in part, whenever the State determines that the MCO has failed to satisfactorily perform its contracted duties and responsibilities and is unable to cure such failure within 60 calendar days after receipt of a notice specifying those conditions.

•	By the State, in whole or in part, whenever, for any reason, the State determines that such termination is in the best interest of the State, with sufficient prior notice to the MCO.

•	By the State, in whole or in part, whenever funding from State, Federal, or other sources are withdrawn, reduced or limited, with sufficient prior notice to the MCO.

•	By the State, in whole or in part, whenever the State determines that the instability of the MCO’s financial conditions threatens delivery of Medicaid services and continued performance of MCO responsibilities.

The State will provide the MCO with a hearing prior to contract termination in accordance with 42 CFR 438.708. The notice of termination will include appeal rights.

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STATE/MCO CONTRACT

CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

9.1.1 Termination by the State

The State may terminate the contract, in whole or in part, whenever the State determines that the MCO or subcontractor has failed to satisfactorily perform its contracted duties and responsibilities and is unable to cure such failure within a reasonable period of time as specified in writing by the State, taking into consideration the gravity and nature of the default. Such termination must be referred to herein as “Termination for Default”.

Upon determination by the State that the MCO has failed to satisfactorily perform its contracted duties and responsibilities, the MCO must be notified in writing, by either certified or registered mail, of the failure and of the time period which has been established to cure such failure. If the MCO is unable to cure the failure within the specified time period, the State will notify the MCO that the contract, in full or in part, has been terminated for default.

If, after notice of termination for default, it is determined by the State or by a court of law that the MCO was not in default or that the MCO’s failure to perform or make progress in performance was due to causes beyond the control of, and without error or negligence on the part of, the MCO or any of its subcontractors, the notice of termination must be deemed to have been issued as a termination for the convenience of the State, and the rights and obligations of the parties must be governed accordingly.

In the event of termination for default, in full or in part, as provided under this clause, the State may procure, upon such terms and in such manner as is deemed appropriate by the State, supplies or services similar to those terminated, and the MCO must be liable for any costs for such similar supplies and services and all other damages allowed by law. In addition, the MCO must be liable to the State for administrative costs incurred to procure such similar supplies or services as are needed to continue operations.

In the event of a termination for default prior to the start of operations, any claim the MCO may assert must be governed by the procedures defined in this RFP.

In the event of a termination for default during ongoing operations, the MCO must be paid for any outstanding capitation payments due, less any assessed damages.

The rights and remedies of the State provided in this clause must not be exclusive and are in addition to any other rights and remedies provided by law or under the contract.

9.1.2 Termination for Financial Instability

OMPP may terminate the contract immediately upon the occurrence of any of the following events:

•	The MCO becomes financially unstable to the point of threatening the ability of the State to obtain the services provided for under the contract

•	The MCO ceases to conduct business in normal course

•	The MCO makes a general assignment for the benefit of creditors

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CONTRACT ATTACHMENT 1: MCO SCOPE OF WORK

•	The MCO suffers or permits the appointment of a receiver for its business or assets

The State may, at its option, immediately terminate this contract effective at the close of business on the date specified. In the event the State elects to terminate the contract under this provision, the MCO must be notified in writing, by either certified or registered mail, specifying the date of termination. The MCO must submit a written waiver of the MCO’s rights under the Federal bankruptcy laws. In the event of the filing of a petition in bankruptcy by or against a principal subcontractor, the MCO must immediately so advise the Contract Administrator as specified in the contract between the State and the MCO. The MCO must ensure that all tasks related to the subcontract are performed in accordance with the terms of this contract.

9.1.3 Termination for Failure to Disclose Records

The State may terminate the contract, in whole or in part, whenever the State determines that the MCO has failed to make available to any authorized representative of the State, any administrative, financial and medical records relating to the delivery of times or services for which State Medicaid and CHIP program dollars have been expended.

In the event that the State terminates the contract pursuant to this provision, the MCO must be notified in writing, either by certified or registered mail, either 60 calendar days prior to or such other reasonable period of time prior to the effective date, of the basis and extent of the termination. Termination must be effective as of the close of business on the date specified in the notice.

9.1.4 Termination by the MCO

The MCO must give advance written notice of termination, or intent not to renew, to the State a minimum of 180 calendar days prior to termination. The effective date of the termination must be the last day of the month in which the 180th day falls. Termination of the contract by the MCO is subject to liquidated damages listed in Section 9.4 of this RFP.

In the event of termination by the MCO, the MCO must submit within 10 days of the MCO’s notification to the State of its intent to terminate the contract, a written termination plan for the State’s approval, describing what actions it will take to address each of the issues detailed in Section 9.2 of this Attachment.

9.2 Termination Procedures

When termination is anticipated, OMPP will deliver to the MCO a Notice of Termination by certified or registered mail specifying the nature of the termination and the date upon which such termination becomes effective. Upon receipt of the Notice of Termination, the MCO must develop and submit a Termination Plan for OMPP’s approval that addresses all of the following requirements:

•	Stopping work under the contract, on the date and to the extent specified in the Notice of Termination.

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•	Placing no further orders or subcontracts for materials, services or facilities.

•	Notifying all of the MCO’s members regarding the date of termination and the process by which members will continue to receive medical care. OMPP must approve all member notification materials in advance of distribution.

•	Terminating all orders and subcontracts, to the extent that they relate to the performance of work terminated by the Notice of Termination.

•	Assigning activities to the State, in the manner and to the extent that they relate to the performance of work terminated by the Notice of Termination.

•	Assigning to the State, in the manner and to the extent directed, all of the rights, titles, and interests of the MCO under the orders or subcontracts so terminated.

•	With the approval of the State, settling outstanding liabilities and all claims arising out of such termination of orders and subcontracts.

•	Within 10 business days from the effective date of the termination, transferring title to the State of Indiana (to the extent that title has not already been transferred) and deliver, in the manner and to the extent directed, all data, other information and documentation, in any form that relates to the work terminated by the Notice of Termination.

•	Completing the performance of such part of work that has not been specified for termination by the Notice of Termination.

•	Taking such action as may be necessary, or as the State may direct, for the protection and preservation of the property related to the contract that is in the possession of the MCO and in which the State has or may acquire an interest.

9.3 MCO Responsibilities Upon Termination

Termination of the contract must not discharge the obligations of the MCO with respect to services or items furnished prior to termination, including retention of records and verification of overpayments or underpayments. Termination must not discharge the State’s payment obligations to the MCO or the MCO’s payment obligations to its subcontractors and providers. Upon termination of this contract, the MCO must:

•	Within ten days of Notice of Termination, provide a written termination plan for the State’s approval. The MCO will revise and resubmit the termination plan to the State on a regular basis, the frequency of which will be determined by the State.

•	As outlined and approved by the State in the written termination plan, assist the State in taking the necessary steps to ensure a smooth transition of Requested Services after receipt of the Notice of Termination.

•	Provide the State with all information deemed necessary by the State within 30 calendar days of the request.

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•	Be financially responsible for all claims with dates of service through the day of termination, including those submitted within established time limits after the day of termination.

•	Be responsible for submitting all shadow claims to the State for a period of time not less than fifteen months after termination.

•	Be financially responsible for hospitalized patients through the date of discharge or 31 calendar days after termination of the contract, whichever is earlier.

•	Be financially responsible for services rendered through the day of termination, for which payment is denied by the MCO and subsequently approved upon appeal by the provider.

•	Be financially responsible for member appeals of adverse decisions rendered by the MCO concerning treatment of services requested prior to termination which are subsequently upheld on behalf of the member at a State Fair Hearing or appeal proceeding.

•	Arrange for the orderly transfer of patient care and patient records to those providers who will assume care for the member. For those members in a course of treatment for which a change of providers could be harmful, the MCO must continue to provide services until that treatment is concluded or appropriate transfer of care can be arranged.

•	Notify all members about the contract termination and the process by which members will continue to receive medical care, at least 60 calendar days in advance of the effective date of termination. The MCO will be responsible for all expenses associated with member notification. OMPP must approve all member notification materials in advance of distribution.

•	Notify all providers about the contract termination and the process by which members will continue to receive medical care, at least 60 calendar days in advance of the effective date of termination. The MCO will be responsible for all expenses associated with provider notification. OMPP must approve all provider notification materials in advance of distribution.

•	Coordinate the continuation of care for members who are undergoing treatment for an acute condition.

9.4 Liquidated Damages

The MCO must acknowledge that any failure or unreasonable delay on its part in affecting a smooth transition will cause irreparable injury to the State, which may not be adequately compensable in damages. The MCO must acknowledge that the State has incurred substantial expenses in connection with the preparation and entry into this contract, including expenses relating to training staff, data collection and processing, actuarial determination of capitation rates, and ongoing changes to the State’s and fiscal agent’s management information systems. The MCO further acknowledges and agrees that in the event this contract is terminated prior to the end of the initial term or any renewal term, due to the actions of the MCO or due to the MCO’s failure to fully comply with the terms and conditions of this contract, the State will incur substantial additional expense in processing the disenrollment of all members and the related MIS

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changes, in effecting staffing changes, in procuring alternative health care arrangements for members, and in other areas unknown to the State at this time. The MCO accordingly must agree that the State may, in such event, seek and obtain injunctive relief, as well as liquidated damages.

The State may exercise its right obtain injunctive relief in through any or all of the following remedies discussed. The remedies available to the State under this Agreement include but are not limited to:

•	Obtaining payment under the Performance Bond

•	Assessing lump sum liquidated damages no greater than $50,000

•	Assessing additional liquidated damages equal to one percent of the maximum monthly capitation payment the MCO has received under the contract multiplied by the number of months of the contract term remaining after the effective date of termination

Payment of the Performance Bond is due within 10 calendar days of the date of termination. Payment of other liquidated damages is due within 30 calendar days from the date of termination.

9.5 Assignment of Terminating MCO’s Membership and Responsibilities

If the State terminates a contract, the State may assign the MCO’s membership and responsibilities to one or more other MCOs who also provide services to the Hoosier Healthwise population, subject to consent by the MCO that would gain the member enrollment. OMPP will develop a transition plan should it choose to terminate or not extend a contract with one or more MCOs providing services to Hoosier Healthwise members.

In the event that OMPP assigns members or responsibility to another MCO, during the final quarter of the contract, the MCO will work cooperatively with, and supply program information to, any subsequent MCOs. Both the program information and the working relationship among the MCOs will be defined by the State.

9.6 Refunds of Advanced Payments

The MCO must, within 30 calendar days of receipt, return any funds advanced for coverage of members for periods after the date of termination of the contract.

9.7 Termination Claims

If the contract is terminated under this section, the MCO must be entitled to be paid a prorated capitation amount, determined by the State based on available information, for the month in which notice of termination was received for the service days prior to the effective date of termination. The MCO must have the right of appeal, as Stated under the subsection on Disputes, of any such determination. The MCO will not be entitled to payment of any services performed after the effective date of termination.